UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AMERIGROUP Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of AMERIGROUP Corporation

(2)	Aggregate number of securities to which transaction applies:

57,170,417 shares of common stock, which consists of: (i) 48,785,211 shares of common stock issued and outstanding as of August 1, 2012 (including shares of restricted common stock) and restricted stock units outstanding as of August 1, 2012; (ii) 2,272,242 shares of common stock underlying options to purchase shares of common stock outstanding as of August 1, 2012; and (iii) 6,112,964 shares of common stock underlying warrants to purchase shares of common stock outstanding as of August 1, 2012

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00011460 by the underlying value of the transaction of $4,857,749,930, which has been calculated as the sum of: (a) the product of 48,785,211 issued and outstanding shares of common stock (including shares of restricted common stock) and restricted stock units outstanding as of August 1, 2012 and the merger consideration of $92.00 per share; plus (b) the product of: (i) 2,272,242 shares of common stock underlying options to purchase shares of common stock outstanding as of August 1, 2012, and (ii) the difference between $92.00 per share and the weighted-average exercise price of such options of $32.23 per share; plus (c) the product of: (i) 6,112,964 shares of common stock underlying warrants to purchase shares of common stock outstanding as of August 1, 2012, and (ii) the difference between $92.00 per share and the strike price of such warrants of $53.77 per share

(4)	Proposed maximum aggregate value of transaction:

$4,857,749,930

(5)	Total fee paid:

$556,698.14

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AUGUST 6, 2012

[                    ], 2012

Dear Stockholder:

AMERIGROUP Corporation (“Amerigroup”) and WellPoint, Inc. (“WellPoint”) have entered into an Agreement and Plan of Merger, dated as of July 9, 2012 (as it may be amended from time to time, the “merger agreement”), providing for the acquisition of Amerigroup by WellPoint. Pursuant to the terms of the merger agreement, an indirect wholly-owned subsidiary of WellPoint will be merged with and into Amerigroup, with Amerigroup surviving the merger as an indirect wholly-owned subsidiary of WellPoint (the “merger”).

If the merger is completed, Amerigroup stockholders will have the right to receive $92.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock, par value $0.01 per share, of Amerigroup (“Amerigroup common stock”) that they own immediately prior to the effective time of the merger.

We will hold a special meeting of our stockholders in connection with the proposed merger (the “special meeting”) on [                    ], 2012 at [            ], local time. At the special meeting, stockholders will be asked to vote on the proposal to adopt the merger agreement. The proposal to adopt the merger agreement will be approved if the holders of a majority of the outstanding shares of Amerigroup common stock entitled to vote at the special meeting vote to adopt the merger agreement.

We cannot complete the merger unless Amerigroup stockholders adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The Amerigroup board of directors has determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Amerigroup and its stockholders and has approved the merger agreement and the merger. After careful consideration, the Amerigroup board of directors recommends that Amerigroup stockholders vote “FOR” the proposal to adopt the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Amerigroup’s named executive officers by Amerigroup based on or otherwise relating to the merger. The Amerigroup board of directors recommends that Amerigroup stockholders vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

The obligations of Amerigroup and WellPoint to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Amerigroup, the special meeting, the merger agreement and the merger.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

James G. Carlson

Chairman, Chief Executive Officer and President

AMERIGROUP Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits of the merger agreement or the transactions contemplated thereby, which would include the merger, or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2012 and is first being mailed to Amerigroup stockholders on or about [                    ], 2012.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AUGUST 6, 2012

AMERIGROUP Corporation

4425 Corporation Lane

Virginia Beach, Virginia 23462

(757) 490-6900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                    ], 2012

Dear Stockholder:

On [                    ], [                    ], 2012, AMERIGROUP Corporation (“Amerigroup”) will hold a special meeting of stockholders in the Hargroves Conference Center located at the Amerigroup National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464. The meeting will begin at [            ], local time, and is being held for the following purposes:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 9, 2012, by and among WellPoint, Inc. (“WellPoint”), Amerigroup and WellPoint Merger Sub, Inc., an indirect wholly-owned subsidiary of WellPoint (as it may be amended from time to time, the “merger agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which an indirect wholly-owned subsidiary of WellPoint will be merged with and into Amerigroup, with Amerigroup surviving the merger as an indirect wholly-owned subsidiary of WellPoint (the “merger”);

•

to approve an adjournment of the special meeting of stockholders of Amerigroup (the “special meeting”), if necessary or appropriate in the view of the board of directors of Amerigroup (the “Amerigroup board of directors”), to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Amerigroup to its named executive officers that is based on or otherwise relates to the merger.

Only stockholders that owned our common stock at the close of business on [                    ], 2012 are entitled to notice of and may vote at this meeting. A list of our record stockholders will be available at our corporate headquarters located at 4425 Corporation Lane, Virginia Beach, Virginia 23462, during ordinary business hours for 10 days prior to the special meeting.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Amerigroup’s common stock, par value $0.01 per share (“Amerigroup common stock”), entitled to vote on the proposal. The Amerigroup board of directors recommends that Amerigroup stockholders vote “FOR” the proposal to adopt the merger agreement.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN, AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Amerigroup common stock as of the record date. All stockholders should also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read this proxy statement, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of Amerigroup common stock, please contact Amerigroup’s proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stanford, CT 06902

Call Toll-Free: (800) 607-0088

Call Collect: (203) 658-9400

By Order of the Board of Directors of AMERIGROUP Corporation,

Nicholas J. Pace
Executive Vice President, General Counsel and Secretary

Virginia Beach, Virginia

[                    ], 2012

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read the remainder of this proxy statement carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 108. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Amerigroup,” “we,” “us,” or “our” in this proxy statement refer to AMERIGROUP Corporation, a Delaware corporation; all references in this proxy statement to “WellPoint” refer to WellPoint, Inc., an Indiana corporation; all references to “Merger Sub” refer to WellPoint Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of WellPoint formed for the sole purpose of effecting the merger; all references to the “merger” refer to the merger of Merger Sub with and into Amerigroup with Amerigroup surviving as an indirect wholly-owned subsidiary of WellPoint; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 9, 2012, as it may be amended from time to time, by and among WellPoint, Amerigroup and Merger Sub, a copy of which is included as Annex A to this proxy statement. Amerigroup, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving company.”

The Companies

AMERIGROUP Corporation (see page 19)

Amerigroup is a multi-state managed healthcare company operating in the United States focused on persons who receive healthcare benefits through publicly funded healthcare programs, including Medicaid, Children’s Health Insurance Program, Medicaid expansion programs and Medicare Advantage. Amerigroup provides healthcare products through publicly funded programs in the states of Florida, Georgia, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, Tennessee, Texas, Virginia and Washington. Amerigroup expects to expand operations to Kansas in early 2013 as a result of a previously awarded state contract.

Amerigroup was incorporated in December 1994 in Delaware as AMERICAID Community Care. Amerigroup conducted its initial public offering in November 2001.

Shares of Amerigroup common stock are listed with, and trade on, the New York Stock Exchange, Inc. (the “NYSE”) under the symbol “AGP.”

Amerigroup’s principal executive offices are located at 4425 Corporation Lane, Virginia Beach, Virginia 23462; its telephone number is (757) 490-6900; and its Internet website address is www.amerigroup.com. The information provided on or accessible through Amerigroup’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

WellPoint, Inc. (see page 19)

WellPoint is one of the largest health benefits companies in terms of medical membership in the United States. WellPoint serves as the Blue Cross licensee for California and as the Blue Cross and Blue Shield licensee for: Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. WellPoint also serves its members throughout the country as UniCare and in certain Arizona, California and Nevada markets through its recently acquired subsidiary, CareMore Health Group, Inc. WellPoint also sells contact lenses, eyeglasses and other ocular products through its recently acquired 1-800 CONTACTS subsidiary.

WellPoint offers network-based managed care plans, including preferred provider organizations, health maintenance organizations, point-of-service plans, traditional indemnity plans, other hybrid plans, and hospital only and limited benefit products to the large and small employer, individual, Medicaid and senior markets. In addition, WellPoint provides a broad array of managed care services to self-funded customers, including claims processing, underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, disease management, wellness programs and other administrative services. WellPoint also provides an array of specialty products and services including life and disability insurance benefits, dental, vision, behavioral health benefit services, radiology benefit management, analytics-driven personal healthcare guidance and long-term care insurance. Finally, WellPoint provides services to the Federal Government in connection with the Federal Employee Program and various Medicare programs. WellPoint is also licensed to conduct insurance operations in all 50 states through its subsidiaries.

Shares of WellPoint’s common stock, par value $0.01 per share (“WellPoint common stock”), are listed with, and trade on, the NYSE under the symbol “WLP.”

The principal executive offices of WellPoint are located at 120 Monument Circle, Indianapolis, Indiana 46204; its telephone number is (317) 488-6000; and its Internet website address is www.wellpoint.com. The information provided on or accessible through WellPoint’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Merger Sub (see page 20)

Merger Sub, an indirect wholly-owned subsidiary of WellPoint, is a Delaware corporation that was formed on June 15, 2012 for the sole purpose of effecting the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Amerigroup, with Amerigroup surviving the merger as an indirect wholly-owned subsidiary of WellPoint.

The principal executive offices of Merger Sub are located at 120 Monument Circle, Indianapolis, Indiana 46204, and its telephone number is (317) 488-6000.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 76.

Form of the Merger (see page 76)

If the merger is completed, at the effective time of the merger, Merger Sub will be merged with and into Amerigroup. Amerigroup will survive the merger as an indirect wholly-owned subsidiary of WellPoint.

Merger Consideration (see page 76)

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Amerigroup stockholders will have the right to receive $92.00 in cash, without interest and less any applicable withholding taxes, for each share of Amerigroup common stock that they own immediately prior to the effective time of the merger.

Treatment of Amerigroup Equity Awards (see page 77)

At the effective time of the merger, each option to purchase shares of Amerigroup common stock granted under Amerigroup’s equity incentive compensation plans that is outstanding and that becomes or already is vested by its terms will be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of (i) the total number of shares of Amerigroup common stock subject to the option multiplied by (ii) the excess of $92.00 over the per share exercise price of the option (with the aggregate amount of such payment rounded down to the nearest cent).

Each option that as of the effective time is outstanding but unvested by its terms will be converted as of the effective time into a stock option to acquire a number of shares of WellPoint common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Amerigroup common stock subject to the option immediately prior to the effective time multiplied by (ii) the equity exchange ratio (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price applicable to the option immediately prior to the effective time divided by (y) the equity exchange ratio. The “equity exchange ratio” means $92.00 divided by the volume-weighted average price of WellPoint common stock on the NYSE for the five consecutive trading days ending on the last trading day preceding the closing date. The terms and conditions of any such converted options will otherwise remain the same as the terms and conditions applicable to the options under Amerigroup’s equity incentive compensation plans and the award agreements pursuant to which the options were granted (including vesting schedules, provided that such WellPoint options will immediately vest in full if the holder’s employment is terminated by WellPoint without “cause” or by the holder for “good reason” within two years following the effective time).

At the effective time of the merger, each restricted share of Amerigroup common stock and each restricted stock unit representing shares of Amerigroup common stock (collectively “other stock awards”) that is outstanding and that becomes or already is vested by its terms will be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of the total number of shares of Amerigroup common stock subject to the other stock award multiplied by $92.00. Each restricted stock award subject to performance-based vesting conditions that by its terms otherwise would not have vested by reason of consummation of the merger will be deemed vested as of the effective time of the merger at the target level of performance.

Each other stock award that as of the effective time is outstanding but unvested by its terms will be converted as of the effective time into an award in respect of a number of shares of WellPoint common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Amerigroup common stock subject to the award multiplied by (ii) the equity exchange ratio. The terms and conditions of any such converted other stock awards will otherwise remain the same as the terms and conditions applicable to the other stock awards under Amerigroup’s equity incentive compensation plans and the award agreements pursuant to which the other stock awards were granted (including vesting schedules, provided that the other stock awards as converted will immediately vest in full if the respective holder’s employment is terminated by WellPoint without “cause” or by the holder for “good reason” within two years following the effective time).

Recommendation of the Amerigroup Board of Directors (see page 47)

After careful consideration, the Amerigroup board of directors determined that the terms of the merger are advisable, fair to and in the best interests of Amerigroup and its stockholders and approved the merger agreement and the merger. Certain factors considered by the Amerigroup board of directors in reaching its decision to approve the merger agreement can be found in the section entitled “The Merger—Amerigroup’s Reasons for the Merger” beginning on page 42. The Amerigroup board of directors recommends that the stockholders vote:

•	FOR the proposal to adopt the merger agreement at the special meeting;

•

FOR the proposal to adjourn the special meeting, if necessary or appropriate in the view of the Amerigroup board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (the “adjournment proposal”); and

•

FOR the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Amerigroup to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinions of Financial Advisors (see page 47)

Goldman, Sachs & Co., referred to herein as “Goldman Sachs,” delivered its opinion to the board of directors of Amerigroup that, as of July 9, 2012 and based upon and subject to the factors and assumptions set forth therein, the $92.00 per share of Amerigroup common stock in cash to be paid to the holders (other than WellPoint and its affiliates) of shares of Amerigroup common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 9, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Amerigroup in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Amerigroup’s common stock should vote with respect to the merger or any other matter.

Amerigroup engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to pursuing a possible sale of the company. On July 8, 2012, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Amerigroup’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to Amerigroup’s stockholders is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of July 9, 2012, is attached as Annex C to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The summary of Barclays’ opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Interests of Amerigroup’s Directors and Executive Officers in the Merger (see page 65)

In considering the recommendation of the Amerigroup board of directors to adopt the merger agreement, Amerigroup stockholders should be aware that certain of its directors and executive officers have interests in the merger that are different from, or in addition to, those of Amerigroup stockholders generally. These interests are described in the section entitled “The Merger—Interests of Amerigroup’s Directors and Executive Officers in the Merger” beginning on page 65. The Amerigroup board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Amerigroup stockholders that the merger agreement be adopted. These interests include the following, among others:

•

each stock option held by executive officers generally will be converted into the right to receive an amount in cash equal to the excess of $92.00 over the stock option’s exercise price, with the exception of certain stock options to be granted later this year to certain executives that will be converted into WellPoint stock options and remain outstanding, subject to accelerated vesting on certain terminations of employment, on otherwise similar terms;

•

awards of restricted stock units and restricted stock held by executive officers generally will be converted into the right to receive $92.00 per underlying share, with the exception of certain restricted shares held by certain of the officers that will be converted into restricted shares of WellPoint stock and remain outstanding, subject to accelerated vesting on certain terminations of employment, on otherwise similar terms;

•

a pro rata portion of the restricted stock awards granted to directors at this year’s annual meeting will vest upon the closing of the merger, based on the number of days that have elapsed between the date of grant and the closing date, up to 365, divided by 365;

•

certain of the executive officers are covered by Amerigroup’s Change in Control Benefit Policy, which provides for severance payments upon a qualifying termination of employment within two years following, and the accelerated payment of certain annual bonus and long-term cash incentive award payments upon, a change in control of Amerigroup, such as the merger;

•

certain executive officers (Messrs. Carlson, Truess and Zoretic) have entered into new employment arrangements with WellPoint that will become effective upon the closing of the merger, and while they generally have waived eligibility for severance payments under the Change in Control Benefit Policy by reason of the merger, they would remain covered by the policy’s excise tax gross-up provision, remain eligible for payment in respect of annual bonus and long-term cash incentive programs, and be eligible for severance under their employment arrangements that is not less than what their entitlement presently would be under the policy;

•

WellPoint has agreed to grant the three executive officers who have entered into new employment arrangements a certain number of WellPoint restricted stock units following the closing of the merger; and

•	the directors and executive officers will receive an accelerated distribution of their deferred compensation account balances, which amounts are already fully vested.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders (see page 102)

The exchange of shares of Amerigroup common stock for cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of Amerigroup common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” beginning on page 102 for a more detailed discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Regulatory Clearances and Approvals Required for the Merger (see page 74)

HSR Act and Antitrust. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents WellPoint and Amerigroup from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. On July 23, 2012, WellPoint and Amerigroup filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. Consequently, the required waiting period will expire on August 22, 2012, unless earlier terminated or the FTC or DOJ extends that period by issuing a request for additional information and documentary material (“second request”) to the parties. A second request extends the waiting period until 30 days after both parties have substantially complied with the second request, unless the waiting period is terminated earlier.

Other Regulatory Matters. Pursuant to the insurance laws and, in some instances, the healthcare laws of Florida, Georgia, Kansas, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, Tennessee, Texas, Virginia and Washington, applicable state regulatory authorities must approve WellPoint’s acquisition of control of Amerigroup’s health maintenance organization and insurance companies. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page 74 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 93.

Although we expect that all required antitrust and regulatory clearances and approvals will be obtained, we cannot assure you that these clearances and approvals will be timely obtained or obtained at all or that the granting of these clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger

We expect to complete the merger during the first quarter of 2013. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to Completion of the Merger (see page 93)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Amerigroup common stock;

•

absence of (i) any injunction prohibiting, or law or order preventing or prohibiting, consummation of the merger and (ii) any action or proceeding seeking to enjoin, restrain or prohibit consummation of the merger;

•	early termination or expiration of the HSR Act waiting period;

•	receipt of certain insurance and healthcare related regulatory clearances and approvals;

•	accuracy of all representations and warranties made by the other party in the merger agreement (subject generally to a material adverse effect standard); and

•	performance in all material respects by the other party of its obligations under the merger agreement.

No Solicitation of Proposals for Alternative Transactions (see page 86)

Subject to certain exceptions, the merger agreement prohibits Amerigroup from, among other things, (i) soliciting, initiating or knowingly encouraging or knowingly facilitating or furnishing nonpublic information in furtherance of any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any proposal with respect to an alternative transaction, or (ii) engaging in any negotiations or discussions regarding any alternative transaction. Amerigroup may, however, prior to the adoption of the merger agreement by Amerigroup stockholders and upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in negotiations or discussions with a third party who makes an unsolicited written superior proposal (as defined in the merger agreement), or an unsolicited written acquisition proposal which is reasonably likely to lead to a superior proposal, if the Amerigroup board of directors reasonably determines in good faith after consultation with outside counsel that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to Amerigroup’s stockholders under applicable law.

Changes in Board Recommendation (see page 86)

Prior to adoption of the merger agreement by Amerigroup stockholders, the Amerigroup board of directors may, upon receipt of a superior proposal and in certain other circumstances, change its recommendation that the Amerigroup stockholders adopt the merger agreement and/or terminate the merger agreement, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving WellPoint the opportunity to propose changes to the merger agreement in response to a proposal for an alternative transaction or other events or developments. If the Amerigroup board of directors changes its recommendation with respect to the merger agreement, WellPoint may terminate the merger agreement.

Termination of the Merger Agreement (see page 94)

WellPoint, Merger Sub and Amerigroup may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may also terminate the merger agreement if:

•

the merger has not been completed on or before June 9, 2013 (the “initial outside date”); provided that if on the initial outside date all closing conditions have been waived or satisfied (or are otherwise capable of being satisfied on the initial outside date), other than (a) the absence of (i) any temporary restraining order or preliminary or permanent injunction, applicable law or other order by any federal or state court or other tribunal or governmental entity of competent jurisdiction preventing consummation of the merger and (ii) any action or proceeding (which remains pending at what would otherwise be the closing date) before any U.S. court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the merger or (b) expiration or termination of the HSR Act waiting period (and any extensions thereof) and receipt of requisite healthcare regulatory approvals, then either WellPoint or Amerigroup may extend the initial outside date to September 9, 2013 (the “outside date”); provided further that such right to extend the initial outside date or terminate the merger agreement will not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger on or before the initial outside date or the outside date or (ii) the failure of the closing to occur by the initial outside date or the outside date;

•	if Amerigroup stockholder approval is not obtained upon a vote taken thereon at the Amerigroup special meeting or any adjournment or postponement thereof;

•

a court or other governmental entity of competent jurisdiction has issued a final and nonappealable order or ruling or taken any other final and nonappealable action restraining, enjoining or otherwise prohibiting the merger; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to vacate, lift, reverse, overturn, settle or resolve such order or action; or

•

if the other party has breached any of its representations and warranties or failed to perform any of its covenants or any of its representations and warranties have become untrue after the date of the merger agreement, which breach or untrue representation or warranty (i) would, individually or in the aggregate, give rise to the failure of the closing conditions relating to the accuracy of such party’s representations or compliance by such party with its covenants or obligations under the merger agreement and (ii) such breach is incapable of being cured prior to the closing date or is not cured within 45 days following written notice of such breach.

The merger agreement may also be terminated by WellPoint if prior to obtaining Amerigroup stockholder approval, the Amerigroup board of directors has effected a recommendation withdrawal.

The merger agreement may also be terminated by Amerigroup in order to enter into an agreement for an alternative transaction that constitutes a superior proposal, see “The Merger Agreement—No Solicitation of Proposals for an Alternative Transaction; Changes in Board Recommendation.”

See the section entitled “The Merger Agreement—Termination of the Merger Agreement” on page 94 for a more complete discussion of the rights of each of WellPoint and Amerigroup to terminate the merger agreement.

Expenses and Termination Fee (see page 95)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Amerigroup may be required to pay to WellPoint a termination fee of $146,000,000 (or $73,000,000 in certain circumstances). See the section entitled “The Merger Agreement—Expenses and Termination Fee; Effect of Termination” beginning on page 95 for a discussion of the circumstances under which such a termination fee will be required to be paid.

Specific Performance (see page 96)

The merger agreement provides that, except when the merger agreement is terminated in accordance with its termination provisions, the parties will be entitled to an injunction to prevent breaches or threatened breaches of the merger agreement, to specifically enforce the terms and provisions of the merger agreement and any other agreement or instrument executed in connection with the merger agreement, including the right of Amerigroup to cause WellPoint and Merger Sub to seek to enforce the terms of the financing against the lenders to the fullest extent permitted pursuant to the terms of the financing and applicable law, and to thereafter (subject to the satisfaction or waiver of certain closing conditions) cause the merger to be consummated.

Financing of the Merger (see page 91)

The merger agreement is not subject to a financing condition. Credit Suisse AG and Credit Suisse Securities (USA) LLC (together, “Credit Suisse”) and certain other lenders (together with Credit Suisse, collectively, the “Bridge Lenders”) committed to provide WellPoint a senior unsecured bridge term loan facility in an aggregate amount of up to $3 billion, which may be used to pay a portion of the aggregate consideration to be paid to Amerigroup stockholders pursuant to the merger agreement to the extent that WellPoint does not issue equity or debt, or obtain alternative financing, in lieu of such bridge financing at or prior to the closing of the merger. WellPoint has advised us that it entered into definitive documentation with the Bridge Lenders in respect of its senior unsecured bridge term loan facility on July 30, 2012.

Appraisal Rights (see page 104)

Under the General Corporation Law of the State of Delaware (the “DGCL”), Amerigroup stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any

Amerigroup stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Amerigroup prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

The Special Meeting (see page 21)

The special meeting of Amerigroup stockholders is scheduled to be held in the Hargroves Conference Center located at the Amerigroup National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464 on [                    ], 2012 at [            ], local time. The special meeting is being held in order to consider and vote on the following proposals:

•	to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 25 and 76, respectively;

•

to approve an adjournment of the special meeting, if necessary or appropriate in the view of the Amerigroup board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Amerigroup to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 71.

Only holders of record of Amerigroup common stock at the close of business on [                    ], 2012, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [            ] shares of Amerigroup common stock were issued and outstanding, approximately [    ]% of which were held by Amerigroup’s directors and executive officers. We currently expect that Amerigroup’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although no director or executive officer has entered into any agreement obligating such person to do so.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of Amerigroup common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Amerigroup to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

You may cast one vote for each share of Amerigroup common stock you own at the close of business on the record date. The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Amerigroup common stock entitled to vote on the proposal. The adjournment proposal and the non-binding, advisory vote on the named executive officer merger-related compensation proposal each requires the affirmative vote of holders of a majority of the shares of Amerigroup common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal.

Delisting and Deregistration of Shares of Amerigroup Common Stock (see page 75)

Upon completion of the merger, shares of Amerigroup common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Prices of Amerigroup Common Stock (see page 98)

The merger consideration of $92.00 per share represents a 43% premium over $64.34, the closing price per share of Amerigroup common stock on July 6, 2012, the last trading day before the public announcement of the merger agreement. The closing price of Amerigroup common stock on the NYSE on [                    ], 2012, was $[        ] per share. You are encouraged to obtain current market prices of Amerigroup common stock in connection with voting your shares of Amerigroup common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Amerigroup, may have regarding the merger and the special meeting and the answers to those questions. Amerigroup urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement.

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the adoption of the merger agreement;

•

the approval of an adjournment of the special meeting, if necessary or appropriate in the view of the Amerigroup board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

the approval, on a non-binding, advisory basis, of certain compensation that will or may become payable by Amerigroup to its named executive officers that is based on or otherwise relates to the merger.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, Amerigroup stockholders will have the right to receive $92.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Amerigroup common stock that they own immediately prior to the effective time of the merger.

Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The board recommends that you vote as follows:

•	FOR the adoption of the merger agreement;

•

FOR the approval of an adjournment of the special meeting, if necessary or appropriate, in the view of the Amerigroup board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

FOR the approval, on a non-binding, advisory basis, of certain compensation that will or may become payable by Amerigroup to its named executive officers that is based on or otherwise relates to the merger.

Q:	WHAT IS THE VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:	The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Amerigroup common stock.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:	The adjournment proposal and the named executive officer merger-related compensation proposal each require the affirmative vote of holders of a majority of the shares of Amerigroup common stock entitled to vote on the proposal that are present or represented by proxy at the special meeting.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS INSTEAD OF RECEIVING MERGER CONSIDERATION?

A:	Under the DGCL, Amerigroup stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Amerigroup stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Amerigroup prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

Q:	DO YOU EXPECT THE MERGER TO BE TAXABLE TO AMERIGROUP STOCKHOLDERS?

A:	The exchange of shares of Amerigroup common stock for cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of Amerigroup common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” beginning on page 102 for a more detailed discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	WHO MAY ATTEND THE SPECIAL MEETING?

A:	Stockholders of record as of the close of business on [ ], 2012, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Amerigroup common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Amerigroup common stock authorizing you to vote at the special meeting. We intend to limit attendance to stockholders as of the record date. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at [ ], local time.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:

Only holders of record of Amerigroup common stock at the close of business on [                    ], 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [            ] shares of Amerigroup common stock were issued and outstanding, approximately [    ]% of which were held by

Amerigroup’s directors and executive officers. We currently expect that Amerigroup’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although no director or executive officer has entered into any agreement obligating such person to do so.

You may cast one vote for each share of Amerigroup common stock you own at the close of business on the record date.

Q:	WHO IS SOLICITING MY VOTE?

A:	The Amerigroup board of directors is soliciting your proxy, and Amerigroup will bear the cost of soliciting proxies. Morrow & Co., LLC has been retained to assist with the solicitation of proxies. Morrow & Co., LLC will be paid approximately $20,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Amerigroup common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow & Co., LLC or by certain of Amerigroup’s directors, officers, and employees, without additional compensation.

Q:	WHAT DO I NEED TO DO NOW?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the Annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:	If you are a record holder of Amerigroup common stock (a “registered stockholder”), you may vote in person at the special meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although Amerigroup offers four different voting methods, Amerigroup encourages you to vote through the Internet as Amerigroup believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Amerigroup meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and mail it to the address indicated on the Proxy Card.

If you return your signed Proxy Card without indicating how you want your shares of Amerigroup common stock to be voted with regard to a particular proposal, your shares of Amerigroup common stock will be voted in favor of each such proposal. Proxy Cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	HOW CAN I REVOKE MY PROXY?

You have the right to revoke your proxy at any time before the special meeting by:

•	submitting a written notice of revocation to our Secretary at 4425 Corporation Lane, Virginia Beach, Virginia 23462;

•	submitting a later-dated Proxy Card;

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy that you have previously given;

•	submitting another vote by telephone or over the Internet; or

•	if applicable, submitting new voting instructions to your broker, bank or other nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your later-dated Proxy Card to the Secretary of Amerigroup, no later than the beginning of the special meeting.

If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 4425 Corporation Lane, Virginia Beach, Virginia 23462.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If you are a beneficial owner of Amerigroup common stock and your shares are held by your broker, bank or other nominee, often referred to as held in street name, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	DO I NEED TO DO ANYTHING WITH MY AMERIGROUP COMMON STOCK CERTIFICATES NOW?

A:	No. After the merger is completed, if you hold certificates representing shares of Amerigroup common stock prior to the merger, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Amerigroup common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the paying agent in accordance with the merger agreement, you will receive the merger consideration.

Q:	WHEN IS THE PROPOSED MERGER EXPECTED TO BE CONSUMMATED?

A:	We expect to complete the merger during the first quarter of 2013.

Q:	WHAT CONSTITUTES A “QUORUM”?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of Amerigroup common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Amerigroup to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the special meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the merger agreement, the adjournment proposal or the named executive officer merger-related compensation proposal, your abstention will have the same effect as a vote against that proposal.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET OR IN PERSON?

A:	If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone, over the Internet or in person, your shares will not be voted at the special meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219 or by telephone at (800) 937-5449 (domestic) or (718) 921-8200 (international). If you are a beneficial owner and your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion only on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. If a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares, then a “broker non-vote” will occur.

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	Broker non-votes will be counted for the purpose of determining the presence of a quorum. Because under the DGCL the adoption of the merger agreement requires the affirmative vote of holders of a majority of outstanding shares of common stock, broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger-related compensation proposal, broker non-votes will have no effect on the outcome.

Q:	WHO WILL COUNT THE VOTES?

A:	The votes will be counted by the inspector of election appointed for the special meeting.

Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:	If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. The special meeting will not be broadcasted telephonically or over the Internet.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A:	Amerigroup intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) following the special meeting. All reports Amerigroup files with the SEC are publicly available when filed.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:	If the merger agreement is not adopted by Amerigroup stockholders or if the merger is not consummated for any other reason, Amerigroup stockholders will not receive any payment for their shares of Amerigroup common stock in connection with the merger. Instead, Amerigroup will remain an independent public company, and shares of Amerigroup common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Amerigroup may be required to pay to WellPoint a termination fee of $146,000,000 (or $73,000,000 in certain circumstances). See the section entitled “The Merger Agreement—Expenses and Termination Fees; Effect of Termination” beginning on page 95 for a discussion of the circumstances under which such a termination fee will be required to be paid.

Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT AMERIGROUP?

A:	Amerigroup will provide copies of this proxy statement and its 2011 Annual Report to Stockholders, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2011, without charge to any stockholder who makes a written request to our Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. Amerigroup’s Annual Report on Form 10-K, as amended, and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of Amerigroup’s website at www.amerigroup.com. Amerigroup’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Amerigroup and some brokers may be householding Amerigroup’s proxy materials by delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Amerigroup that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent under Section 233 of the DGCL. If at any time you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Amerigroup if you are a stockholder of record. You can notify Amerigroup by sending a written request to our Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462, or by calling our Secretary at (757) 490-6900. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Morrow & Co., LLC

470 West Avenue

Stanford, CT 06902

Call Toll-Free: (800) 607-0088

Call Collect: (203) 658-9400

or

AMERIGROUP Corporation

4425 Corporation Lane

Virginia Beach, Virginia 23462

(757) 490-6900

Attn: Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “should”, “estimates”, “intends”, “plans” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•	the failure to receive, on a timely basis or otherwise, the required approvals by Amerigroup’s stockholders and government or regulatory agencies;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	Amerigroup’s and WellPoint’s ability to consummate the merger;

•	the failure by WellPoint to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger;

•	operating costs and business disruption may be greater than expected;

•	the ability of Amerigroup to retain and hire key personnel and maintain relationships with providers or other business partners pending the consummation of the transaction; and

•

the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which Amerigroup and WellPoint operate, as detailed from time to time in each of Amerigroup’s and WellPoint’s reports filed with the SEC.

There can be no assurance that the proposed transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in Amerigroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and Item 1.A in Amerigroup’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as amended. Amerigroup cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Amerigroup or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Amerigroup undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE COMPANIES

AMERIGROUP Corporation

Amerigroup is a multi-state managed healthcare company operating in the United States focused on persons who receive healthcare benefits through publicly funded healthcare programs, including Medicaid, Children’s Health Insurance Program, Medicaid expansion programs and Medicare Advantage. Amerigroup provides healthcare products through publicly funded programs in the states of Florida, Georgia, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, Tennessee, Texas, Virginia and Washington. Amerigroup expects to expand operations to Kansas in early 2013 as a result of a previously awarded state contract.

Amerigroup was incorporated in December 1994 in Delaware as AMERICAID Community Care. Amerigroup conducted its initial public offering in November 2001.

Shares of Amerigroup common stock are listed with, and trade on, the NYSE under the symbol “AGP.”

Amerigroup’s principal executive offices are located at 4425 Corporation Lane, Virginia Beach, Virginia 23462; its telephone number is (757) 490-6900; and its Internet website address is www.amerigroup.com. The information provided on or accessible through Amerigroup’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Additional information about Amerigroup is included in documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page 108.

WellPoint, Inc.

WellPoint is one of the largest health benefits companies in terms of medical membership in the United States. WellPoint serves as the Blue Cross licensee for California and as the Blue Cross and Blue Shield licensee for: Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. WellPoint also serves its members throughout the country as UniCare and in certain Arizona, California and Nevada markets through its recently acquired subsidiary, CareMore Health Group, Inc. WellPoint also sells contact lenses, eyeglasses and other ocular products through its recently acquired 1-800 CONTACTS subsidiary.

WellPoint offers network-based managed care plans, including preferred provider organizations, health maintenance organizations, point-of-service plans, traditional indemnity plans, other hybrid plans, and hospital only and limited benefit products to the large and small employer, individual, Medicaid and senior markets. In addition, WellPoint provides a broad array of managed care services to self-funded customers, including claims processing, underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, disease management, wellness programs and other administrative services. WellPoint also provides an array of specialty products and services including life and disability insurance benefits, dental, vision, behavioral health benefit services, radiology benefit management, analytics-driven personal healthcare guidance and long-term care insurance. Finally, WellPoint provides services to the Federal Government in connection with the Federal Employee Program and various Medicare programs. WellPoint is also licensed to conduct insurance operations in all 50 states through its subsidiaries.

Shares of WellPoint’s common stock are listed with, and trade on, the NYSE under the symbol “WLP.”

The principal executive offices of WellPoint are located at 120 Monument Circle, Indianapolis, Indiana 46204; its telephone number is (317) 488-6000; and its Internet website address is www.wellpoint.com. The information provided on or accessible through WellPoint’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Merger Sub

Merger Sub, an indirect wholly-owned subsidiary of WellPoint, is a Delaware corporation that was formed on June 15, 2012 for the sole purpose of effecting the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Amerigroup, with Amerigroup surviving the merger as an indirect wholly-owned subsidiary of WellPoint.

The principal executive offices of Merger Sub are located at 120 Monument Circle, Indianapolis, Indiana 46204, and its telephone number is (317) 488-6000.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of Amerigroup as part of a solicitation of proxies by the Amerigroup board of directors for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of Amerigroup with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held in the Hargroves Conference Center located at the Amerigroup National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464 on [                    ], 2012 at [        ], local time.

Purpose of the Special Meeting

At the special meeting, Amerigroup stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 25 and 76, respectively;

•

to approve an adjournment of the special meeting, if necessary or appropriate in the view of the Amerigroup board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation that will or may become payable by Amerigroup to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 71.

Recommendation of the Amerigroup Board of Directors

After careful consideration, the Amerigroup board of directors determined that the terms of the merger are advisable, fair to and in the best interests of Amerigroup and its stockholders and approved the merger agreement and the merger. Certain factors considered by the Amerigroup board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger—Amerigroup’s Reasons for the Merger” beginning on page 42.

The Amerigroup board of directors recommends that the Amerigroup stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of Amerigroup common stock at the close of business on [                    ], 2012, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [            ] shares of Amerigroup common stock were issued and outstanding and held by [    ] holders of record.

Holders of record of Amerigroup common stock are entitled to one vote for each share of Amerigroup common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Amerigroup to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Required Vote

The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Amerigroup common stock. The adjournment proposal and the named executive officer merger-related compensation proposal each require the affirmative vote of holders of a majority of the shares of Amerigroup common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Failure to Vote, Abstentions and Broker Non-Votes

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal.

If you attend the special meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the merger agreement, the adjournment proposal or the named executive officer merger-related compensation proposal, your abstention will have the same effect as a vote against that proposal.

Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal. Because under the DGCL the adoption of the merger agreement requires the affirmative vote of holders of a majority of outstanding shares of common stock, broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger-related compensation proposal, broker non-votes will have no effect on the outcome.

Voting by Amerigroup’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Amerigroup and their affiliates were entitled to vote [            ] shares of Amerigroup common stock, or approximately [    ]% of the shares of Amerigroup common stock outstanding on that date. We currently expect that Amerigroup’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although none of them has entered into any agreement obligating them to do so.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of Amerigroup common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of Amerigroup common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although Amerigroup offers four different voting methods, Amerigroup encourages you to vote through the Internet as Amerigroup believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Amerigroup meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and mail it to the address indicated on the Proxy Card.

If you return your signed Proxy Card without indicating how you want your shares of Amerigroup common stock to be voted with regard to a particular proposal, your shares of Amerigroup common stock will be voted in favor of each such proposal. Proxy Cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. If you do not issue voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares on any of the proposals. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies

You have the right to revoke your proxy at any time before the special meeting by:

•	submitting a written notice of revocation to our Secretary at 4425 Corporation Lane, Virginia Beach, Virginia 23462;

•	submitting a later-dated Proxy Card;

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy that you have previously given;

•	submitting another vote by telephone or over the Internet; or

•	if applicable, submitting new voting instructions to your broker, bank or other nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your later-dated Proxy Card to the Secretary of Amerigroup, no later than the beginning of the special meeting.

If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 4425 Corporation Lane, Virginia Beach, Virginia 23462.

Shares Held in Name of Broker (Street Name)

If your shares are held by your broker, bank or other nominee, often referred to as held in street name, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Tabulation of Votes

The votes will be counted by the inspector of election appointed for the special meeting.

Solicitation of Proxies

The Amerigroup board of directors is soliciting your proxy, and Amerigroup will bear the cost of soliciting proxies. Morrow & Co., LLC has been retained to assist with the solicitation of proxies. Morrow & Co., LLC will be paid approximately $20,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Amerigroup common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow & Co., LLC or by certain of Amerigroup’s directors, officers, and employees, without additional compensation.

Adjournment

In addition to the proposal to adopt the merger agreement and the named executive officer merger-related compensation proposal, Amerigroup stockholders are also being asked to approve a proposal that will give the Amerigroup board of directors authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the Amerigroup board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The Amerigroup board of directors recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing Amerigroup common stock with the Proxy Card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Amerigroup common stock for the merger consideration.

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Amerigroup, with Amerigroup surviving the merger as an indirect wholly-owned subsidiary of WellPoint.

At the effective time of the merger, each option to purchase shares of Amerigroup common stock granted under Amerigroup’s equity incentive compensation plans that is outstanding and that becomes or already is vested by its terms will be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of (i) the total number of shares of Amerigroup common stock subject to the option multiplied by (ii) the excess of $92.00 over the per share exercise price of the option (with the aggregate amount of such payment rounded down to the nearest cent).

Each option that as of the effective time is outstanding but unvested by its terms will be converted as of the effective time into a stock option to acquire a number of shares of WellPoint common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Amerigroup common stock subject to the option immediately prior to the effective time multiplied by (ii) the equity exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price applicable to the option immediately prior to the effective time divided by (y) the equity exchange ratio. The terms and conditions of any such converted options will otherwise remain the same as the terms and conditions applicable to the options under Amerigroup’s equity incentive compensation plans and the award agreements pursuant to which the options were granted (including vesting schedules, provided that such WellPoint options will immediately vest in full if the holder’s employment is terminated by WellPoint without “cause” or by the holder for “good reason” within two years following the effective time).

At the effective time of the merger, each restricted share of Amerigroup common stock and each restricted stock unit representing shares of Amerigroup common stock (collectively “other stock awards”) that is outstanding and that becomes or already is vested by its terms will be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of the total number of shares of Amerigroup common stock subject to the other stock award multiplied by $92.00. Each restricted stock award subject to performance-based vesting conditions that by its terms otherwise would not have vested by reason of consummation of the merger will be deemed vested as of the effective time of the merger at the target level of performance.

Each other stock award that as of the effective time is outstanding but unvested by its terms will be converted as of the effective time into an award in respect of a number of shares of WellPoint common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Amerigroup common stock subject to the award multiplied by (ii) the equity exchange ratio. The terms and conditions of any such converted other stock awards will otherwise remain the same as the terms and conditions applicable to the other stock awards under Amerigroup’s equity incentive compensation plans and the award agreements pursuant to which the other stock awards were granted (including vesting schedules, provided that the other stock awards as converted will immediately vest in full if the respective holder’s employment is terminated by WellPoint without “cause” or by the holder for “good reason” within two years following the effective time).

Background of the Merger

As part of the ongoing evaluation of Amerigroup’s business, members of Amerigroup’s senior management and Amerigroup’s board of directors periodically review and assess the company’s operations, financial performance, industry conditions and related regulatory developments as they may each impact the company’s long-term strategic goals and plans, including a review of potential opportunities to maximize stockholder value through business combinations, acquisitions, and other financial and strategic alternatives. Strategic alternatives considered by Amerigroup have included, among other things, potential business combinations, the sale of the company, potential acquisitions, greater expansion into the Medicare managed care sector and potential partnerships with other companies to provide services to dual eligible beneficiaries (persons who are eligible for both Medicare and Medicaid benefits).

During 2010 there was a marked increase in the volume of potential business opportunities in the Medicaid managed care industry as many states indicated their potential desire to expand the volume of Medicaid beneficiaries enrolled with managed care companies. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (the “Affordable Care Act”). Concurrent with these developments, in light of the general economic climate, many states continued to face acute fiscal challenges that placed ongoing pressure on their ability to fund premium rates that would be attractive to managed care companies.

Amerigroup’s senior management and its board of directors have considered potential opportunities to maximize stockholder value in light of the risks and strategic opportunities for the company in this environment. Such risks include, among others, potential efforts by Congress to repeal all or a portion of the Affordable Care Act; the effect of the outcome of the 2012 presidential election on the Affordable Care Act; legal challenges to the Affordable Care Act; and the excise tax on premium revenues scheduled to take effect in 2014. Such opportunities include, among others, the dual eligibles demonstration projects and Medicaid expansion created by the Affordable Care Act; the establishment of state health insurance exchanges, which are scheduled to take effect in 2014; and a growth pipeline for the industry that Amerigroup believes could exceed $40 billion in future Medicaid “Requests for Proposal” from various states.

As part of its ongoing evaluation of Amerigroup’s business and potential strategic alternatives, Amerigroup’s senior management and board of directors have also considered and actively discussed several industry trends and their potential impact on Amerigroup’s business and operations, including, among others: general economic conditions; Amerigroup’s concentration on Medicaid beneficiaries and its capabilities to compete effectively with larger diversified managed care companies with greater financial resources to serve dual eligible beneficiaries, offer products in emerging health exchanges and pursue other opportunities; increasing applicability of medical loss ratio floors which could serve to lower profitability; its ability to successfully identify, execute on and integrate acquisition targets to supplement its membership growth and diversify its business; its concern that its peer competitors could experience poor financial performance thereby impacting Amerigroup’s stock price; and its ability to respond to new regulatory directives. In addition, Amerigroup’s senior management and board of directors discussed from time to time their belief that there would be significant consolidation in the managed care industry and the Affordable Care Act would likely lead managed care companies to have an interest in an acquisition of, or business combination with, Amerigroup and other companies engaged in the Medicaid managed care business, which belief has been reinforced by the recent trend of consolidation in the Medicare managed care sector.

On February 9, 2012, Amerigroup’s chairman of the board, chief executive officer and president, James G. Carlson, met with the chief executive officer of Company D (“Company D”) in Reston, Virginia. The meeting was requested by Company D’s chief executive officer in December 2011 as an opportunity to discuss industry trends and regulatory developments. The parties discussed, among other things, the current managed care industry environment, the effect of the recession on state health care budgets, the implications of health care reform and the then-pending United States Supreme Court case regarding the Affordable Care Act, opportunities to serve dual eligible beneficiaries and industry consolidation. At this meeting, Company D’s chief executive officer stated to Mr. Carlson that if Amerigroup were to consider a sale of the company or other business combination transaction, Company D would be interested in exploring a transaction with Amerigroup. Company D’s chief executive officer did not, however, make any proposal regarding price, terms or timing of a potential transaction.

On February 10, 2012, Mr. Carlson updated the board on his discussions with the chief executive officer of Company D.

On February 16, 2012, Mr. Carlson informed the board that he would schedule a special meeting of the board so that the board could discuss in greater detail his discussions with the chief executive officer of Company D and discuss with representatives of Goldman Sachs and the company’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden “), the considerations relating to exploring a potential strategic transaction involving the company.

On February 20, 2012, Mr. Carlson received a letter from Company D’s chief executive officer following up on several items discussed by Mr. Carlson and Company D’s chief executive officer at their February 9, 2012 meeting. This letter included a presentation regarding Company D and a brochure describing efforts to optimize the corporate culture at Company D. Mr. Carlson responded by letter on February 22, 2012 and included materials regarding Amerigroup’s corporate culture.

On March 3, 2012, a special meeting of Amerigroup’s board of directors was held in Richmond, Virginia. In addition to the board, members of Amerigroup senior management and representatives of Goldman Sachs and Skadden attended the meeting. Mr. Carlson discussed the February 9, 2012 meeting he had with Company D’s chief executive officer and the related follow-up letter. Mr. Carlson also informed Amerigroup’s board of directors that the chief executive officers of two companies, Company E (“Company E”) and Company F (“Company F”), respectively, had contacted him and requested meetings so that they could become acquainted with Mr. Carlson and discuss industry trends, and that such meetings had been scheduled for the second week of March. Mr. Carlson and Amerigroup’s executive vice president and chief financial officer, James W. Truess, discussed with the members of the board various considerations relating to a potential sale or merger of Amerigroup and the considerations relating to remaining an independent company and executing Amerigroup’s current business plan. The board of directors, members of Amerigroup senior management and representatives of Goldman Sachs also discussed the potential for increased consolidation in the managed care field generally and in the Medicaid sector in particular.

The board of directors then excused representatives of Goldman Sachs from the meeting, after which Mr. Carlson informed the board that, in the event discussions with Company D, Company E, Company F or another party reached a point where Amerigroup would need to engage a financial advisor, management would recommend to the board engaging Goldman Sachs. Mr. Carlson reported that this view was based on Goldman Sachs’ longstanding relationship with Amerigroup and involvement in certain prior transactions with Amerigroup, Goldman Sachs’ knowledge of Amerigroup’s business, and its experience and expertise in managed care mergers and acquisitions. Mr. Truess also reminded the board that Goldman Sachs was a counterparty to certain derivatives transactions with Amerigroup and that the board would need to be fully informed regarding such transactions and any actual or perceived conflict that might arise therefrom if Goldman Sachs were to be engaged as financial advisor. Mr. Truess then reviewed for the members of the board of directors Amerigroup’s issuance of $240,000,000 aggregate principal amount of 2.00% Convertible Senior Notes due 2012 (the “2012 Convertible Notes”), for which Goldman Sachs acted as initial purchaser, and the exercise in April 2007 by the initial purchasers of the related over-allotment option to purchase an additional $20,000,000 aggregate principal amount of notes, and the related convertible note hedge and issuer warrant transactions that Amerigroup entered into with an affiliate of Goldman Sachs (through Wells Fargo Bank, National Association (“Wells Fargo” which acted as an intermediary between Goldman Sachs International and Amerigroup) (collectively, the “Call Spread Transactions”), the details of which are described below under the heading “The Merger—Opinions of Financial Advisors—Goldman, Sachs & Co.” Representatives of Skadden then reviewed the legal issues relating to the Call Spread Transactions in the event Goldman Sachs was engaged to advise Amerigroup in the evaluation of strategic alternatives, including the consideration of a potential acquisition of Amerigroup or other business combination involving Amerigroup.

At the request of the board, representatives of Goldman Sachs rejoined the meeting and presented a detailed review of the Call Spread Transactions, including the potential impact under various scenarios of an acquisition of Amerigroup (and the timing of such acquisition) on the value that could potentially be realized by affiliates of Goldman Sachs under the warrants included in the Call Spread Transactions (as described below under the heading “The Merger—Opinions of Financial Advisors—Goldman, Sachs & Co.”); financial incentives Goldman Sachs may have that could be different from those of Amerigroup and its stockholders; and the likely, but not certain, hedging activities by Goldman Sachs in connection with the Call Spread Transactions. Among other things, Goldman Sachs noted that if a transaction were to be consummated prior to October 22, 2012, any then-outstanding warrants included in the Call Spread Transactions would be cancelled, and an affiliate of Goldman Sachs would be entitled to receive an incremental payment from Amerigroup in connection with such early cancellation.

After further discussion during which the board asked representatives of Goldman Sachs, management and Skadden numerous questions about the Call Spread Transactions and any perceived or actual potential conflict related thereto, the board excused the representatives of Goldman Sachs from the meeting and engaged in a lengthy discussion with members of senior management and representatives of Skadden regarding the possible engagement of Goldman Sachs as financial advisor. Representatives of Skadden then reviewed in detail the current state of Delaware law regarding financial advisor conflicts and the board’s fiduciary duties with respect to the engagement of, and reliance on, financial advisors in an acquisition and change in control context under Delaware law. The board and management of Amerigroup and representatives of Skadden discussed various factors that the board could consider in determining which financial advisor or advisors to engage, including, among others, the nature of any real or perceived conflicts and whether such conflicts could be addressed, the board’s and management’s view as to the importance of having Goldman Sachs serve as a financial advisor in light of its experience with Amerigroup and in the managed care sector, the benefits and issues involved in having multiple financial advisors, including the cost involved, and different ways to compensate such financial advisors. The board discussed possible ways in which to address this issue, including engaging a financial advisor other than Goldman Sachs or engaging another financial advisor to act as co-advisor with Goldman Sachs, and asked management to provide the board with additional information to assist the board in better assessing the issue, including having another financial advisor assess the Call Spread Transactions and the potential payment to an affiliate of Goldman Sachs in connection with the early cancellation of any of the warrants included in the Call Spread Transactions. The board requested that management have such financial advisor make a presentation to the board at its next meeting to be held on March 22, 2012.

Representatives of Goldman Sachs then rejoined the meeting and made a preliminary presentation to the board regarding: the current state and prospects for the managed care sector; the public markets perspectives on Amerigroup, including publicly available information regarding its historical stock price performance and Wall Street research analyst recommendations; recent mergers and acquisition consolidation among managed care companies; a preliminary financial analysis of Amerigroup using various valuation methodologies based on financial projections provided by management; and a review of strategic alternatives that may be available to Amerigroup, including remaining an independent company, diversification and acquisition strategies, and a business combination or sale. The presentation also included descriptions of other publicly-traded managed care organizations, such as Company G (“Company G”), Company D, Company E, Company F, WellPoint and other companies, that could potentially have an interest in engaging in an acquisition of, or business combination with, Amerigroup, including summary financial and strategic information regarding such companies, and their potential level of interest, as a strategic, business and financial matter, in, and ability to pursue, a transaction on the best terms with, Amerigroup. As part of this presentation, representatives of Goldman Sachs and the board also discussed whether private equity firms might be interested in a transaction with Amerigroup, including Goldman Sachs’ belief that such firms would be less likely to be in a position to offer price and terms comparable to those that could be offered by a strategic acquiror. Representatives of Goldman Sachs and the directors also discussed different timelines and processes that could be undertaken in connection with a potential transaction involving Amerigroup, including the relative benefits of and issues in pursuing discussions with one party initially or undertaking a process involving multiple parties from the outset. Following this discussion, after consultation with representatives of Skadden and Goldman Sachs, the board determined not to initiate a sale process at such time, but directed Mr. Carlson to continue preliminary exploratory discussions with Company D, Company E and Company F.

The independent directors also met in executive session with representatives of Skadden to discuss the board’s fiduciary duties in engaging financial advisors, including discussing the Call Spread Transactions and Goldman Sachs’ actual or perceived conflict, the pros and cons of various alternatives regarding the engagement of financial advisors and whether the engagement of a second financial advisor together with Goldman Sachs would effectively address the conflicts.

On March 7, 2012, Mr. Carlson attended a previously scheduled meeting with the chief executive officer of Company E in Washington, D.C. Mr. Carlson and the chief executive officer of Company E discussed, among other things the changing trends in the managed care industry and the implications of such changes for Amerigroup, including in light of the Affordable Care Act.

Also on this date, Mr. Carlson initiated a discussion with Angela F. Braly, the chair of the board, president and chief executive officer of WellPoint, at a business conference they were both attending in Washington D.C. The discussion included, among other things, emerging opportunities for serving dual eligible beneficiaries, especially in California. Mr. Carlson and Ms. Braly agreed to schedule a follow-up meeting to discuss potential joint business opportunities to serve dual eligible beneficiaries in greater detail.

On March 8, 2012, Mr. Carlson informed the board that Barclays had been invited to make a presentation regarding the Call Spread Transactions at the next meeting of the Amerigroup board of directors. Mr. Carlson also updated the board on his discussions with Ms. Braly and the chief executive officer of Company E, as well as his view of companies in the managed care sector, including Company D, Company E, Company F, Company G and WellPoint, as a potential party to a strategic transaction with the company.

On March 12, 2012, Ms. Braly called Mr. Carlson to schedule a follow-up teleconference to discuss partnership opportunities. During the call, Mr. Carlson suggested that he and Ms. Braly meet alone to learn more about each other’s respective company prior to the proposed follow-up meeting regarding partnership opportunities.

On March 16, 2012, Mr. Carlson met with the chief executive officer and another senior officer of Company F in Virginia Beach, Virginia, at Company F’s request. Mr. Carlson and Company F’s chief executive officer and senior officer discussed among other things, (i) the changing trends in the managed care industry and the implications of such changes for Amerigroup, (ii) the impact of pending legislative and regulatory reforms on the managed care industry, (iii) potential opportunities and business risks in serving dual eligible beneficiaries, and (iv) recent mergers and acquisitions in the managed care industry.

At the annual strategic retreat of the Amerigroup board of directors on March 22, 2012 in Austin, Texas, which was also attended by members of senior management and representatives of Skadden and Barclays, Mr. Carlson reviewed meetings he had with the chief executive officers of Company E and Company F on March 7, 2012 and March 16, 2012, respectively. Mr. Carlson also reviewed his meeting with Company D’s chief executive officer on February 9, 2012, which he had previously described to the board on March 3, 2012 and noted there had been no substantive discussions with representatives of Company D since such time. Mr. Carlson then presented profiles of certain publicly-traded companies in the managed care sector that might have an interest in an acquisition of, or business combination with, Amerigroup, including Company D, Company E, Company F, Company G and WellPoint, and his view of the potential level of interest of each such company, as a strategic, business and financial matter, in, and ability to offer the best terms in a transaction with, Amerigroup. Mr. Carlson then advised the board that he was scheduled to meet with Ms. Braly in the first week of April to discuss possible joint business opportunities.

Representatives of Barclays, with the participation of Amerigroup’s management, made a detailed presentation to the board regarding the managed care industry, certain preliminary financial analyses and data regarding Amerigroup using various valuation methodologies based on financial projections provided by management, Amerigroup’s position in the managed care market relative to its competition, industry consolidation, and a review of strategic options that may be available to Amerigroup, including remaining an independent company, possible acquisition opportunities, and a business combination or sale. The presentation also included descriptions of Company D, Company E, Company F, Company G, WellPoint and other publicly-traded managed care companies that could potentially be interested in a strategic transaction with Amerigroup, including summary financial and strategic information regarding such companies. The board discussed with representatives of Barclays and Amerigroup’s management the likely potential interest level of such companies in, and their ability to pursue, a transaction on the most favorable terms with, Amerigroup. In response to questions from the board, the Barclays representatives discussed why the Barclays representatives believed that it was generally less likely that a private equity buyer would be in a position to offer price and terms comparable to those that could be offered by a strategic buyer. Representatives of Barclays and the board then engaged in a discussion regarding a possible timeline and process for consideration of strategic alternatives, including a potential sale of Amerigroup in the event the board determined to pursue such a transaction. The board also discussed with Barclays and management of the company that of all the companies reviewed with the board that would have an interest in a transaction with Amerigroup, Company D and WellPoint currently would likely have the most interest in a transaction with Amerigroup and the current ability to pay the highest price.

At the request of the board, representatives of Barclays then presented a detailed review of the Call Spread Transactions for the purposes of analyzing any real or perceived conflict that Goldman Sachs may have with respect to acting as a financial advisor to Amerigroup. The presentation included, among other things, a summary of the Call Spread Transactions and Goldman Sachs’ role and financial interest therein, including the potential impact of an acquisition of Amerigroup (and the timing of such acquisition) on the value that could be realized by an affiliate of Goldman Sachs under the warrants issued to an affiliate of Goldman Sachs in connection with the Call Spread Transactions, and the likely, but not certain, hedging activities by Goldman Sachs in connection with the Call Spread Transactions. (See the description of the Call Spread Transactions below under the heading “The Merger—Opinions of Financial Advisors—Goldman, Sachs & Co.”.) Representatives of Barclays noted that if a transaction were to close after October 22, 2012, all of the warrants issued to an affiliate of Goldman Sachs in connection with the Call Spread Transactions will have expired. Representatives of Barclays further noted that if a transaction were to close on or prior to October 22, 2012, some or all of the warrants issued to an affiliate of Goldman Sachs in the Call Spread Transactions would be cancelled, and an affiliate of Goldman Sachs would be entitled to receive a cancellation payment from Amerigroup in connection with the early cancellation of such warrants, but that if a transaction were to close after such date, no payment would be due to such affiliate of Goldman Sachs with respect to such cancelled warrants, in which case, Barclays believed that the potential conflict would fall away. Barclays noted that, as the warrants expire during the period from August 13 through October 22, 2012, Amerigroup would, pursuant to the terms of the warrants, be obligated to deliver shares of Amerigroup common stock worth the excess of the then market price over the warrant strike price for the expiring warrants, and the aggregate cancellation amount payable upon closing of the merger would generally decrease each day since fewer warrants remain outstanding (with no cancellation amount payable if the closing of the merger is consummated after the final expiration date of the warrants). Barclays also noted that the amount of any such cancellation payment will depend on various factors including, among others, the merger consideration, the closing date of the merger (and the resulting remaining terms of the warrants) and applicable interest rates. Representatives of Barclays and Skadden and the board then discussed potential sources of conflicts arising from the position of an affiliate of Goldman Sachs as the counterparty to the Call Spread Transactions and Goldman Sachs’ serving as the financial advisor to Amerigroup in a potential business combination. Representatives of Barclays, Skadden and management of the company also discussed with the board the likely timing of signing and closing a transaction if the board were to pursue the sale of the company or other strategic alternatives. Representatives of Barclays, Skadden and management of the company discussed that given the current state of the board’s deliberations on potential strategic alternatives, uncertainty caused by the United States Supreme Court decision regarding the Affordable Care Act expected in June 2012, and that any transaction would be subject to the receipt of numerous regulatory approvals, although there was no certainty, it would be unlikely that a transaction involving the sale of the company would close prior to October 22, 2012.

The board then excused representatives of Barclays from the meeting and engaged in a lengthy discussion with representatives of Skadden regarding the current state of Delaware law regarding financial advisor conflicts and the board’s fiduciary duties regarding such conflicts. The board discussed the benefits of, and issues raised by, engaging Goldman Sachs as financial advisor and various alternatives that may be available to the board to address any real or perceived conflicts on the part of Goldman Sachs, including determining not to engage Goldman Sachs or to jointly engage Goldman Sachs and Barclays or another second financial advisor. Following such discussion, the board determined that Goldman Sachs should not act as sole financial advisor to Amerigroup in the event that the board determined to proceed with discussions regarding a potential sale of the company. The board determined to engage Goldman Sachs and Barclays, at a time management deemed appropriate and on an equal basis as to compensation, as co-financial advisors to advise the board with respect to one or more strategic alternatives for Amerigroup.

The board and management then engaged in a discussion regarding potential strategic alternatives, including a possible sale of Amerigroup. Members of the board asked questions of management regarding the timing and process for exploring such a sale, including with respect to past and future interactions with Company D, Company E, Company F, Company G and WellPoint. Directors also asked numerous questions of management regarding management’s view of possible other strategic alternatives if no sale process were pursued or did not result in a sale of Amerigroup. The board and management further discussed Amerigroup’s stand-alone prospects and possible opportunities to acquire other companies and businesses. Representatives of Skadden then reviewed the directors’ fiduciary duties under Delaware law, including in considering and pursuing the sale of a company. At the conclusion of the meeting, the board determined to take no action with respect to pursuing a sale of the company or other strategic alternatives, but directed Mr. Carlson to reach out to the chief executive officer of Company D, at a time Mr. Carlson deemed appropriate, to attempt to determine Company D’s level of interest in a transaction with the company and to engage in preliminary, exploratory discussions with WellPoint.

The independent directors also met in executive session to, among other things, review with representatives of Skadden the actions that the Compensation and Organizational Management Committee of the Amerigroup board would consider at its next meeting, including the approval and grant of regular annual long-term incentive awards for the 2012-2014 performance period and performance year 2011 outperform equity awards to certain officers and employees of the company at target values approved by Amerigroup’s board of directors at its February 2012 meeting. The directors discussed the treatment of such awards in a change of control transaction and the potential alternatives available to the committee regarding the proposed awards in light of the board of directors’ current exploration of possible strategic alternatives.

During the first few months of 2012, senior officers of Amerigroup and Company G engaged in multiple discussions regarding strategic partnership opportunities related to dual eligible beneficiaries.

On March 28, 2012, the chief executive officer of Company G and another senior officer of Company G contacted Mr. Carlson to discuss on-going strategic partnership discussions between Company G and Amerigroup related to dual eligible beneficiaries. During the call, Mr. Carlson suggested that he and the chief executive officer of Company G meet to discuss opportunities for partnerships between the companies. The chief executive officer offered to host a meeting, but such meeting was never scheduled and never occurred.

On April 4, 2012, Mr. Carlson and Ms. Braly met in Richmond, Virginia to discuss recent trends in the managed care industry, potential consolidation in the managed care industry, possible business opportunities in the dual eligible business that could be pursued jointly by Amerigroup and WellPoint and certain aspects of Amerigroup’s strategic plan and the capabilities necessary to capitalize on the opportunities presented by the Affordable Care Act that would begin in 2014.

On April 5, 2012, senior management of Amerigroup and senior management of WellPoint met to discuss a potential partnership between the two companies to jointly pursue serving dual eligible beneficiaries. Several days later, Ms. Braly contacted Mr. Carlson to express her desire to have a broader strategic discussion between the companies beyond opportunities to serve dual eligible beneficiaries, including discussing a potential acquisition of Amerigroup by WellPoint.

On April 9, 2012, Mr. Carlson updated the board on the status of the company’s ongoing discussions with WellPoint and expressed his view that he thought WellPoint would be interested in pursuing an acquisition of the company if the board were to determine to undertake a process to sell the company. Mr. Carlson also informed the board that at the end of March, he had followed up on his earlier discussions with the chief executive officer of Company D, and that the chief executive officer of Company D had suggested a meeting and offered that he would provide possible meeting dates at a later time.

On April 18, 2012, Mr. Carlson updated the board on the status of the discussions between WellPoint and the company and informed the board that WellPoint and Amerigroup were negotiating a non-disclosure agreement, which would include a standstill in favor of Amerigroup and that additional information would not be provided to WellPoint until such non-disclosure agreement was executed by the parties.

Effective as of April 23, 2012, Amerigroup and WellPoint executed a confidentiality and standstill agreement in anticipation of further in-person meetings and potential exchange of information.

On May 3, 2012, senior management of Amerigroup and senior management of WellPoint met in Williamsburg, Virginia to discuss each organization’s current stand-alone business strategies. The series of discussions included an overview of Amerigroup’s history, development, principal businesses, operations, and long-term financial forecast, WellPoint’s principal businesses and operations, the companies’ respective business philosophies, the operation of, and differences between, the companies’ respective provider relationships, potential business strategies and a general discussion of the benefits of combining WellPoint and the company, but did not address potential terms of a possible business combination. Following these meetings, the parties determined to continue discussions regarding a potential strategic transaction.

Also on May 3, 2012, Mr. Carlson’s office followed up with the office of the chief executive of Company D regarding scheduling the next meeting and was offered a three-day window of available dates during the last week of June. This meeting was later scheduled for June 29, 2012.

On May 4, 2012, Mr. Carlson updated the board on the May 3rd meeting between the company and WellPoint.

During the next several weeks, members of senior management of Amerigroup and WellPoint engaged in in-person and telephonic discussions regarding Amerigroup’s business and operations, and senior management of Amerigroup provided additional background information on the company.

On May 10, 2012, senior officers of Amerigroup and Company F met in Virginia Beach, Virginia to discuss strategic partnerships related to serving dual eligible beneficiaries.

At a special telephonic meeting of the Amerigroup board of directors on May 16, 2012, which was also attended by members of senior management, Mr. Truess reviewed the status of discussions with WellPoint since the last meeting of the board of directors on March 22, 2012. Mr. Truess reported that, consistent with the board’s prior instructions, members of management had met in person and had held additional telephone conversations with members of WellPoint’s management to discuss, on a preliminary basis, possible joint business opportunities between the two companies. Mr. Truess then reported to the board that Amerigroup and WellPoint had executed a confidentiality and standstill agreement and that the parties had exchanged information in order to facilitate discussions regarding a potential strategic transaction. Mr. Truess further informed the board that additional discussions were scheduled with WellPoint, including a meeting between Mr. Carlson and Ms. Braly on May 17, 2012 and a meeting between each company’s senior finance and management teams on May 18, 2012. Mr. Truess noted that it was possible that WellPoint would seek to submit an indication of interest to the company regarding an acquisition, merger or other strategic transaction.

The board and management then engaged in a discussion regarding the interactions and a possible strategic transaction between Amerigroup and WellPoint. After discussion, the board directed management to continue discussions with WellPoint and to obtain from WellPoint an indication as to its proposed terms and structure of a strategic transaction at the time management deemed appropriate and/or advisable. The board also requested that management advise the board of any additional discussions with WellPoint and/or any other potential interested party.

On May 17, 2012, Mr. Carlson and Ms. Braly met in Indianapolis, Indiana to continue the ongoing discussions between the companies. At this meeting, Ms. Braly indicated that WellPoint was considering submitting an indication of interest to acquire Amerigroup, but that in order to be able to do so WellPoint needed additional time to evaluate Amerigroup’s financial information. Mr. Carlson requested that in the event WellPoint decided to provide a non-binding indication of interest to acquire Amerigroup, it should do so by June 1, 2012, so that Amerigroup’s board of directors would have sufficient time to evaluate the indication of interest prior to the board’s regularly scheduled board meeting on June 7, 2012.

On May 18, 2012 senior members of the finance and business teams of Amerigroup and WellPoint met in Atlanta, Georgia to conduct a detailed review of certain financial projections for Amerigroup, which are described under the heading “The Merger—Certain Projections Prepared by the Management of Amerigroup”, that were prepared by Amerigroup’s management and that had been provided to WellPoint’s management in advance of the meeting, and to discuss other matters related to Amerigroup’s business and operations.

On May 21, 2012, Mr. Carlson updated the board on his discussions with Ms. Braly and informed the board that he expected WellPoint would submit a non-binding initial indication of interest regarding a business combination shortly and that this indication of interest would be discussed at the next board meeting, which was scheduled to occur on June 7, 2012.

On May 22, 2012, WellPoint management requested additional information on Amerigroup’s business and operations that WellPoint required prior to providing a preliminary indication of interest. The majority of this information was provided during the subsequent days following an understanding between the parties that an initial indication of interest would be provided by WellPoint by the end of that week.

On May 25, 2012, the chief financial officer of WellPoint, Wayne DeVeydt, and Jennie M. Peterson, WellPoint’s vice president, orally communicated to Mr. Truess a preliminary non-binding indication of interest for an acquisition of Amerigroup and proposed: (i) an all-cash purchase price of $83.00 per share, (ii) that WellPoint would accept closing risk associated with U.S. federal antitrust approvals, (iii) that execution of a definitive merger agreement would be targeted for mid-to-late June and would not be contingent on the outcome of the United States Supreme Court decision regarding the Affordable Care Act and (iv) that the indication of interest was contingent on Amerigroup entering into exclusive negotiations with WellPoint. Mr. DeVeydt and Ms. Peterson also stated that WellPoint’s indication of interest was subject to, among other things, WellPoint’s completion of its due diligence investigation of Amerigroup. Mr. Truess responded that this indication of interest would be relayed to the Amerigroup board, but that he personally believed that the price level in WellPoint’s indication of interest would be unlikely to result in the Amerigroup board being prepared to enter into exclusive negotiations with WellPoint or undertake a broader, competitive process toward further exploration of a strategic combination.

On May 26, 2012, Mr. DeVeydt, Ms. Peterson and Mr. Truess continued their discussion regarding WellPoint’s preliminary indication of interest and desire to enter into exclusive negotiations. Mr. Truess explained that, to his knowledge, the Amerigroup board had not developed a view regarding exclusive negotiations relating to a sale of the company, but in his view, the board would likely expect a higher price from WellPoint before even considering such an approach.

At a special telephonic meeting of the Amerigroup board of directors on May 29, 2012, which was also attended by members of senior management, Mr. Carlson reviewed the status of ongoing discussions with WellPoint. He reported that additional discussions between senior officers of the company and WellPoint had occurred since the May 16, 2012 board meeting, including a meeting he had with Ms. Braly on May 17, 2012 and a meeting of the senior finance and management teams of each company on May 18, 2012. Mr. Truess reviewed in detail the preliminary non-binding indication of interest provided to Mr. Truess by Mr. DeVeydt and Ms. Peterson. After extensive discussions among the members of the board and senior management regarding the potential price range indications that could be provided by WellPoint in the near term and the likely timeframe of future communications between the parties, and taking into account previous discussions with representatives of Goldman Sachs and Barclays, the board directed Mr. Carlson and Mr. Truess to convey to WellPoint that its proposal of $83.00 per share was not high enough to warrant further consideration by the board of WellPoint’s indication of interest or to initiate a competitive process to pursue a possible business combination. The board also determined not to enter into exclusive negotiations with WellPoint, but directed Mr. Carlson and Mr. Truess to provide additional diligence materials to WellPoint and to continue discussions with WellPoint in the manner they deemed appropriate with the goal of obtaining a higher proposed purchase price from WellPoint.

On May 29, 2012, Ms. Braly contacted Mr. Carlson to further explore the potential for a strategic business combination. Ms. Braly communicated her continued interest in exploring the opportunity and WellPoint’s potential willingness to increase its proposed price contingent on the further exchange of information between the companies. Mr. Carlson agreed to provide additional information in the coming days, and Ms. Braly agreed to provide a revised preliminary indication of interest, provided that the additional information to be provided by Amerigroup supported revising WellPoint’s prior indication of interest.

On May 30, 2012, Ms. Peterson and Mr. Truess had a telephonic conversation to discuss the information Ms. Braly had requested from Mr. Carlson and a potential revised indication of interest from WellPoint. Mr. Truess communicated that if WellPoint continued to be interested in pursuing exclusive negotiation, it would be advisable to raise its proposed price to at least $88.00 per share in cash, but that any decision regarding further negotiations or whether to negotiate exclusively with WellPoint would be determined by Amerigroup’s board of directors.

On June 1, 2012, Ms. Peterson proposed to Mr. Truess that WellPoint would increase its prior non-binding indication of interest to $88.00 per share in cash and accept certain risks associated with obtaining antitrust and state insurance and health care regulatory approvals, but only if Amerigroup would enter into exclusive negotiations with WellPoint and commit to negotiate a definitive agreement on an expedited basis. In this regard, Ms. Peterson stated that WellPoint was willing and able to negotiate a definitive transaction agreement on an expedited basis and enter into a transaction in advance of the United States Supreme Court decision on the Affordable Care Act expected towards the end of June 2012.

Over the next several days, Mr. Carlson discussed WellPoint’s latest indication of interest with each director of Amerigroup individually and agreed that the indication would be discussed by the full board at its regularly scheduled meeting on June 7, 2012.

On June 7, 2012, a regularly scheduled meeting of Amerigroup’s board of directors was held in Virginia Beach, Virginia and during the meeting the board reviewed and discussed the terms of WellPoint’s indication of interest. Also present at the meeting were members of Amerigroup’s senior management and representatives of Goldman Sachs, Barclays and Skadden. At the meeting, Mr. Carlson recounted for the board recent developments regarding discussions with WellPoint, including the terms of WellPoint’s revised indication of interest and WellPoint’s request that the company negotiate exclusively with WellPoint. In response to questions from the directors, Mr. Carlson noted that he had a meeting planned with the chief executive officer of Company D for the last week of June, with the specific date and details to be determined, but that Company D had not otherwise followed up on its previous communications with the company since Mr. Carlson had contacted the chief executive officer of Company D following the March 22, 2012 meeting of the board. Representatives of Goldman Sachs and Barclays then reviewed the financial terms of WellPoint’s indication of interest and discussed with the board their respective financial analyses of the indication and the company. Representatives of

Goldman Sachs and Barclays also discussed with the board recent trends in the managed care industry, including recent acquisitions of managed care companies. Together with members of Amerigroup’s senior management, representatives of Goldman Sachs and Barclays discussed with the board certain considerations regarding potential strategic alternatives for the company, including executing the company’s existing business plan, undertaking acquisitions both in the Medicare and Medicaid managed care sectors and pursuing a possible sale of the company. The board of directors then excused representatives of Barclays and Goldman Sachs from the meeting. Representatives of Skadden and Amerigroup’s senior management then reviewed with the board the regulatory considerations relating to a possible sale of the company, including discussing the relative regulatory processes required in connection with a transaction with WellPoint and a transaction with Company D, including under both federal antitrust laws and state insurance and health care laws. Representatives of Skadden then provided a presentation on the directors’ fiduciary duties under Delaware law in considering a possible sale of the company and other strategic alternatives, including a discussion of WellPoint’s conditioning its indication of interest on Amerigroup’s entering into exclusive negotiations and how that request should be considered in light of the need for an effective pre- or post-signing “market check” of a transaction with WellPoint.

Following this presentation, the directors engaged in a discussion with members of senior management and representatives of Barclays, Goldman Sachs and Skadden regarding the benefits of, and considerations relating to, engaging in exclusive discussions with WellPoint or pursuing a competitive process, including the high level of interest in a transaction shown by WellPoint and that WellPoint had indicated it might consider proposing a lower price if it participated in a competitive process rather than entering into exclusive negotiations; the board’s belief that Company D was the only other company that would be likely to have the interest and resources to pay an attractive purchase price but that a transaction with Company D would raise greater regulatory issues than a transaction with WellPoint and, accordingly, a transaction with WellPoint would have a higher degree of certainty of closing; the risk that regulatory issues in any transaction with Company D could lead to divestitures and other remedies that could adversely affect the value of a transaction to Company D and the purchase price it would be prepared to pay; the risk that conducting a competitive process might not produce a higher price than WellPoint’s proposal and that WellPoint might not participate in a competitive process and might withdraw its indication of interest; and the board of directors’ belief that, given the uncertainty of being able to obtain a feasible competitive bid from another interested party, advising WellPoint that Amerigroup would pursue a competitive process if WellPoint was unwilling to pay a high enough price would, in the board of directors’ view, be the most effective strategy to obtain the highest price reasonably obtainable from WellPoint, rather than actually pursuing a competitive process. Following this discussion, the board determined, in consultation with management and the board’s financial and legal advisors, that the best course for obtaining the highest purchase price reasonably available for Amerigroup’s stockholders would be to enter into exclusive discussions with WellPoint and that Amerigroup should proceed with exclusive negotiations with WellPoint only if WellPoint raised its price, agreed to bear substantially all antitrust and other regulatory risk related to the transaction, agreed to act quickly to finalize and sign definitive transaction documents prior to the U.S. Supreme Court’s decision on the Affordable Care Act and agreed to a low termination fee and other provisions designed to provide other potential acquirors with the ability to make acquisition proposals following the execution of an agreement with WellPoint. After discussing the potential price range of a counterproposal, the board then directed Mr. Carlson and Mr. Truess to formulate and make a counterproposal within the foregoing parameters to WellPoint.

In executive session, the independent directors discussed the presentations of Skadden, Barclays, Goldman Sachs and company management, with a particular focus on the feasibility of undertaking a transaction with Company D at a favorable price given the potential regulatory issues posed by such a transaction. The independent directors also discussed with representatives of Skadden, among other things, the timing of discussions, if any, between Amerigroup executives and WellPoint regarding any employment arrangements. The independent directors determined that discussions regarding employment arrangements for senior Amerigroup executives should not begin unless authorized by the independent directors, which would not be until at least the price and other transaction terms had been resolved. Following this executive session, Jeffrey B. Child, the Amerigroup lead independent director, conveyed this decision to Mr. Carlson.

Following the board meeting and later in the day on June 7, 2012, Mr. Carlson contacted Ms. Braly to advise that Amerigroup’s board of directors would consider entering into negotiations with WellPoint on an exclusive basis provided WellPoint increased its proposed purchase price to $93.50 per share in cash. Following this conversation, Mr. Truess contacted Mr. DeVeydt and Ms. Peterson to provide a detailed counterproposal which included: (i) a purchase price of $93.50 per share in cash, (ii) a termination fee of 1.5% of the equity value of the transaction, (iii) the Amerigroup board would not solicit acquisition proposals upon signing a definitive merger agreement but would have the ability to discuss acquisition proposals with a third party if the board determined that the proposal was reasonably likely to lead to a financially superior proposal, (iv) WellPoint would be provided with the ability to match any competing acquisition proposals that Amerigroup might receive, (v) WellPoint would be required to bear the responsibility for all closing risk relating to obtaining antitrust and state insurance and health care laws and other regulatory approvals, (vi) WellPoint would obtain fully committed financing and (vii) any ruling by the Supreme Court of the United States on the Affordable Care Act would not be grounds to terminate the transaction. Mr. Truess indicated that based on the foregoing, Amerigroup’s board of directors would consider entering into exclusive negotiations with WellPoint.

On June 8, 2012, Ms. Peterson sent a request to Mr. Truess for certain additional due diligence information regarding Amerigroup. Ms. Peterson and Mr. Truess engaged in detailed discussion on the information requested, including, among other things, the potential timeframe within which WellPoint would respond to Amerigroup’s counter proposal and the parties’ positions regarding the allocation of closing risk relating to obtaining regulatory approvals. Mr. Truess agreed to provide proposed language regarding the allocation of antitrust and regulatory risk and certainty of closing and to assemble the requested due diligence information.

Following this communication and through June 13, 2012, (i) Amerigroup provided the previously requested due diligence information, (ii) representatives of Amerigroup and WellPoint held an in-person meeting in Virginia Beach, Virginia to discuss certain operational aspects of Amerigroup’s business and (iii) Amerigroup and WellPoint negotiated and exchanged proposed language regarding the allocation of antitrust and regulatory risk and certainty of closing.

On June 14, 2012, Mr. Truess contacted Ms. Peterson to advise that Amerigroup was suspending the exchange of due diligence information in light of the parties’ inability to reach agreement on the allocation of risk associated with obtaining regulatory approvals and certainty of closing as proposed by Amerigroup’s board of directors.

Following this communication and through June 15, 2012, Amerigroup and WellPoint and their respective representatives engaged in negotiations regarding certainty of closing and the allocation of antitrust and state insurance and health care regulatory risk, including the standard of efforts required to be utilized by WellPoint in obtaining antitrust and state insurance and health care regulatory approvals, the definition of material adverse effect that would measure what level of remedies WellPoint would be required to accept to obtain antitrust and state insurance and health care regulatory approvals, closing conditions relating to regulatory matters and other regulatory risk allocation terms.

At a special telephonic meeting of Amerigroup’s board of directors on June 15, 2012, which was also attended by members of Amerigroup’s senior management and representatives of Barclays, Goldman Sachs and Skadden, Mr. Carlson reported to the board on the ongoing negotiations with WellPoint regarding regulatory matters and that the parties had, to this point, been unable to reach agreement regarding such matters, including the standard of efforts required to be utilized by WellPoint in obtaining state insurance and health care regulatory approvals and level of remedies it would be required to accept in order to obtain such approvals. Mr. Carlson also updated the board regarding a discussion that he had recently had with Ms. Braly, during which Ms. Braly stated that WellPoint had not provided a revised price because WellPoint desired to wait to present its best and final proposal only after entering into exclusive negotiations with Amerigroup. Mr. Carlson noted that WellPoint had not accepted or provided a counterproposal in response to Amerigroup’s most recent proposal of $93.50 per share in cash. Mr. Carlson also informed the board that Ms. Braly had advised Mr. Carlson that any transaction would be contingent on entering into employment agreements with Mr. Carlson, Mr. Truess and Richard C. Zoretic, Amerigroup’s executive vice president and chief operating officer, to ensure their continuing service following the acquisition of Amerigroup. Mr. Carlson informed the board that he did not respond to or discuss with Ms. Braly any employment agreements or arrangements and explained to Ms. Braly that neither Amerigroup nor any of its executive officers would discuss such employment arrangements with WellPoint unless authorized to do so by the board, and that this would not occur until at least after the price and terms of a potential transaction were determined and agreed to by WellPoint and Amerigroup. Following a discussion among the directors, Amerigroup’s senior management and representatives of Barclays, Goldman Sachs and Skadden, of the advantages and issues in pursuing exclusive discussions with WellPoint as compared to pursuing a competitive process, the board directed management to continue to negotiate regulatory risk allocation provisions with WellPoint and that, if these negotiations were successful, management should then emphasize to WellPoint the need to reach agreement on price in a timely manner. In addition, the board determined not to enter into exclusive negotiations with WellPoint at this time.

In executive session, the independent directors discussed whether or not to form a transaction committee. After extensive discussions, the directors determined that they would prefer to take action regarding a possible transaction as an entire group and that, instead of forming a formal transaction committee, the board would request that Mr. Carlson provide regular updates to Mr. Child, as the lead independent director of the board, on the discussions with WellPoint and progress on a potential transaction with WellPoint. The directors then discussed the need to focus on obtaining the best price reasonably available for Amerigroup’s stockholders and affirmed that there should be no discussions by management of possible employment arrangements with WellPoint unless authorized by the board.

During discussions on June 15 and June 16, 2012, after continued negotiations regarding regulatory risk allocation, Mr. Carlson and Ms. Braly determined to cease negotiations, because of an inability to agree on these points. Following these discussions, Mr. Carlson informed Amerigroup’s board of directors of the parties’ differences on issues related to regulatory risk and that negotiations between the parties had ceased.

On June 19, 2012, following a call between Mr. Carlson and Ms. Braly, management of Amerigroup and WellPoint determined to resume discussions regarding a potential transaction, with the initial focus being on the resolution of regulatory risk allocation provisions and confirmation of a price from WellPoint.

On June 20, 2012, at a special telephonic meeting of Amerigroup’s board of directors, which was also attended by members of Amerigroup’s senior management and representatives of Barclays, Goldman Sachs and Skadden, Mr. Carlson updated the board on the status of negotiations between the parties on regulatory risk allocation. Nicholas J. Pace, Amerigroup’s executive vice president and general counsel, and representatives of Skadden next discussed with the board the respective positions of WellPoint and Amerigroup regarding regulatory risk allocation and deal certainty, the manner in which these issues had been addressed in similar transactions and the regulatory risks relating to a transaction with WellPoint, including the potential impact on Amerigroup if the transaction failed to close. John E. Littel, executive vice president for external relations, then discussed with the board the state regulatory approval process that would be required in connection with a transaction with WellPoint and compared that process to the approval process that would be required in connection with a transaction with Company D. Mr. Littel also discussed with the board the potential impact on the company of a failure to close such a transaction. Following this presentation, members of the board determined that the parties’ positions were close enough regarding regulatory and certainty of closing matters that a compromise should be pursued, provided that WellPoint agreed to bear a high enough level of the risk of obtaining regulatory approvals for the transaction. The board then directed Mr. Carlson and Mr. Truess to continue discussions with WellPoint. Later that day, the parties reached agreement on the regulatory risk allocation and certainty of closing provisions that were the subject of previous negotiations between them.

On June 21, 2012, WellPoint delivered to Amerigroup a written proposal on seven transaction terms. WellPoint proposed: (i) a two-tiered termination fee structure under which Amerigroup would pay a termination fee equal to 1.5% of the equity value of the transaction in order to enter into a superior acquisition proposal if such proposal was received with 30 days following execution of a definitive merger agreement with WellPoint, with the termination fee increasing to 4% of the equity value of the transaction for a superior proposal made more than 30 days following execution of the merger agreement, (ii) there would be no “go shop” provision enabling Amerigroup to solicit alternative transactions after a definitive merger agreement was executed, (iii) there would be no financing condition in the definitive merger agreement, (iv) following the execution of a definitive merger agreement, Amerigroup would be allowed to engage in discussions with a potential acquiror that made a proposal that was reasonably likely to lead to an acquisition proposal that was superior to the transaction with WellPoint, (v) WellPoint would have the ability to negotiate for five business days to match any alternative acquisition proposal received by Amerigroup, (vi) the transaction would be conditioned on three key executives being employed by Amerigroup at the time of closing and (vii) Amerigroup would be prevented from terminating the merger agreement prior to a vote of Amerigroup’s stockholders on the transaction with WellPoint (which is referred to in this proxy as a “force the vote” provision).

On June 21, 2012, Mr. Truess contacted Ms. Peterson to discuss WellPoint’s planned timeframe for responding to Amerigroup’s most recent price counter-proposal. Ms. Peterson advised that the WellPoint board would be meeting on June 25, 2012 and that further price discussions between Amerigroup and WellPoint would not occur before this meeting. The parties agreed that further discussion on the seven transaction terms proposed by WellPoint should be deferred until after the WellPoint board meeting.

On June 25, 2012, Ms. Braly contacted Mr. Carlson and advised him that while WellPoint continued to be interested in pursuing a strategic transaction with Amerigroup, she would defer further discussion on price or other transaction terms until after the United States Supreme Court decision regarding the Affordable Care Act, which was expected on June 28, 2012. Ms. Braly informed Mr. Carlson that she expected to be able to provide a revised indication of interest with respect to price on July 2, 2012 following a WellPoint board of directors meeting at which the WellPoint board of directors would further discuss the potential transaction and the United States Supreme Court decision regarding the Affordable Care Act.

On June 28, 2012, at a special telephonic meeting of the board of directors, which was also attended by members of Amerigroup’s senior management and representatives of Barclays, Goldman Sachs and Skadden, Mr. Carlson provided an overview of recent developments impacting the company, including the company’s successful bid to provide services in the state of Kansas and the potential impact to the company of the United States Supreme Court decision in Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012), which had been announced earlier that day. Mr. Carlson also informed the board that the chief executive officer of Company D had agreed to postpone their scheduled meeting on the previous day in light of the pending Supreme Court decision on the Affordable Care Act. Mr. Carlson then reviewed with the board his discussions with Ms. Braly on June 25, 2012, during which she asked questions regarding the potential impact of the Supreme Court decision on the company’s business and informed Mr. Carlson that she expected to provide a revised indication of interest with respect to price on July 2, 2012 following a WellPoint board of directors meeting at which the potential transaction would be discussed. Mr. Pace, together with representatives of Skadden, then updated the board on the indication of interest delivered by WellPoint on June 21, 2012. The members of the board of directors then discussed the various terms proposed by WellPoint and concluded that these matters should not be addressed until WellPoint provided a revised indication of interest as to price.

On June 29, 2012, at the request of WellPoint, Messrs. Truess and Littel discussed the expected impact of the Supreme Court ruling on Amerigroup’s business with Mr. DeVeydt and Ms. Peterson.

On July 2, 2012, Mr. DeVeydt and Ms. Peterson contacted Mr. Truess to provide a revised non-binding indication of interest of $90.00 per share in cash. The revised indication of interest also provided that regulatory risk allocation and certainty of closing provisions would be as previously negotiated between the parties, that the desired announcement date would be July 9, 2012, that the other transaction terms would be as described in WellPoint’s June 21, 2012 communication, that satisfactory employment agreements with three key Amerigroup executives would be signed at the time of execution of a definitive merger agreement and that Amerigroup would negotiate exclusively with WellPoint through July 9, 2012.

Later that day, at a special telephonic meeting of the board of directors, which was also attended by members of Amerigroup’s senior management and representatives of Barclays, Goldman Sachs and Skadden, Mr. Truess updated the board of directors on WellPoint’s revised indication of interest. Mr. Pace and representatives of Skadden then reviewed with the board the proposed transaction terms described in WellPoint’s June 21, 2012 communication. Representatives of each of Barclays and Goldman Sachs then reviewed with the board certain financial analyses relating to the $90.00 per share indicated price. The board then engaged in a discussion with members of senior management and representatives of Barclays, Goldman Sachs and Skadden regarding WellPoint’s indication of interest. Following a discussion between members of the board, Amerigroup management and representatives of Barclays, Goldman Sachs and Skadden regarding the potential price range of a counterproposal, the board determined that Amerigroup management should submit a counterproposal at a higher price with transaction terms that were favorable to Amerigroup, including rejecting the “force the vote” provision and the condition to closing the transaction that the three designated Amerigroup executives be employed at the closing. In an executive session following the meeting, the independent directors confirmed with representatives of Skadden that discussions regarding employment terms for senior Amerigroup executives should not begin unless authorized by the independent directors or by Mr. Child acting on behalf of the other independent directors, which would not be until at least price and the other transaction terms in WellPoint’s proposal had been resolved. Following the executive session, Mr. Child and representatives of Skadden conveyed to Messrs. Carlson, Truess and Pace the board’s position regarding timing of these employment discussions.

Later that day, Mr. Truess, Mr. DeVeydt and Ms. Peterson had a telephonic discussion regarding the potential transaction. Mr. Truess communicated a counterproposal, under which Amerigroup would enter into exclusive negotiations through July 9, 2012, as follows: (i) a purchase price of $92.00 per share in cash, (ii) regulatory risk allocation and certainty of closing provisions as previously negotiated between the parties, (iii) a two-tiered termination fee structure pursuant to which Amerigroup would pay to WellPoint a termination fee equal to 1.5% of the equity value of the transaction in order to enter into an agreement with a third party who makes a superior acquisition proposal within 60 days following execution of a definitive merger agreement, and a termination fee equal to 3% of the equity value of the transaction to enter into an agreement providing for a superior acquisition proposal received after 60 days following the execution of a definitive merger agreement, (iv) a one-time three business day period for WellPoint to match any competing proposal, (v) no “go shop” provision enabling Amerigroup to solicit alternative transactions, (vi) acknowledgement of WellPoint’s position that it would require employment agreements with three key Amerigroup executives to be executed coincident with execution of a definitive merger agreement, although Amerigroup’s board was not prepared to authorize discussion of any such agreements, (vii) WellPoint would provide fully committed financing and (viii) no “force the vote” provision. Mr. DeVeydt and Ms. Peterson indicated that they would respond to this proposal after conferring with Ms. Braly.

Later that evening, Mr. DeVeydt and Ms. Peterson called Mr. Truess and indicated that WellPoint would proceed with negotiations on the basis of the $92.00 per share cash price and all other terms, subject to approval by the WellPoint board of directors, except that: the lower-tier initial termination fee of 1.5% of transaction value paid upon the termination of the merger agreement to enter into a superior proposal from a third party should apply to a proposal made within 30 days following executive of a definitive merger agreement rather than the 60-day period proposed by Amerigroup; and WellPoint would require multiple three business day negotiating periods to match third-party competing acquisition proposals. Mr. Truess responded that, while he believed these changes represented a reasonable compromise, he would review with the Amerigroup board whether such modifications to the proposed terms would be acceptable. Following the telephone call, Mr. Truess received written confirmation from Ms. Peterson regarding WellPoint’s indication of interest, including the purchase price of $92.00 per share in cash. Mr. Truess and Ms. Peterson agreed that representatives of Skadden and Linklaters LLP, counsel to WellPoint, should begin work on negotiating the terms of a definitive merger agreement and WellPoint would complete its due diligence.

On July 3, 2012, at a special telephonic meeting of Amerigroup’s board of directors, the board, along with members of Amerigroup’s senior management, representatives of Skadden, representatives of Goldman Sachs and of Barclays, discussed the material terms of WellPoint’s revised indication of interest. Mr. Carlson and Mr. Truess reviewed with the board that Amerigroup and WellPoint had negotiated a price of $92.00 per share in cash, subject to resolution of other transaction terms. With regard to the open material deal points, Mr. Truess explained that after extensive negotiations, WellPoint agreed to withdraw its request for the “force the vote” provision as well as reduce the termination fees that it had been requesting from 4% to 3% for proposals received more than 30 days after execution of the merger agreement. In exchange, Amerigroup agreed to provide WellPoint with multiple three business day negotiation periods to seek to match a superior acquisition proposal from a third party. Mr. Truess discussed with the board that WellPoint had provided that upon resolving the purchase price it would require that Amerigroup enter into exclusive negotiations with it. Representatives of Skadden reviewed with the directors their fiduciary duties with respect to the potential sale of the company, including the need for the directors to obtain the best price reasonably available for the company’s stockholders and considerations concerning pursuing exclusive negotiations or a competitive process. Following a lengthy discussion, the board determined that the best course for obtaining the highest purchase price reasonably available would be to enter into exclusive discussions with WellPoint. In making such determination, the board considered, among other things, in consultation with its financial and legal advisors and management, the high level of interest in a transaction shown by WellPoint to date and WellPoint’s position that it would not proceed unless the company entered into exclusive negotiations with WellPoint; the belief that Company D was the only other company that would likely have the interest and resources to pay an attractive purchase price but that a transaction with Company D would raise greater regulatory issues than a transaction with WellPoint and accordingly, a transaction with WellPoint would have a higher degree of certainty of closing; the risk that regulatory issues in any transaction with Company D could lead to divestitures and other remedies that could adversely affect the value of a transaction to Company D and the purchase price it would be prepared to pay; the risk that conducting a competitive process might not produce a higher price than WellPoint’s proposal and that WellPoint might not participate in a competitive process and might withdraw its indication of interest; and the board of directors’ belief that, given the uncertainty of being able to obtain a feasible competitive bid from another interested party, advising WellPoint that Amerigroup could pursue a competitive process if WellPoint was unwilling to pay a high enough price would, in the board of directors’ view, be the most effective strategy to obtain the highest price reasonably obtainable from WellPoint, rather than actually pursuing a competitive process. The board and representatives of Barclays and Goldman Sachs then discussed the proposed purchase price of $92.00 in the context of the valuation analyses previously undertaken by Barclays and Goldman Sachs. After further discussion, the board instructed management and Amerigroup’s advisors that they should continue to move forward with negotiations with WellPoint on the terms of the merger agreement. The board directed management that they should communicate to WellPoint that the company would negotiate with WellPoint on an exclusive basis until July 9, 2012, provided that Amerigroup reserved the right to terminate such exclusive negotiations prior to such time and that Amerigroup would not enter into a formal exclusivity agreement.

In executive session following the meeting, the independent directors discussed the treatment of Amerigroup’s stock options and other stock awards in connection with the transaction. The directors also reaffirmed that members of senior management should not begin negotiations regarding employment terms with WellPoint until the draft merger agreement was substantially agreed upon between the parties as determined by the independent directors or Mr. Child acting on behalf of the other independent directors. Representatives of Skadden, after speaking with Mr. Child, subsequently conveyed this decision to Mr. Pace who then conveyed it to Messrs. Carlson and Truess.

From July 4, 2012 through July 7, 2012, Amerigroup and WellPoint, assisted by representatives of Skadden and Linklaters, negotiated the terms of a definitive merger agreement. During this time, WellPoint also performed additional due diligence and had numerous telephonic conversations with members of Amerigroup’s management regarding Amerigroup’s business and operations. On the afternoon of July 6, 2012, with the material terms in the merger agreement having been resolved, Mr. Child advised Messrs. Carlson, Truess and Zoretic and their separate counsel that they could begin negotiating employment agreements with WellPoint. Mr. Child also advised Messrs. Carlson, Truess and Zoretic that Amerigroup’s board would not agree to WellPoint’s request that consummation of the acquisition be conditioned on the three executives’ continued employment by Amerigroup at the closing. On July 7, 2012, WellPoint withdrew its request that the consummation of the transaction be conditioned on the continued employment of Amerigroup’s senior executives at the closing of the transaction; however, WellPoint still required that Messrs. Carlson, Truess and Zoretic enter into employment agreements with WellPoint upon execution of a definitive merger agreement.

On the afternoon of July 8, 2012, Amerigroup held a special meeting of its board of directors to review the proposed transaction with WellPoint. Prior to the meeting, directors had received copies of the draft merger agreement and a summary of the terms thereof, draft board resolutions and presentation materials prepared by each of Goldman Sachs, Barclays and Skadden. At the meeting, Mr. Carlson and Mr. Truess and representatives of Barclays, Goldman Sachs and Skadden reviewed with the board the proposed terms of the transaction and discussed the resolution of the final issues in the merger agreement. Representatives of Skadden then reviewed with the board its fiduciary duties in considering the transaction, including that the directors obtain the best value reasonably available to the company’s stockholders. Following questions from the directors, representatives of Skadden discussed the two-tiered termination fee that had been negotiated and its impact on a post-signing “market check”.

Representatives of Barclays then reviewed with the board the presentation previously prepared by Barclays, including its financial analysis of the proposed merger consideration and rendered its oral opinion to the board, which was subsequently confirmed by delivery of a written opinion dated July 9, 2012, that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to Amerigroup’s stockholders is fair, from a financial point of view, to such stockholders. Barclays’ financial analysis and written opinion is described below under “—Opinion of Barclays Capital Inc.”

Next, representatives of Goldman Sachs reviewed with the board the presentation previously prepared by Goldman Sachs, including its financial analysis of the proposed merger consideration and delivered its oral opinion to the board, which was subsequently confirmed by delivery of a written opinion dated July 9, 2012, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than WellPoint and its affiliates) of shares of Amerigroup common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs’ financial analysis and written opinion is described below under “—Opinion of Goldman, Sachs & Co.”

Following this presentation, representatives of Skadden reviewed with the board of directors the detailed terms of the draft merger agreement, including the history of negotiations on the material transaction terms, and the material terms of WellPoint’s financing commitment.

In executive session, the independent directors engaged in an extensive discussion with representatives of Barclays, Goldman Sachs and Skadden regarding whether the board could reasonably approve the transaction with WellPoint without undertaking a competitive process to sell the company. The factors considered by the independent directors, in consultation with representatives of Barclays, Goldman Sachs and Skadden, included, among others, the high level of interest in a transaction shown by WellPoint to date; the directors’ belief that Company D was the only other company that would likely have the interest and resources to pay an attractive purchase price but that a transaction with Company D would raise greater regulatory issues than a transaction with WellPoint and accordingly, a transaction with WellPoint would have a greater level of certainty of closing; the risk that regulatory issues in any transaction with Company D could lead to divestitures and other remedies that could adversely affect the value of a transaction to Company D and the purchase price it would be prepared to pay; the risk that conducting a competitive process might not produce a higher price than WellPoint’s proposal and that WellPoint might not participate in a competitive process and might withdraw its indication of interest; and the board of directors’ belief that, given the uncertainty of being able to obtain a feasible competitive bid from another interested party, advising WellPoint that Amerigroup could pursue a competitive process if WellPoint was unwilling to pay a high enough price would, in the board of directors’ view, be the most effective strategy to obtain the highest price reasonably obtainable from WellPoint, rather than actually pursuing a competitive process. Following this discussion, the representatives of Barclays and Goldman Sachs were excused from the meeting and, among other things, representatives of Skadden provided the independent directors with an overview of the terms of employment agreements being negotiated by Mr. Carlson, Mr. Truess, Mr. Zoretic and WellPoint and discussed certain fiduciary duty matters.

Following this executive session, the Amerigroup board of directors reconvened and discussed the terms of the proposed transaction in detail, and the directors determined to unanimously support proceeding to complete discussions with WellPoint. Mr. Carlson updated the board of directors that he, Mr. Truess and Mr. Zoretic were still in the process of finalizing their employment agreements with WellPoint. At this time, the board determined to adjourn the meeting until later in the evening to allow the company and WellPoint to complete their final negotiations and to allow Messrs. Carlson, Truess and Zoretic to complete their negotiations with WellPoint regarding employment terms.

Later in the evening of July 8, 2012, the board of directors reconvened and Mr. Carlson informed the board that the employment agreements between WellPoint and Mr. Carlson, Mr. Truess and Mr. Zoretic were substantially complete and in the process of final documentation. The board then discussed the proposed transaction and approved the form, terms, provisions, and conditions of the merger agreement with WellPoint, substantially in the form presented, and the transactions contemplated by the merger agreement, including the merger. Following the meeting, in the early morning of July 9, 2012, officers of WellPoint and Amerigroup executed the merger agreement. WellPoint and Amerigroup issued a joint press release at approximately 7:30 a.m. publicly announcing the entry into the merger agreement.

Amerigroup’s Reasons for the Merger

In evaluating the merger agreement and the merger, the Amerigroup board of directors consulted with Amerigroup’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that Amerigroup stockholders vote for the adoption of the merger agreement, the Amerigroup board of directors considered a variety of factors, including the following:

•

the review of Amerigroup’s business, strategy, current and projected financial condition, current earnings and earnings prospects, and the current and prospective regulatory environment for Amerigroup;

•	the risks and uncertainties associated with maintaining Amerigroup’s existence as an independent company and the opportunities presented by the merger;

•	the fact that the merger consideration consists solely of cash, providing Amerigroup stockholders with certainty of value and liquidity upon consummation of the merger;

•

recent and historical market prices for Amerigroup common stock, as compared to the merger consideration, including the fact that the merger consideration of $92.00 per share represents an approximate premium of:

•	43.0% over $64.34, the closing price per share of Amerigroup’s common stock on July 6, 2012, the last trading day prior to the announcement of the merger agreement;

•	47.5% over the average closing price per share of Amerigroup’s common stock over the 30 days ended July 6, 2012;

•	45.9% over the average closing price per share of Amerigroup common stock over the 90 day period prior to July 6, 2012;

•	55.9% over the average closing price per share of Amerigroup common stock over the one year period prior to July 6, 2012; and

•	22.9% over $74.87, the highest per share closing price of Amerigroup’s common stock during the 52-week period ended July 6, 2012.

•

the board of directors’ belief that the price per share of Amerigroup common stock was not likely to trade at or above the $92.00 per share merger consideration in the foreseeable future, which belief was based on a number of factors, including:

•

the general risks of market conditions that could affect the price of Amerigroup common stock, as well as the other risks and uncertainties discussed in Amerigroup’s public filings with the SEC (including, without limitation, risks associated with Amerigroup’s focus on recipients of publicly funded healthcare, medical management programs, and community-based education and outreach programs (including Medicaid, Children’s Health Insurance Program, Medicaid expansion programs and Medicare Advantage) and increasing public, political and regulatory scrutiny of Amerigroup’s business lines generally, including Medicaid plans);

•

the risks and uncertainty posed by the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and related matters and its and their effect on Amerigroup’s business and operations, including the excise tax on premium revenues scheduled to take effect in 2014; potential efforts by Congress to repeal all or a portion of the Affordable Care Act; the effect of the outcome of the 2012 presidential election on the Affordable Care Act; and the possibility that one or more states may elect not to expand Medicaid coverage in light of the United States Supreme Court’s decision in Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012); Dept. of Health & Human Servs. v. Florida, Nos. 11-398 & 11-400 (2012);

•

the need for Amerigroup to make future bids for contracts to serve dual eligible beneficiaries and the advantages of combining with a company with the necessary Medicare capabilities that would be required to compete for such contracts;

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the Amerigroup board of directors’ review of other strategic alternatives for Amerigroup, including the Amerigroup board of directors’ knowledge of Amerigroup’s business, competitive position in the industry, financial condition, results of operations, on both historical and prospective bases, and of the risk-adjusted probabilities associated with achieving Amerigroup’s long-term strategic plan as a stand-alone company as compared to the certainty of value and opportunity afforded to Amerigroup stockholders by way of the merger consideration. This included consideration of Amerigroup’s focus on Medicaid plans and Amerigroup’s capabilities to compete effectively with larger diversified managed care companies with greater financial resources; to successfully identify, obtain, execute and integrate acquisition targets to supplement its membership growth and diversify its business; to expand Amerigroup’s business in light of significant capital requirements; to successfully participate in the integration of the dual eligible population; and to respond to new regulatory directives; and

•

the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “—Certain Projections Prepared by the Management of Amerigroup” below, including the fact that Amerigroup’s actual financial results in future periods could differ materially from the projected results.

•

the opinion of Goldman, Sachs & Co. to the Amerigroup board of directors that, as of July 9, 2012, and based upon and subject to the factors and assumptions set forth in its opinion, the $92.00 per share of Amerigroup common stock in cash to be paid to the holders (other than WellPoint and its affiliates) of shares of Amerigroup common stock pursuant to the merger agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Goldman Sachs and described below under “—Opinion of Goldman, Sachs & Co.”;

•

the opinion of Barclays Capital Inc. to the Amerigroup board of directors that, as of July 8, 2012, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the $92.00 per share in cash to be offered to the holders of shares of Amerigroup’s common stock is fair, from a financial point of view, to such stockholders, and the financial analyses related thereto prepared by Barclays and described below under “—Opinion of Barclays Capital Inc.”;

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the Amerigroup board of directors’ belief that it was preferable to negotiate on a confidential basis with WellPoint rather than to conduct a private or public “auction” or sale process of Amerigroup, particularly in light of (1) the board of directors’ belief, after consultation with Amerigroup’s financial advisors, that undertaking such an auction or sale process was unlikely to lead to a higher purchase price for Amerigroup and could result in WellPoint considering a lower price if WellPoint participated in a sale process or WellPoint withdrawing its offer to purchase the company and a “failed” effort to sell Amerigroup would be highly detrimental to Amerigroup, (2) the boards’ belief that, after considering a range of potential acquirers other than WellPoint and, after consultation with Amerigroup’s management and Amerigroup’s financial advisors, only Company D had the financial resources and current interest in a transaction with Amerigroup and only Company D might have a strategic rationale to compete with a WellPoint offer to acquire Amerigroup, and the board’s belief that, after consultation with counsel and the Company’s management, a potential transaction with Company D would involve more antitrust and other regulatory issues and that the risk that regulatory issues in a potential transaction with Company D could lead to divestitures and other remedies that could adversely effect the value of a transaction to Company D and the purchase price it would be prepared to pay, and that there would be a lower likelihood of obtaining antitrust and other required regulatory approvals without undue delay under applicable laws, as compared with the potential antitrust and other regulatory risks and related potential delay associated with an acquisition by WellPoint, (3) the board of directors’ belief that, given the uncertainty of being able to obtain a feasible competitive bid from another interested party, advising WellPoint that Amerigroup could pursue a competitive process if WellPoint was unwilling to pay a high enough price would, in the board of directors’ view, be the most effective strategy to obtain the highest price reasonably obtainable from WellPoint, rather than actually pursuing a competitive process, (4) the fact that Amerigroup would be permitted, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party who makes an unsolicited bona fide acquisition proposal, (5) the fact that Amerigroup would also be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, as defined in the section entitled “The Merger Agreement—No Solicitation of Proposals for an Alternative Transaction; Changes in Board Recommendation”, after giving WellPoint an opportunity to match such offer and upon payment to WellPoint of a termination fee of $73,000,000 if the basis for termination of the merger agreement is to enter into an alternative transaction with a third party that submits a bona fide written alternative acquisition proposal during the 30-day period following the date of the merger agreement, which Amerigroup’s board of directors determines, in good faith prior to the end of such 30 day period, is, or is reasonably likely to lead to, a superior proposal, or a termination fee of $146,000,000 if the superior proposal is made by a party that submits a proposal more than 30 days following the date of the merger agreement, as described in the section entitled “The Merger Agreement—Expenses and Termination Fee; Effect of Termination”, and (6) the risk that disclosure of competitively sensitive confidential information to a potential acquiror could adversely affect Amerigroup’s business in the future;

•

the belief of the board of directors of Amerigroup, based on advice of the Company’s management and financial advisers, that there could be consolidation in the Medicaid managed care market and that Amerigroup would be better positioned to maximize shareholder value by being the first such major company to participate in such consolidation;

•

the fact that Amerigroup’s legal and financial advisors were involved throughout the negotiations and updated the board directly and regularly, which provided the board with additional perspectives on the negotiations in addition to those of management;

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the fact that the Amerigroup board of directors, through extensive, arms-length negotiation, was able to effectively obtain an increase in the merger consideration to $92.00 from WellPoint’s initial proposal of $83.00, as described in the section entitled “The Merger—Background of the Merger”;

•

the belief of the Amerigroup board of directors, based upon consultation with counsel and the Company’s management, that an acquisition by WellPoint would likely involve fewer antitrust and other regulatory issues and, accordingly, have a higher degree of certainty of closing, and that there would be a greater likelihood of obtaining antitrust and other required regulatory approvals without undue delay under applicable laws, as compared with the potential antitrust and other regulatory risks and related potential delay associated with an acquisition by Company D;

•

the Amerigroup board of directors’ assessment, after consultation with Goldman Sachs and Barclays, that WellPoint will have adequate financial resources to pay the merger consideration, including the limited, and high likelihood of satisfaction of, conditions to the bridge loan commitment obtained by WellPoint as described below under “—Financing Related to the Merger,” WellPoint’s representations and covenants contained in the merger agreement relating to such financing, and the Amerigroup board of directors’ assessment, after consultation with Amerigroup’s financial advisors, of WellPoint’s ability to obtain financing;

•

the fact that the merger will be subject to the approval of our stockholders and that, in this regard, our directors and executive officers do not own a significant enough interest, in the aggregate, to influence substantially the outcome of such stockholder vote; and

•	the fact that Amerigroup stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law.

The Amerigroup board of directors also specifically considered the following terms of the merger agreement:

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the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by WellPoint to obtain applicable regulatory approvals and assume the risks related to certain conditions and requirements imposed by regulators in connection with securing such approvals, the absence of a financing condition and WellPoint’s representations, warranties, and covenants related to obtaining financing for the transaction, which were substantial assurances that the merger ultimately should be consummated on a timely basis;

•

the requirement to pay WellPoint a termination fee of $73,000,000 if the basis for termination of the merger agreement is to enter into an alternative transaction with a third party that submits a bona fide written alternative acquisition proposal during the 30-day period following the date of the merger agreement, which Amerigroup’s board of directors determines, in good faith prior to the end of such 30 day period, is, or is reasonably likely to lead to, a superior proposal, or a termination fee of $146,000,000 if the superior proposal is made by a party that submits a proposal more than 30 days following the date of the merger agreement,

•	the delivery by WellPoint of letters setting forth the commitments and other arrangements regarding the bridge financing WellPoint contemplated using to consummate the transaction;

•	Amerigroup’s ability to seek to specifically enforce WellPoint’s obligations under the merger agreement, including WellPoint’s obligations to consummate the merger;

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Amerigroup’s ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party who makes an unsolicited bona fide acquisition proposal;

•

the ability of the Amerigroup board of directors, subject to certain conditions, to change its recommendation supporting the merger, regardless of the existence of a competing or superior acquisition proposal, to the extent Amerigroup’s board of directors determines that it is reasonably likely that the failure to take such action would be inconsistent with its fiduciary duties;

•	the customary nature of the other representations, warranties and covenants of Amerigroup in the merger agreement;

•

the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Amerigroup’s business during the pendency of the merger.

In the course of its deliberations, the Amerigroup board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that Amerigroup engaged in exclusive negotiations with WellPoint regarding a potential transaction rather than conducting a private or public “auction” or sale process of Amerigroup;

•

the fact that the completion of the merger will preclude Amerigroup stockholders from having the opportunity to participate in Amerigroup’s future earnings growth and the future appreciation of the value of its capital stock that could be anticipated if its strategic plan were successfully implemented on a stand-alone basis;

•

the deal protection measures in the merger agreement, including the fact that any time prior to the consummation of the merger, the Company may terminate the merger agreement and pay WellPoint a termination fee of $73,000,000 (equal to approximately 1.5% of the equity value of the transaction) if the basis for termination of the merger agreement is to enter into an alternative transaction with a third party that submits a bona fide written alternative acquisition proposal during the 30-day period following the date of the merger agreement, which Amerigroup’s board of directors determines, in good faith prior to the end of such 30-day period, is, or is reasonably likely to lead to, a superior proposal, or a termination fee of $146,000,000 (equal to approximately 3% of the equity value of the transaction) if the superior proposal is made by a party that submits a proposal more than 30 days following the date of the merger agreement. The board of directors of Amerigroup believed that the termination fee was at the lower end of the range for such fees in similar transactions and, based upon the advice of its advisors, that such fee should not be preclusive of competing offers following the announcement of the transaction;

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the fact that certain of Amerigroup’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Amerigroup’s other stockholders, including certain retention agreements between WellPoint and certain of our executive officers (see “—Interests of Amerigroup’s Directors and Executive Officers in the Merger”). The Amerigroup board of directors also did not believe the terms or existence of the employment arrangements would be preclusive of competing offers following the announcement of the transaction;

•

the fact that Amerigroup has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from Amerigroup stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Amerigroup’s business;

•

the potential negative effect of the pendency of the merger on Amerigroup’s business and relationships with employees, customers, providers, suppliers, regulators and the communities in which it operates, including the risk that certain key members of senior management might choose not to remain employed with Amerigroup prior to the completion of the merger, regardless of the completion of the merger;

•

the fact that the operations of Amerigroup will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit Amerigroup from undertaking material strategic initiatives or other material transactions to the detriment of Amerigroup and its stockholders; and

•	the fact that the merger consideration will be taxable to Amerigroup stockholders.

After considering the foregoing potentially negative and potentially positive factors, the Amerigroup board concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Amerigroup board of directors is not exhaustive but is intended to reflect the material factors considered by the Amerigroup board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Amerigroup board of directors, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Amerigroup board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Amerigroup board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Amerigroup board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.

Recommendation of the Amerigroup Board of Directors

After careful consideration, the Amerigroup board of directors has determined that the terms of the merger are advisable, fair to and in the best interest of Amerigroup and its stockholders, and has approved the terms of the merger agreement and the merger.

The Amerigroup board of directors recommends a vote “FOR” the proposal to adopt the merger agreement.

Opinions of Financial Advisors

Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the board of directors of Amerigroup that, as of July 9, 2012 and based upon and subject to the factors and assumptions set forth therein, the $92.00 per share of Amerigroup common stock in cash to be paid to the holders (other than WellPoint and its affiliates) of shares of Amerigroup common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 9, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Amerigroup in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Amerigroup’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Amerigroup for the five fiscal years ended December 31, 2011;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Amerigroup;

•	certain other communications from Amerigroup to its stockholders;

•	certain publicly available research analyst reports for Amerigroup; and

•	certain internal financial analyses and forecasts for Amerigroup prepared by its management, as approved for Goldman Sachs’ use by Amerigroup (referred to as the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of Amerigroup regarding their assessment of the past and current business operations, financial condition and future prospects of Amerigroup; reviewed the reported price and trading activity for Amerigroup common shares; compared certain financial and stock market information for Amerigroup with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the managed care industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it and has, with the consent of the board of directors of Amerigroup, relied on such information as being complete and accurate in all material respects. In that regard, Goldman Sachs assumed with the consent of the board of directors of Amerigroup that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Amerigroup. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Amerigroup or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Amerigroup or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by Goldman Sachs or any attempt to evaluate actuarial assumptions, and Goldman Sachs relied on Amerigroup with respect to the appropriateness and adequacy of reserves of Amerigroup and actuarial assumptions used by Amerigroup in connection with the Forecasts. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the appropriateness or adequacy of reserves or actuarial assumptions.

Goldman Sachs’ opinion does not address the underlying business decision of Amerigroup to engage in the transaction, or the relative merits of the merger as compared to any strategic alternatives that may be available to Amerigroup; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than WellPoint and its affiliates) of the shares of Amerigroup common stock, as of the date of the opinion, of the $92.00 per share of Amerigroup common stock in cash to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Amerigroup; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Amerigroup or class of such persons, in connection with the merger, whether relative to the $92.00 per share of Amerigroup common stock in cash to be paid to the holders (other than WellPoint and its affiliates) of shares of Amerigroup common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of Amerigroup or WellPoint or the ability of Amerigroup or WellPoint to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion expressed in its opinion were provided for the information and assistance of the board of directors of Amerigroup in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of Amerigroup common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Amerigroup in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 6, 2012, which was the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Implied Premia Analysis

Goldman Sachs calculated that the $92.00 per share of Amerigroup common stock in cash to be paid to the holders of shares of Amerigroup common stock pursuant to the merger agreement represented premia to the historical closing prices for the shares of Amerigroup common stock:

•	43.0% to the closing price of $64.34 on July 6, 2012;

•	47.5% to $62.38, the average of the closing prices over the one-month period ended July 6, 2012;

•	45.9% to $63.06, the average of the closing prices over the three-month period ended July 6, 2012;

•	55.9% to $59.00, the average of the closing prices over the one-year period ended July 6, 2012; and

•	22.9% to $74.87, the highest closing price during the 52-week period ended July 6, 2012.

Based on the $92.00 per share of Amerigroup common stock in cash to be paid to the holders of shares of Amerigroup common stock pursuant to the merger agreement and the total number of fully diluted outstanding shares of Amerigroup common stock as provided by Amerigroup management, Goldman Sachs derived a fully diluted equity value of Amerigroup of approximately $4.856 billion. By adding Amerigroup’s net debt (defined as total debt less unrestricted cash) of approximately $146 million to this fully diluted equity value, Goldman Sachs derived a fully diluted enterprise value of Amerigroup of approximately $5.003 billion. Using these equity and enterprise values and estimates of Amerigroup’s financial results included in the Forecasts, Goldman Sachs calculated multiples of:

•	enterprise value to earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”), for the 12-month period ended June 30, 2012 of 15.9x;

•	enterprise value to estimated 2012 EBITDA of 12.9x;

•	equity value to estimated 2012 net income of 24.9x; and

•	equity value to estimated 2013 net income of 17.9x.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Amerigroup to corresponding financial information, ratios and public market multiples for the following selected companies in each of the commercial, Medicaid and Medicare managed care sectors:

Commercial Managed Care Companies

•	Aetna, Inc. (“AET”)

•	Cigna Corporation (“CI”)

•	Coventry Health Care, Inc. (“CVH”)

•	Health Net, Inc. (“HNT”)

•	UnitedHealth Group Incorporated (“UNH”)

•	WellPoint, Inc. (“WLP”)

Medicaid Companies

•	Centene Corporation (“CNC”)

•	Molina Healthcare, Inc. (“MOH”)

•	Wellcare Health Plans, Inc. (“WCG”)

Medicare Companies

•	Humana Inc. (“HUM”)

•	Universal American Corp. (“UAM”)

Although none of the selected companies is directly comparable to Amerigroup, the companies included were chosen because they are publicly traded companies in the managed care industry with operations that, for purposes of analysis, may be considered similar to certain operations of Amerigroup. With respect to each of the selected companies, Goldman Sachs calculated the following multiples and compared them to the results for Amerigroup:

•	pursuant to the Forecasts, an enterprise value (referred to as “EV”) as a multiple of estimated 2012 fiscal year EBITDA;

•	pursuant to the Forecasts, a closing share price on July 6, 2012 as a multiple of estimated 2013 earnings per share (“EPS”, and collectively referred to as the “P/E multiple”); and

•	based on published Wall Street research as of July 6, 2012, a ratio of estimated 2013 P/E multiple to estimated five-year cumulative average EPS growth rate (referred to as the “P/E/G ratio”).

For purposes of these calculations, Goldman Sachs utilized an equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s closing share price on July 6, 2012. By adding the net debt amount (defined as total debt less unrestricted cash) of each company as most recently publicly reported by the company to the equity value of such company derived from the foregoing calculations, Goldman Sachs determined an enterprise value for each company. The multiples for the selected companies were calculated using median estimates for each company published by Wall Street research analysts as of July 6, 2012. The following table presents the results of these calculations for the selected companies:

Selected Companies
	Commercial						Medicaid			Medicare
	AET	CI	CVH	HNT	UNH	WLP	CNC	MOH	WCG	HUM	UAM
EV/ 2012E EBITDA	5.5x	5.9x	6.3x	8.3x	7.5x	6.2x	9.1x	9.0x	5.7x	6.6x	9.8x
2013E P/E multiple	6.7x	7.0x	9.4x	8.3x	10.0x	7.0x	11.1x	14.3x	10.2x	8.8x	13.9x
2013E P/E/G ratio	0.6x	0.6x	1.2x	0.8x	1.0x	0.7x	0.7x	1.0x	0.7x	0.9x	0.9x

The multiples for Amerigroup were calculated using the Forecasts, and the following table summarizes the results of these calculations for Amerigroup as compared to the selected companies:

Selected Companies
	Amerigroup	Commercial		Medicaid		Medicare
		Range	Median	Range	Median	Range	Median
EV/ 2012E EBITDA	8.8x	5.5x-8.3x	6.3x	5.7x-9.1x	9.0x	6.6x-9.8x	8.2x
2013E P/E multiple	12.5x	6.7x-10.0x	7.7x	10.2x-14.3x	11.1x	8.8x-13.9x	11.4x
2013E P/E/G ratio	0.5x	0.6x-1.2x	0.8x	0.7x-1.0x	0.7x	0.9x-0.9x	0.9x

Based on its professional judgment, Goldman Sachs applied illustrative multiples of enterprise value to EBITDA ranging from 8.0x to 10.0x to Amerigroup estimated 2012 EBITDA included in the Forecasts to derive a range of illustrative enterprise values for Amerigroup. By subtracting Amerigroup’s net debt of approximately $146 million from these enterprise values and dividing the results by the total number of fully diluted outstanding shares of Amerigroup common stock, Goldman Sachs derived a range of implied values per share of Amerigroup common stock from $58.90 to $72.51. In addition, based on its professional judgment, Goldman Sachs applied illustrative P/E/G ratios ranging from 0.7x to 1.0x to Amerigroup’s estimated 2013 EPS (per the Forecasts) and 5-year cumulative average net income growth rate (per the published Wall Street research as of July 6, 2012) to derive a range of implied values per share of Amerigroup common stock of $53.86 to $76.95.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis based on Amerigroup’s estimated unlevered free cash flows from the Forecasts. Goldman Sachs calculated net present values of unlevered free cash flows for Amerigroup for the second half of 2012 and the years 2013 through 2017 using discount rates ranging from 9.5% to 11.5%, reflecting an estimate of Amerigroup’s weighted average cost of capital. Goldman Sachs then calculated illustrative terminal values in the year 2017 based on perpetuity growth rates ranging from 1.5% to 3.5% and discount rates ranging from 9.5% to 11.5% (which implied terminal value EBITDA multiples ranging from 5.5x to 8.4x). Goldman Sachs then added the net present values of the unlevered free cash flows for the second half of 2012 and the years 2013 through 2017 to the present value of the illustrative terminal value, in each case discounted to June 30, 2012, to derive a range of illustrative implied enterprise values. Goldman Sachs then calculated an illustrative range of present values per share of Amerigroup common stock by subtracting Amerigroup’s net debt amount as of June 30, 2012, per the Forecasts, from the illustrative range of implied enterprise values that it derived for Amerigroup, and divided the results by the number of fully diluted shares of Amerigroup common stock as of June 30, 2012 per information provided by management of Amerigroup. This analysis resulted in a range of illustrative values per share of Amerigroup common stock from $70.21 to $112.59.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed illustrative analyses of the present value of the future price per share of common stock of Amerigroup, using the Forecasts. Goldman Sachs calculated an illustrative range of implied present values per share of Amerigroup common stock based on hypothetical future share prices for Amerigroup common stock for each of calendar year 2013 through 2017. For purposes of this analysis, Goldman Sachs derived hypothetical future share prices for Amerigroup common stock by applying next twelve month P/E multiples ranging from 12.5x to 15.5x to Amerigroup’s estimated EPS (per the Forecasts) for each of 2013 through 2017. Goldman Sachs then discounted these future share prices to June 30, 2012 using a discount rate of 10.8%, reflecting an estimate of Amerigroup’s cost of equity. This analysis resulted in a range of illustrative present values per share of Amerigroup common stock of $60.92 to $122.70.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following change of control transactions in the managed care industry that were announced since 2002:

Acquiror	Target	Date Announced
Cigna Corporation	HealthSpring, Inc.	10/24/2011
Coventry Health Care, Inc.	First Health Group Corporation	10/14/2004
United Health Group Incorporated	Sierra Health Services, Inc.	3/12/2007
	Mid Atlantic Medical Services, Inc.	10/27/2003
	Oxford Health Plans, Inc.	4/26/2004
	PacifiCare Health Systems, Inc.	7/06/2005
WellPoint, Inc. (f/k/a Anthem, Inc.)	Trigon Healthcare, Inc.	4/29/2002
	WellPoint Health Networks, Inc.	10/27/2003
	WellChoice, Inc.	9/27/2005

While none of the businesses or companies that participated in these selected transactions is directly comparable to the proposed merger, the target companies in the selected transactions are such that, for the purposes of analysis, the selected transactions may be considered similar to the proposed merger.

For each of the selected transactions for which relevant information was publicly available, Goldman Sachs calculated and reviewed the following:

•	the premium represented by the announced per share transaction price to the closing price of the target company’s common stock on the trading day before the public announcement of the transaction; and

•

the enterprise value of the target company based on the announced transaction price, as a multiple of the target company’s EBITDA for the last twelve month period, or “LTM”, prior to the announcement of the transaction.

For purposes of this analysis, the target companies’ enterprise values were generally calculated by adding to the total equity consideration paid in the transaction the target company’s net debt amount based on publicly available information. The following table presents the results of this analysis:

Selected Transactions
Acquiror	Target	1 Day Premium	EV/LTM EBITDA
Cigna Corporation[1]	HealthSpring, Inc.	37.0%	7.6x
Coventry Health Care, Inc.	First Health Group Corporation	24.3%	6.7x
United Health Group Incorporated	Sierra Health Services, Inc.	21.2%	11.3x
	Mid Atlantic Medical Services, Inc.	16.0%	12.9x
	Oxford Health Plans, Inc.	14.2%	7.7x
	PacifiCare Health Systems, Inc.	10.1%	13.2x
WellPoint, Inc. (f/k/a Anthem, Inc.)	Trigon Healthcare, Inc.	24.7%	15.6x
	WellPoint Health Networks, Inc.	20.4%	9.6x
	WellChoice, Inc.	9.4%	12.7x

The following table summarizes the results of this analysis for Amerigroup as compared to the target companies:

	Amerigroup after WellPoint offer		Selected Transactions
			High	Low	Median
1 Day Premium	43.	0%	37.0%	9.4%	20.4%
EV/LTM EBITDA	15.	9x	15.6x	6.7x	11.3x

[1]	EBITDA multiple for CIGNA/HealthSpring is based on 2011E EBITDA.

Based on Goldman Sachs’ professional judgment, Goldman Sachs applied illustrative premia ranging from 10.0% to 40.0% to the closing price for the shares of Amerigroup common stock on July 6, 2012 to derive an illustrative range of implied values per share of Amerigroup common stock of $70.77 to $90.08.

In addition, based on Goldman Sachs’ professional judgment, Goldman Sachs applied illustrative multiples of enterprise value to LTM EBITDA ranging from 8.0x to 13.0x to Amerigroup’s EBITDA for the 12-month period ended June 30, 2012 to derive an illustrative range of enterprise values of Amerigroup. By subtracting Amerigroup’s net debt of $146 million from these enterprise values and dividing the results by the total number of fully diluted outstanding shares of Amerigroup common stock, Goldman Sachs derived an illustrative range of implied values per share of Amerigroup common stock of $47.89 to $76.10.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Amerigroup or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the board of directors of Amerigroup that, as of July 9, 2012 and based upon and subject to the factors and assumptions set forth therein, the $92.00 per share of Amerigroup common stock in cash to be paid to the holders (other than WellPoint and its affiliates) of shares of Amerigroup common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Amerigroup, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between WellPoint and Amerigroup and was approved by the board of directors of Amerigroup. Goldman Sachs provided advice to Amerigroup during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Amerigroup or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the board of directors of Amerigroup was one of many factors taken into consideration by the board of directors of Amerigroup in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Amerigroup, WellPoint and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs has acted as financial advisor to Amerigroup in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to Amerigroup and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as sole bookrunner for an offering by Amerigroup of Senior Unsecured Notes due 2019 (aggregate principal amount $400,000,000) in November 2011 and an offering by Amerigroup of Senior Unsecured Notes due 2019 (aggregate principal amount $75,000,000) in January 2012. Goldman Sachs also has provided certain investment banking services to WellPoint and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner for an offering by WellPoint of Senior Unsecured Notes due 2020 and 2040 (aggregate principal amount $1,000,000,000) in August 2010, co-manager for an offering of Senior Unsecured Notes due 2017 (aggregate principal amount $400,000,000) and Senior Unsecured Notes due 2021 (aggregate principal amount $700,000,000) in August 2011, and joint bookrunner for an offering by WellPoint of Senior Unsecured Notes due 2022 (aggregate principal amount $850,000,000) in May 2012. Goldman Sachs may also in the future provide investment banking services to Amerigroup, WellPoint and their respective affiliates for which its Investment Banking Division may receive compensation.

2012 Convertible Notes and Warrants

Concurrently with Amerigroup’s issuance of the 2012 Convertible Notes, for which Goldman Sachs acted as an initial purchaser, Amerigroup entered into the Call Spread Transactions with Goldman Sachs International, an affiliate of Goldman Sachs (through Wells Fargo, which acted as intermediary between Goldman Sachs International and Amerigroup). The Call Spread Transactions consisted of the purchase by Amerigroup of call options relating to $260,000,000 aggregate principal amount of 2012 Convertible Notes (which were convertible into up to approximately 6.1 million shares of Amerigroup common stock as of the date of issuance of the 2012 Convertible Notes), and the sale by Amerigroup of warrants in respect of approximately 6.1 million shares of Amerigroup common stock. The convertible note hedge transactions matured in May 2012 and are no longer outstanding. In connection with the settlement of the convertible note hedge transactions, Goldman Sachs International delivered approximately 2.1 million shares of Amerigroup common stock (equivalent to the number of shares of Amerigroup common stock that Amerigroup delivered to holders of the 2012 Convertible Notes upon conversion thereof) to Amerigroup (through Wells Fargo). The issuer warrant transactions, which have a longer maturity than the convertible note hedge transactions, remain in place. In accordance with the terms of the issuer warrant transactions, if the merger is consummated on or prior to the final expiration date of the warrants, scheduled to be October 22, 2012, Goldman Sachs International would be entitled to receive a payment from Amerigroup (through Wells Fargo) for the early cancellation of the issuer warrant transactions outstanding at such time. The warrants provide, among other things, that within five business days following the cancellation of the warrants, the parties will seek agreement on the amount of the cancellation payment, and if they are unable to agree on such amount Goldman Sachs International, as calculation agent, is required to determine the amount of such cancellation payment in a commercially reasonable manner. It is expected that the amount of such payment would be in excess of approximately $233.7 million (the product of the number of outstanding warrants multiplied by the amount by which $92.00 exceeds the strike price of the warrants) if the merger were to close before August 13, 2012. As the warrants expire during the period from August 13 through October 22, 2012, Amerigroup would, pursuant to the terms of the warrants, be obligated to deliver shares of Amerigroup common stock worth the excess of the then market price over the warrant strike price for the expiring warrants, and the aggregate cancellation amount payable upon closing of the merger would generally decrease each day since fewer warrants remain outstanding (with no cancellation amount payable if the closing of the merger is consummated after the final expiration date of the warrants). The amount of any such cancellation payment will depend on various factors including, among others, the merger consideration, the closing date of the merger (and the resulting remaining terms of the warrants) and applicable interest rates.

*        *        *

The board of directors of Amerigroup selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated June 22, 2012, Amerigroup engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Amerigroup. Pursuant to the terms of this engagement letter, Amerigroup has agreed to pay Goldman Sachs a transaction fee of approximately $18,700,000, $3,000,000 of which became payable upon announcement of the merger and the remainder of which is contingent upon consummation of the merger, and Amerigroup has agreed to reimburse Goldman Sachs for its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement.

Barclays Capital Inc.

Amerigroup engaged Barclays to act as its financial advisor with respect to pursuing a possible sale of the company. On July 8, 2012, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Amerigroup’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to Amerigroup’s stockholders is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of July 9, 2012, is attached as Annex C to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors of Amerigroup, addresses only the fairness, from a financial point of view, to Amerigroup’s stockholders of the consideration to be offered to the stockholders of Amerigroup and does not constitute a recommendation to any stockholder of Amerigroup as to whether to accept the consideration offered to such stockholders in connection with the proposed transaction. The terms of the proposed transaction were determined through arm’s-length negotiations between Amerigroup and WellPoint and were approved by Amerigroup’s board of directors. Barclays did not recommend any specific form of consideration to Amerigroup or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, Amerigroup’s underlying business decision to proceed with or effect the proposed transaction. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Amerigroup in the proposed transaction. No limitations were imposed by Amerigroup’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays reviewed and analyzed:

•	the Agreement and Plan of Merger dated July 9, 2012 and the specific terms of the proposed transaction;

•

publicly available information concerning Amerigroup that Barclays believes to be relevant to its analysis, including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012;

•

financial and operating information with respect to the business, operations and prospects of Amerigroup furnished to Barclays by the company, including financial projections of the company prepared by management of the company;

•	a trading history of Amerigroup’s common stock from July 6, 2011 to July 6, 2012;

•	published estimates of independent research analysts with respect to price targets of Amerigroup;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant; and

•	a comparison of the historical financial results and present financial condition of Amerigroup with those of other companies that Barclays deemed relevant.

In addition, Barclays had discussions with the management of Amerigroup concerning its business, operations, assets, liabilities, financial condition and prospects and has undertaken such other studies, analyses and investigations as its deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by it without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information) and has further relied upon the assurances of the management of Amerigroup that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Amerigroup, upon the advice of the company, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Amerigroup as to the future financial performance of the company, and Barclays relied on such projections in performing its analysis and arriving at its opinion. Barclays assumed no responsibility for and it expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Amerigroup and did not make or obtain any evaluations or appraisals of the assets or liabilities of Amerigroup. In addition, Amerigroup did not ask Barclays to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Amerigroup’s business. Barclays’ opinion necessarily is based upon market, economic and other conditions as they existed on, and can be evaluated as of, July 9, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after July 9, 2012.

Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Amerigroup, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays does not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that Amerigroup has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to shares of Amerigroup common stock but rather made its determination as to fairness, from a financial point of view, to Amerigroup’s stockholders of the consideration to be offered to such stockholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to Amerigroup’s board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Amerigroup or any other parties to the proposed transaction. None of Amerigroup, WellPoint, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of shares of Amerigroup common stock, Barclays considered historical data with regard to the trading prices of shares of Amerigroup common stock for the period from July 6, 2011 to July 6, 2012, the last trading date prior to the delivery of Barclays’ opinion.

Barclays noted that within the period from July 6, 2011 to July 6, 2012, the intraday share price of shares of Amerigroup common stock ranged from a low of $37.57 per share to a high of $75.74 per share. The volume-weighted average price (“VWAP”) of shares of Amerigroup common stock for the 20-days prior to July 6, 2012 was $62.22, and the 200-day VWAP of shares of Amerigroup common stock was $59.80.

Research Price Targets Analysis

Barclays considered publicly available research per share price targets for shares of Amerigroup common stock provided by independent research analysts as of July 6, 2012, the last trading date prior to the delivery of Barclays’ opinion, and calculated the average per share price target and the median per share price target. The following table reflects the results of the calculation:

	Low	Mean	Median	High
Research Price Targets	$68.00	$77.25	$79.00	$95.00

The public market share price targets prepared and published by equity research analysts do not necessarily reflect current market trading prices for shares of Amerigroup common stock and these estimates are based on assumptions as to Amerigroup’s future performance and as to conditions in the equity markets that are inherently uncertain.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Amerigroup with selected companies that Barclays, based on its experience in the managed care industry, deemed comparable to Amerigroup. The selected comparable companies were grouped into two categories (identified by Barclays as Medicaid Companies and Diversified Companies), each of which Barclays deemed relevant in certain respects, as follows:

Medicaid Companies	Diversified Companies
Molina Healthcare, Inc.	Aetna Inc.
Centene Corporation	Cigna Corporation
WellCare Health Plans, Inc.	Coventry Health Care, Inc.
HealthNet, Inc.
UnitedHealth Group Incorporated
WellPoint, Inc.

Barclays calculated and compared various financial multiples and ratios of Amerigroup and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio), and each company’s enterprise value to projected earnings before interest, taxes, depreciation and amortization (“EBITDA”). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its unrestricted cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including third party consensus research estimates) and closing prices, as of July 6, 2012, the last trading date prior to the delivery of Barclays’ opinion. The ratios for Amerigroup were calculated using the closing price of the common stock on July 6, 2012. The results of this selected comparable company analysis are summarized below:

The following table presents the results of this analysis for the selected companies:

	Medicaid Companies						Diversified Companies Mean
	Molina	Centene	WellCare	Low(1)	Mean	High(1)
Price / Estimated 2012 EPS	25.6x	19.2x	9.8x	9.8x	18.2x	25.6x	9.4x
Price / Estimated 2013 EPS	14.3x	11.1x	10.2x	10.2x	11.9x	14.3x	8.1x
Enterprise Value / Estimated 2012 EBITDA	9.0x	9.1x	5.7x	5.7x	8.0x	9.1x	6.3x
Enterprise Value / Estimated 2013 EBITDA	6.9x	5.9x	5.9x	5.9x	6.2x	6.9x	5.8x

(1)	Includes Medicaid Companies
(2)	Includes Diversified Companies

Barclays selected the comparable companies listed above because of one or more businesses or operating profiles are reasonably similar to that of Amerigroup. However, because of the inherent differences between the business, operations and prospects of Amerigroup and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Amerigroup and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Amerigroup and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 10.0x to 14.5x multiples of 2013 estimated earnings per share (“EPS”) for Amerigroup and applied such range to the management projections to calculate a range of implied prices per share of Amerigroup common stock. The following table sets forth the results of the comparable companies analysis:

Implied Equity Value Per Share of Amerigroup Common Stock
Price / 2013 Estimated EPS	$51.30 -74.38

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Amerigroup with respect to the size, mix, growth, margins and other characteristics of their businesses. Barclays reviewed the following transactions:

Announcement Date	Acquiror	Target
11/22/2011	UnitedHealth Group Incorporated	XLHealth Corporation
10/24/2011	Cigna Corporation	HealthSpring, Inc.
6/8/2011	WellPoint, Inc.	CareMore Health Group
8/26/2010	HealthSpring, Inc.	Bravo Health Inc.
5/24/2007	Aetna Inc.	Schaller Anderson, Incorporated
3/12/2007	UnitedHealth Group Incorporated	Sierra Health Services, Inc.
9/27/2005	WellPoint, Inc.	WellChoice, Inc.
7/6/2005	UnitedHealth Group Incorporated	PacifiCare Health Systems Inc.
4/26/2004	UnitedHealth Group Incorporated	Oxford Health Plans, Inc.
10/27/2003	UnitedHealth Group Incorporated	Mid-Atlantic Medical Services Inc. (MAMSI)
10/27/2003	Anthem Inc.	WellPoint Heath Networks Inc.
6/3/2003	WellPoint Health Networks	Cobalt Corporation

Using publicly available information for each of the selected precedent transactions, Barclays calculated equity value as a multiple of the 1-year forward estimated earnings and calculated enterprise value as a multiple of last 12 months’ (“LTM”) EBITDA. The enterprise value of each company was obtained by adding its short-term and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its unrestricted cash and cash equivalents. The following table presents the results of this analysis:

Acquiror	Target	Equity Value / Earnings (1-Year Forward)	Enterprise Value (LTM EBITDA)
UnitedHealth Group Incorporated	XLHealth Corporation	N/A	9.3x
Cigna Corporation	HealthSpring, Inc.	12.7x	7.8x
WellPoint, Inc.	CareMore Health Group	N/A	10.1x
HealthSpring, Inc.	Bravo Health Inc.	N/A	6.5x
Aetna Inc.	Schaller Anderson, Incorporated	N/A	9.7x
UnitedHealth Group Incorporated	Sierra Health Services, Inc.	16.3x	11.3x
WellPoint, Inc.	WellChoice, Inc.	20.1x	12.7x
UnitedHealth Group Incorporated	PacifiCare Health Systems Inc.	17.6x	13.2x
UnitedHealth Group Incorporated	Oxford Health Plans, Inc.	11.9x	7.7x
UnitedHealth Group Incorporated	Mid-Atlantic Medical Services Inc. (MAMSI)	15.1x	12.9x
Anthem Inc.	WellPoint Heath Networks Inc.	15.5x	9.6x
WellPoint Health Networks	Cobalt Corporation	16.4x	12.2x

The following table summarizes the results of this analysis for Amerigroup as compared to the selected precedent transactions:

Multiple	Low	Recent Transactions Mean(1)	10-Year Mean	High
Equity Value / Earnings (1-Year Forward)	11.9x	12.7x	15.7x	20.1x
Enterprise Value / LTM EBITDA	6.5x	8.4x	10.3x	13.2x

1)	Reflects the four selected precedent transactions identified above that occurred during or after 2010.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Amerigroup and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays, therefore, made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Amerigroup. Based upon these judgments, Barclays selected a range of 8.0x to 10.0x multiples of 2012 estimated EBITDA, 8.0x to 10.0x multiples of second-half 2012 (“2H 2012”) estimated run-rate EBITDA and 12.0x to 18.0x multiples of 2013 estimated EPS and applied such ranges to the management projections to calculate a range of implied prices per share of Amerigroup common stock. The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Multiple	Implied Equity Value Per Share of Amerigroup Common Stock
Equity Value / 2013 Estimated EPS	$61.56 – 92.34
Enterprise Value / 2012 Estimated EBITDA (8.0x-10.0x)	$58.91 – 72.51
Enterprise Value / 2H 2012 Estimated Run-Rate EBITDA (8.0x-10.0x)	$69.63 - 85.91

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Amerigroup in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays reviewed the one-day premium paid in 80 selected transactions of U.S. companies valued between $2 billion and $8 billion from January 1, 2010 to present. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical average share price during the one trading day prior to announcement. The results of this transaction premium analysis are summarized below:

	Low	Mean	High
First Quartile	47.0%	64.0%	97.0%
Second Quartile	30.0%	39.0%	47.0%
Third Quartile	19.0%	23.0%	30.0%
Fourth Quartile	(4.0)%	9.0%	19.0%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Amerigroup and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and Amerigroup. Based upon these judgments, Barclays selected a range equal to premiums of 20.0% to 40.0% to the closing price of shares of Amerigroup common stock on July 6, 2012, the last trading date prior to the delivery of Barclays’ opinion, to calculate a range of implied prices per share of Amerigroup Common Stock. The following summarizes the result of these calculations:

Implied Equity Value Per Share of Amerigroup Common Stock
20.0% - 40.0% on July 6, 2012 closing price of $64.34 per share of Amerigroup common stock	$77.21 - 90.08

Discounted Cash Flow Analysis

In order to estimate the present value of shares of Amerigroup common stock, Barclays performed a discounted cash flow analysis of Amerigroup. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Amerigroup using the discounted cash flow method, Barclays added (i) Amerigroup’s projected after-tax unlevered free cash flows from June 30, 2012 through fiscal year 2017 based on management projections to (ii) the “terminal value” of Amerigroup as of December 31, 2017, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the consolidated net income and subtracting subsidiary net income, parent net dividends (contributions) and capital expenditures of Amerigroup (excluding capital expenditures by Amerigroup’s regulated subsidiaries) and adding after-tax interest expense and depreciation and amortization of Amerigroup (excluding depreciation and amortization by Amerigroup’s regulated subsidiaries). The residual value of Amerigroup at the end of the forecast period, or “terminal value,” was estimated by selecting a range of 5.5x to 7.5x multiples of LTM EBITDA for the period ending December 31, 2017, and applying such multiples to the management projections. The range of after-tax discount rates of 9.0% to 11.0% was selected based on an analysis of the weighted average cost of capital of Amerigroup and the comparable companies. Barclays then calculated a range of implied prices per share of Amerigroup common stock by subtracting estimated short and long-term debt and adding estimated unrestricted cash and cash equivalents as of June 30, 3012, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Amerigroup common stock. The following summarizes the result of these calculations:

Implied Equity Value Per Share of Amerigroup Common Stock
Discounted Cash Flow	$75.05 – 108.11

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Amerigroup’s board of directors selected Barclays because of its familiarity with Amerigroup and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Amerigroup in connection with the proposed transaction and will receive fees for its services of approximately $18,700,000, of which $3,000,000 became due and payable upon delivery of its opinion, and the remainder of which is contingent upon the consummation of the proposed transaction. In addition, Amerigroup has agreed to reimburse Barclays’ expenses and indemnify Barclays for certain liabilities that may arise out of its engagement. Barclays has performed various investment banking and financial services for WellPoint in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (i) served as senior co-manager on WellPoint’s $1.75 billion senior notes offering in May 2012, (ii) served as a bookrunner on WellPoint’s $1.1 billion notes offering in August 2011; and (iii) served as a lender in WellPoint’s senior credit facility.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Amerigroup and WellPoint for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Projections Prepared by the Management of Amerigroup

Amerigroup does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials. In connection with the evaluation of a possible transaction, Amerigroup’s management prepared certain non-public financial projections covering multiple years that were not intended for public disclosure. During the course of its discussions with WellPoint, Amerigroup management provided to WellPoint the projections summarized below under the heading “preliminary projections”. Following the delivery to WellPoint of the preliminary projections, Amerigroup, as part of its ordinary practice with respect to internal projections, updated the preliminary projections for new information it had obtained, including, among other things, new information regarding dual eligible opportunities. These updated projections, which are summarized below under the heading “revised projections” were provided to Goldman Sachs and Barclays for their use in connection with their financial analyses summarized above under “The Merger—Opinions of Financial Advisors” beginning on page 47, and were reviewed by the Amerigroup board of directors in considering the merger at the special meetings of the board of directors of Amerigroup on June 7, 2012 and July 8, 2012, as further described above under “The Merger—Background of the Merger” on page 26.

Both the preliminary and revised projections provided below reflect various assumptions and estimates of Amerigroup’s management made in good faith including without limitation, estimates of membership growth, per member per month premium, per member per month health benefit costs and selling, general and administrative costs for each of the following: (i) Amerigroup’s existing core business; (ii) service area expansion opportunities in existing markets; (iii) growth in existing markets resulting from Medicaid expansion beginning in 2014 through the Patient Protection and Affordable Care Act of 2010; (iv) dual eligible demonstration project opportunities; (v) recent expansion in Louisiana, Kansas, Texas, and Washington; (vi) the impact of the termination of Amerigroup’s Ohio Medicaid contract in 2013; (vi) the impact of Amerigroup’s recent acquisition of the operating assets of Health Plus in New York; and (vii) other new market opportunities in 2016 and 2017.

Preliminary Projections (dollars in millions except per share amounts)

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
Total Revenue	$8,969	$10,812	$15,403	$18,469	$20,100	$21,719
Total Health Benefits	$7,712	$9,274	$13,288	$15,901	$17,228	$18,641
Gross Margin	$1,257	$1,537	$2,115	$2,568	$2,872	$3,079
SG&A	$655	$746	$1,047	$1,237	$1,327	$1,412
Premium Tax	$213	$266	$379	$454	$493	$533
EBITDA	$389	$525	$689	$876	$1,052	$1,134
Net Income	$187	$260	$340	$441	$541	$583
EPS	$3.69	$5.15	$6.80	$8.87	$11.10	$12.52

Revised Projections (dollars in millions except per share amounts)

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
Total Revenue	$8,969	$10,826	$15,770	$18,757	$20,402	$22,028
Total Health Benefits	$7,712	$9,287	$13,616	$16,153	$17,489	$18,904
Gross Margin	$1,257	$1,540	$2,154	$2,604	$2,913	$3,124
SG&A	$655	$747	$1,072	$1,257	$1,347	$1,432
Premium Tax	$213	$266	$388	$461	$501	$541
EBITDA	$389	$526	$694	$886	$1,066	$1,151
Net Income	$187	$260	$341	$445	$547	$592
EPS	$3.69	$5.13	$6.75	$8.84	$11.10	$12.56

EBITDA, as presented above, may be considered a non-GAAP financial measure. Amerigroup provided this information to WellPoint, Barclays and Goldman Sachs because it believed it could be useful in evaluating, on a prospective basis, Amerigroup’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Amerigroup may not be comparable to similarly titled amounts used by other companies.

The following tables present reconciliations of EBITDA (non-GAAP) to net income (GAAP) for each of the periods indicated:

Preliminary Projections (in millions)

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
EBITDA	$389	$525	$689	$876	$1,052	$1,134
Depreciation and Amortization	$(50)	$(65)	$(91)	$(108)	$(117)	$(126)
Income Tax Expense	$(111)	$(160)	$(208)	$(270)	$(331)	$(357)
Interest Expense	$(41)	$(40)	$(49)	$(58)	$(63)	$(68)
Net Income	$187	$260	$340	$441	$541	$583

Revised Projections (in millions)

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
EBITDA	$389	$526	$694	$886	$1,066	$1,151
Depreciation and Amortization	$(50)	$(65)	$(93)	$(110)	$(119)	$(128)
Income Tax Expense	$(111)	$(159)	$(209)	$(273)	$(335)	$(363)
Interest Expense	$(41)	$(42)	$(51)	$(59)	$(64)	$(69)
Net Income	$187	$260	$341	$445	$547	$592

The following table shows the calculation of unlevered free cash flow from consolidated net income. The following unlevered free cash flow estimates were calculated for use by Goldman Sachs in performing its illustrative discounted cash flow analysis described above under “—Opinions of Financial Advisors—Goldman, Sachs & Co.” but such line item was not included in the projections provided to WellPoint.

Unlevered Free Cash Flow (in millions)

	Year Ended December 31,
	2H 2012E	2013E	2014E	2015E	2016E	2017E
Consolidated Net Income	$118.1	$260.2	$341.2	$444.7	$547.4	$591.8
Portion of Consolidated Net Income retained at Health plans to maintain RBC at 405%	(166.6)	(240.9)	(629.9)	(379.1)	(206.4)	(207.0)
Remaining Net Income attributable to the Parent Company (after dividend contribution to Health plans)	$(48.4)	$19.2	$(288.7)	$65.6	$341.0	$384.9
Tax-effected Interest Expense	11.4	25.7	31.5	36.5	39.5	42.6
Depreciation and Amortization (attributable to the Parent Company)	18.8	58.6	85.3	101.5	110.4	119.2
Capital Expenditures	(46.3)	(82.6)	(99.7)	(118.5)	(128.9)	(139.2)
Unlevered Free Cash Flow	$(64.6)	$21.0	$(271.5)	$85.1	$362.0	$407.5

The following table shows the calculation of unlevered free cash flow from consolidated net income. The following unlevered free cash flow estimates were calculated for use by Barclays in performing its illustrative discounted cash flow analysis described above under “—Opinions of Financial Advisors—Barclays Capital Inc.” but such line item was not included in the projections provided to WellPoint.

Unlevered Free Cash Flow (in millions)

	Year Ended December 31,
	2H 2012E	2013E	2014E	2015E	2016E	2017E
Consolidated Net Income	$118	$260	$341	$445	$547	$592
Subsidiary Net Income	(87)	(217)	(278)	(370)	(466)	(504)
Net Dividends/(Contributions) (attributable to the Parent Company)	(80)	(24)	(352)	(9)	260	297
After-Tax Interest Expense	11	26	32	37	40	43
Depreciation and Amortization (attributable to the Parent Company)	19	59	85	102	110	119
Capital Expenditures	(46)	(83)	(100)	(119)	(129)	(139)
Free Cash Flow	$(65)	$21	$(271)	$85	$362	$407

The internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. Amerigroup cautions you that the internal financial projections are speculative in nature and based upon subjective decisions and assumptions. The summary of these internal financial projections is not being included in this proxy statement to influence your decision whether to vote for the merger, but because (except as noted above) these internal financial projections were, in the case of the preliminary projections, provided by Amerigroup management to WellPoint and in the case of the revised projections, provided by Amerigroup management to the Amerigroup board of directors and Goldman Sachs and Barclays in contemplation of a potential transaction.

These internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Amerigroup’s management. Important factors that may affect actual results and cause the internal financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to Amerigroup’ business (including its ability to achieve potential acquisitions, strategic goals, objectives and targets over applicable periods, the managed care industry, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18). Because the internal financial projections cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. The internal financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial projections in this proxy statement should not be regarded as an indication that any of Amerigroup, WellPoint or their respective affiliates, advisors or representatives considered the internal financial projections to be predictive of actual future events, and the internal financial projections should not be relied upon as such. None of Amerigroup, WellPoint or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Amerigroup does not intend to make publicly available any update or other revision to these internal financial projections. None of Amerigroup or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding Amerigroup’s ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. Amerigroup has made no representation to WellPoint, in the merger agreement or otherwise, concerning these internal financial projections.

Interests of Amerigroup’s Directors and Executive Officers in the Merger

In considering the recommendation of the Amerigroup board of directors to adopt the merger agreement, you should be aware that Amerigroup’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Amerigroup stockholders generally. The Amerigroup board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Amerigroup stockholders that the merger agreement be adopted. These interests include, but are not limited to, those described below.

The completion of the transactions contemplated by the merger agreement will constitute a change in control of Amerigroup under all of the Amerigroup agreements and arrangements described below.

Equity Interests of Amerigroup’s Executive Officers

At the effective time of the merger (i) each stock option held by the executive officers that is unvested will become vested (except as noted below) and, together with any already vested options, will be converted into the right to receive a cash payment equal to (a) the excess of $92.00 over the per-share exercise price under the option multiplied by (b) the number of shares of Amerigroup common stock subject to the option, (ii) each restricted stock unit will be deemed vested (except as noted below) and converted into the right to receive $92.00 multiplied by the number of shares of Amerigroup common stock represented by the stock units (in the case of units whose vesting is based on Amerigroup performance metrics, at the target level of performance), (iii) each restricted share held by the executive officers (other than those granted on March 9, 2010 (the “March 2010 Shares”)) will become vested and converted into the right to receive $92.00 multiplied by the number of restricted Amerigroup shares, (iv) any March 2010 shares that remain restricted (other than those granted to Messrs. Carlson, Truess and Zoretic) will be converted into a number of similarly restricted shares of WellPoint equal to the number of restricted Amerigroup shares multiplied by the equity exchange ratio (provided that such restricted WellPoint shares will immediately vest in full if the respective executive’s employment is terminated by WellPoint without “cause” or by the executive for “good reason” within two years following the effective time). Immediately following the effective time, pursuant to the terms of new employment arrangements to become effective as of the closing between WellPoint and Messrs. Carlson, Truess and Zoretic (as further described in the section entitled “The Merger—Interests of Amerigroup’s Directors and Executive Officers in the Merger—Executive Officer Severance and Employment Arrangements”), any March 2010 Shares held by Messrs. Carlson, Truess and Zoretic that at the effective time remained restricted will be cancelled in exchange for a payment by WellPoint to the executives equal to $92.00 multiplied by the number of restricted shares. All payments described in this paragraph will be made without interest and less any applicable withholding taxes.

On March 28, 2012, the Compensation and Organizational Management Committee of the Amerigroup board of directors (the “committee”), after consultation with independent counsel and an independent compensation consultant, approved the issuance of stock options to certain executive officers covering 61,606 shares of Amerigroup common stock in the aggregate. The options covering one-half (30,803) of those shares were issued on March 28, 2012; their vesting will accelerate and they will be cancelled as described in the preceding paragraph. The options covering the remaining one-half (30,803) of the shares will be issued to such executive officers on September 28, 2012 (the “September 2012 Options”) with a per-share exercise price equal to the per-share closing price of Amerigroup common stock on such date. The September 2012 Options will not vest by reason of consummation of the merger and will be converted as of the effective time of the merger into a stock option to acquire a number of shares of WellPoint common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Amerigroup common stock subject to the option immediately prior to the effective time multiplied by (ii) the equity exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price applicable to the option immediately prior to the effective time divided by (y) the equity exchange ratio. The terms and conditions of any such converted options will otherwise remain the same as the terms and conditions applicable to the options under Amerigroup’s equity incentive compensation plans and the award agreements pursuant to which the options were granted (including vesting schedules, provided that such WellPoint options will immediately vest in full if the executive’s employment is terminated by WellPoint without “cause” or by the executive for “good reason” within two years following the effective time). The “equity exchange ratio” means $92.00 divided by the volume-weighted average price of WellPoint common stock on the NYSE for the five consecutive trading days ending on the last trading day preceding the closing date.

The following table sets forth for the Amerigroup executive officers the number of (i) shares of Amerigroup common stock underlying vested Amerigroup stock options, (ii) shares of Amerigroup common stock underlying unvested Amerigroup stock options that will vest by reason of consummation of the merger, (iii) shares of Amerigroup common stock underlying unvested Amerigroup stock options that will not vest by reason of consummation of the merger (the September 2012 Options), (iv) shares of Amerigroup common stock represented by restricted stock units (both time-based and performance-based units), (v) restricted shares of Amerigroup common stock exclusive of the March 2010 Shares and (vi) restricted March 2010 Shares, in each case as will be held by the executives on December 31, 2012 based as applicable on holdings as of the date hereof and assuming continued employment through that date:

Name	Shares Underlying Vested Stock Options(1)	Shares Underlying Unvested Stock Options That Will Vest(2)	Shares Underlying Unvested Stock Options That Will Not Vest(3)	Shares Underlying Restricted Stock Units(4)	Restricted Shares Exclusive of March 2010 Shares	Restricted March 2010 Shares
Named executive officers:
James G. Carlson	702,977	31,781	13,384	23,212	61,604	83,274
James W. Truess	280,106	12,834	5,421	9,353	24,224	46,976
Richard C. Zoretic	235,575	12,834	5,421	9,353	24,224	46,976
John E. Littel	63,754	3,649	1,697	2,936	8,170	17,082
Mary T. McCluskey, M.D.	19,475	3,606	1,674	2,895	8,489	17,082
Executive officers who are not named executive officers as a group (3 persons)	54,180	12,352	3,206	8,491	24,262	44,842

(1)	Weighted average exercise price per share of vested stock options is: for Mr. Carlson, $32.78; for Mr. Truess, $27.10; for Mr. Zoretic, $26.00; for Mr. Littel, $28.35; for Dr. McCluskey, $35.07; and for executive officers who are not named executive officers as a group, $28.74.
(2)	Weighted average exercise price per share of unvested stock options is: for Mr. Carlson, $53.61 for Mr. Truess, $53.60; for Mr. Zoretic, $53.60; for Mr. Littel, $55.36; for Dr. McCluskey, $55.32; and for executive officers who are not named executive officers as a group, $43.30.
(3)	Because these options have not yet been granted, it is not possible to determine their exercise price at this time.
(4)	For restricted stock units subject to performance-based vesting requirements, determined at the target level of performance.

Amerigroup maintains an “outperform” equity award program that provides additional equity incentive compensation to employees (over and above the employee’s long-term incentive compensation target) in the form of restricted shares vesting ratably over four years if Amerigroup outperforms its peers with respect to certain one- and three-year financial metrics. In 2013 (provided the merger has not yet been consummated),

Amerigroup will evaluate its performance against these metrics for the one- and three-year periods ending December 31, 2012 and determine if an outperform award is appropriate. In the event that the closing occurs before the date on which Amerigroup has all of the information required to make such a performance determination, Amerigroup will make a good faith estimate, based on the information available, of its performance against the applicable metrics for the purposes of determining whether outperform awards will be made. Any such awards will have terms consistent with prior awards, but will include “double-trigger” rather than “single-trigger” accelerated vesting (such that the awards will convert into similarly restricted shares of WellPoint common stock that will vest in full if the executive’s employment is terminated by WellPoint without “cause” or by the executive for “good reason” within two years following the effective time). It is not possible to determine at this time whether any such outperform awards will be granted. However, in any event, the value of the stock subject to any such awards will not exceed at grant $10,000,000 in the aggregate for all employees or 100% of an employee’s otherwise applicable 2012 equity incentive award target for any one employee. The 2012 equity incentive award targets for the executive officers were: for Mr. Carlson, $2,129,250; for Mr. Truess, $862,500; for Mr. Zoretic, $862,500; for Mr. Littel, $270,000; for Dr. McCluskey, $266,250; and for executive officers who are not named executive officers as a group, $710,000 in the aggregate.

Equity Interests of Amerigroup’s Directors

The only unvested equity incentive awards presently held by Amerigroup directors are restricted stock awards granted at Amerigroup’s 2012 annual meeting with a face value of $170,000 to each director (2,777 restricted shares of Amerigroup common stock, as determined based on the value of Amerigroup common stock on the grant date) vesting generally, subject to continued service, on the first anniversary of the date of grant. However, subject to accelerated vesting upon death or disability, none of the restricted stock will vest before closing of the merger (or termination of the merger agreement if the merger is not consummated). At the effective time of the merger, a number of the restricted shares will become vested equal to (i) the product of the per-share value of Amerigroup common stock on the grant date (which is $61.21) times the total number of restricted shares (which is 2,777) divided by $92.00, multiplied by (ii) a fraction, the numerator of which is the number of days from the date of grant through the closing date (but not more than 365) and the denominator of which is 365. All of the shares that do not vest will be forfeited. As a result, if the merger is consummated, the value of the grant at vesting will equal its grant date value ($170,000), and such vested amount will be pro-rated if the merger is consummated before the first anniversary of the grant date.

Executive Officer Severance and Employment Arrangements

Change in Control Benefit Policy

Amerigroup adopted a Change in Control Benefit Policy in 2007 (as amended, the “CIC Policy”) that is applicable to certain employees, including its executive officers. The CIC Policy generally provides for a lump-sum severance payment (“CIC Severance Payment”) if there is a change in control of Amerigroup (which would include consummation of the merger) and, within two years following such change in control, involuntary termination of the executive’s employment or voluntary termination of the executive’s employment occurs following certain material or adverse changes in the executive’s employment, in any event subject to the executive’s execution of a release of claims.

The CIC Severance Payment is equal to the product of the sum of the executive’s annual base salary and the executive’s target annual bonus for the year in which the change in control occurs, multiplied by a multiple, three in the case of Mr. Carlson and two in the case of the other executives. The CIC Policy also provides that, upon a change of control and without regard to whether there has been a termination of employment, the executives will receive a lump sum payment equal to their cash target for any long-term incentive compensation award that has been established for them as of the date of the change in control, any already earned but still unpaid annual bonus and a pro-rated annual bonus at target for the year in which the change in control occurs. As further described below (in “—Employment Arrangements for Messrs. Carlson, Truess and Zoretic”), Messrs. Carlson, Truess and Zoretic generally will have waived their rights under the CIC Policy in connection with the merger, though they will remain eligible to receive at the effective time of the merger their cash target for any long-term incentive compensation award that has been established for them as of the closing date and payment of a pro-rata annual bonus at target.

Under the CIC Policy, if an executive’s payment upon a change in control is an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the payment exceeds the threshold that would make such payment an excess parachute payment by at least 20%, then Amerigroup will pay the executive an additional cash payment (the “gross-up payment”) in an amount such that after payment by the executive of all taxes, the executive will retain an amount equal to the taxes imposed upon both the change in control payment and the gross-up payment. In the event that the change in control payment exceeds the threshold by less than 20%, then the change in control payment will be reduced so that such payment will not be considered an excess parachute payment. It is not expected that any gross-up payment will be payable to the executives by reason of the merger.

From time to time since execution of the merger agreement, WellPoint may engage in discussions with members of Amerigroup’s senior management, including certain of the executive officers other than Messrs. Carlson, Truess and Zoretic, about their potential roles with the combined company after the consummation of the merger, and those discussions may continue. There is at this time no assurance that those discussions will result in any agreement with WellPoint or, if so, what the terms and conditions of any such agreement will be.

Employment Arrangements for Messrs. Carlson, Truess and Zoretic

Each of Messrs. Carlson, Truess and Zoretic have entered into employment arrangements with WellPoint that will become effective as of the effective time of the merger, in the case of Mr. Carlson by way of an agreement with WellPoint to amend his existing employment agreement with Amerigroup effective as of the effective time and, in the case of Messrs. Truess and Zoretic, by way of new employment agreements with WellPoint that will become effective as of the effective time. The term of each arrangement is for two years commencing on the closing date.

Mr. Carlson

Mr. Carlson has agreed to serve as the most senior executive of the Amerigroup business unit at WellPoint and to report to the president and chief executive officer of WellPoint. His annual base salary will initially be the same as his existing base salary with Amerigroup, $835,000, and his target annual bonus will remain at 175% of base salary. WellPoint has agreed to grant to Mr. Carlson, as of the first day of the calendar month coincident with or following the closing date, restricted stock units (together with associated dividend equivalent rights) with a value equal to $7,000,000 (determined based on the value of WellPoint common stock on the grant date) vesting generally subject to continued employment on the second anniversary of the closing date, subject to accelerated vesting upon termination of employment for death or disability or by WellPoint without “cause” or by Mr. Carlson upon “changed circumstances.” As noted above in the section entitled “The Merger—Interests of Amerigroup’s Directors and Executive Officers in the Merger—Equity Interests of Amerigroup’s Executive Officers”, WellPoint also has agreed to make a payment to Mr. Carlson in respect of his March 2010 Shares.

Mr. Carlson has agreed that his participation in the CIC Policy will cease upon consummation of the merger (except that the golden parachute tax gross-up provisions under that policy will continue to apply and he remains eligible for payment of outstanding long-term cash incentive awards at target and a pro-rata annual bonus at target for the year in which the closing of the merger occurs). However, subject to execution of a release of claims, WellPoint has agreed to pay Mr. Carlson cash severance upon a qualifying termination of employment (a termination of employment by WellPoint without “cause” or by Mr. Carlson upon “changed circumstances”) in an amount essentially equal to the amount applicable to him under the CIC Policy (i.e., three times his annual base salary and target annual bonus at the time of termination, but not less than $6,888,750, the amount that would be payable to Mr. Carlson if he were currently to experience a qualifying termination of employment under the CIC Policy). Mr. Carlson agrees not to assert that his initial duties with WellPoint constitute changed circumstances for this purpose.

Not less than three months before the expiration of the two-year term of his arrangement, Mr. Carlson will be made eligible, on a basis commensurate with other similarly situated WellPoint executives, for participation in WellPoint’s executive agreement plan, which is intended to protect key WellPoint executives against an involuntary loss of employment so as to attract and retain such employees and to motivate them to enhance WellPoint’s value. However, Mr. Carlson will be eligible as of the effective time of the merger for certain of the benefits that would be provided to him if he were already a participant in the executive agreement plan, including certain accelerated equity vesting rights and certain accelerated annual bonus payments in connection with a change in control of WellPoint.

Messrs. Truess and Zoretic

Messrs. Truess and Zoretic have agreed to serve, respectively, as the chief financial officer and the chief operating officer of the Amerigroup business unit at WellPoint, each with an initial base salary and target bonus equal to their current salary and bonus (in each case, an annual base salary of $575,000 and a target annual bonus of 100% of base salary). WellPoint has agreed to grant to each of the executives, as of the first day of the calendar month coincident with or following the closing date of the merger, restricted stock units (together with associated dividend equivalent rights) with a value equal to $2,500,000 (determined based on the value of WellPoint common stock on the grant date) vesting generally subject to continued employment, in the case of Mr. Truess, in two equal tranches on the six and twelve month anniversaries of the closing date and, in the case of Mr. Zoretic, on the first anniversary of the closing date, in each case, subject to accelerated vesting upon termination of employment for death or disability or by WellPoint without “cause” or by the executive for “good reason” within two years following the effective date. The executives generally will be eligible for WellPoint cash and equity incentive programs and employee benefit programs on a basis commensurate with other similarly situated WellPoint executives. Also, as noted above in the section entitled “The Merger—Interests of Amerigroup’s Directors and Executive Officers in the Merger—Equity Interests of Amerigroup’s Executive Officers”, WellPoint also has agreed to make a payment to each of the executives in respect of their March 2010 Shares.

The executives have agreed that their participation in the CIC Policy will cease upon consummation of the merger (except that the golden parachute tax gross-up provisions under that policy will continue to apply and they remain eligible for payment of outstanding long-term cash incentive awards at target and a pro-rata annual bonus at target for the year in which the closing of the merger occurs). However, subject to execution of a release of claims, WellPoint has agreed to pay the executives cash severance upon a qualifying termination of employment (a termination of employment by WellPoint without “cause” or by the executives for “good reason” within two years following the effective date) in an amount essentially equal to the amount applicable to them under the CIC Policy (i.e., two times their annual base salary and target annual bonus at the time of termination, but not less than $2,300,000, the amount that would be payable to each of them if they were currently to experience a qualifying termination of employment under the CIC Policy). The executives agree not to assert that their initial duties with WellPoint constitute good reason for termination for this purpose.

Upon the expiration of the two-year term of their agreements, the executives will be made eligible, on a basis commensurate with other similarly situated WellPoint executives, for participation in WellPoint’s executive agreement plan. However, the executives will be eligible as of the effective time of the merger for certain of the benefits that would be provided to them if they were already a participant in the executive agreement plan, including certain accelerated equity vesting rights and certain accelerated annual bonus payments in connection with a change in control of WellPoint.

Finally, the executives agree to new restrictive covenants with WellPoint, namely a confidentiality requirement, a disclosure and assignment of inventions provision, a noncompete obligation, in the case of Mr. Truess, for the greater of twelve months from the closing date or six months following termination of employment and, in the case of Mr. Zoretic, twelve months following termination of employment, an employee and customer nonsolicit provision extending for twelve months following termination of employment and a nondisparagement obligation. Each executive is also subjected to a clawback of certain compensation if before the sixth anniversary of their employment termination they violate any of those restrictive covenants or an additional cooperation obligation.

Quantification of Certain Benefits

The following table sets forth for the Amerigroup executive officers, based on existing compensation levels, the amount of cash severance payable, the present amount of their cash long-term incentive compensation award at target, and their annual bonus (determined in the case of cash severance and the bonus, as if the merger were consummated and the executives’ employment were terminated each effective December 31, 2012 and determined without regard to any reduction that might be needed to avoid application of Section 280G of the Code). The amount that actually may become payable to any executive will depend on the circumstances prevailing at the effective time of the merger and, as applicable, any subsequent termination of employment.

Name	Cash Severance(1)	Cash Long- Term Incentive Compensation at Target	Annual Bonus at Target(2)
Named executive officers:
James G. Carlson	$6,888,750	$2,309,000	$1,461,000
James W. Truess	2,300,000	940,500	575,000
Richard C. Zoretic	2,300,000	940,500	575,000
John E. Littel	1,260,000	302,500	270,000
Mary T. McCluskey, M.D.	1,242,000	300,000	266,000
Executive officers who are not named executive officers as a group (3 persons)	3,554,000	790,000	762,000

(1)	Represents, for executives other than Messrs. Carlson, Truess and Zoretic, the CIC Severance Payment and, for Messrs. Carlson, Truess and Zoretic, the amounts provided under their employment arrangements with WellPoint.
(2)	Represents the full 2012 target bonus amount in light of the assumed December 31, 2012 measurement date. Amount will be pro rated for measurement on any other date.

Executive Officer and Non-Employee Director Deferred Compensation

Amerigroup maintains nonqualified deferred compensation arrangements for its executive officers and non-employee directors. Executives may elect to defer up to 75% of their salary and up to 100% of their annual bonus; directors may elect to defer some portion or all of the annual retainer otherwise payable to them. All amounts deferred by executives and directors are fully vested at all times.

The arrangement for executives provides that in the event of a change in control (including consummation of the merger), Amerigroup will pay out each participant’s deferral account in a lump sum payment within 60 days after the last day of the calendar month that is coincident with or next following the 12-month anniversary of the change in control. The arrangement for directors provides that in the event of a change in control (including consummation of the merger), Amerigroup will pay out each participant’s deferral account in a lump sum payment within 60 days after the last day of the calendar month that is coincident with or next following the date on which the change in control occurs.

The following table sets forth the amount of deferred compensation credited to the Amerigroup executive officers (to the extent attributable to deferrals after 2004) and directors as of June 30, 2012, the most recent date for which information is practicably available:

Name	Deferred Compensation Account Balance
Named executive officers:
James G. Carlson	$1,719,431
James W. Truess	—
Richard C. Zoretic	—
John E. Littel	—
Mary T. McCluskey, M.D.	—
Executive officers who are not named executive officers as a group (3 persons)	260,069

Non-Employee Directors:	—
Thomas E. Capps	—
Jeffrey B. Child	77,675
Emerson U. Fullwood	—
Kay Coles James	—
William J. McBride	242,714
Hala Moddelmog	—
Joseph W. Prueher	—
Uwe E. Reinhardt, Ph.D.	—
Richard D. Shirk	—
John W. Snow	—

Director and Officer Indemnification

Directors and executive officers of Amerigroup have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see the section entitled “—The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 90.

Cash Success Bonuses

Amerigroup may issue cash stay-for-pay and/or success bonus awards to employees (including executive officers, but exclusive of Messrs. Carlson, Truess and Zoretic) in an amount not to exceed (except as otherwise agreed by WellPoint), per employee, the lesser of $75,000 or 50% of the employee’s base salary and $2,500,000 in the aggregate, in each case, for the purposes of recognizing, incentivizing and retaining key employees through consummation of the merger. No determination has been made at this time regarding who, if anyone, will receive such an award or what the amount of any such award would be.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

Amerigroup’s “named executive officers” for purposes of the disclosure in this proxy statement are James G. Carlson, chairman of the board of directors, chief executive officer and president; James W. Truess, executive vice president and chief financial officer; Richard C. Zoretic, executive vice president and chief operating officer; John E. Littel, executive vice president, external relations; and Mary T. McCluskey, M.D., executive vice president and chief medical officer. In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of the named executive officers. Please see the section entitled “The Merger—Interests of Amerigroup’s Directors and Executive Officers in the Merger” beginning on page 65 for further information about this compensation.

The amounts indicated below are estimates of amounts that would be payable assuming that the merger is consummated on December 31, 2012 and that the employment of the executives is terminated immediately thereafter on a basis entitling them to severance payments. These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)(3)	Pension/Non- Qualified Deferred Compensation	Perquisites/ Benefits	Tax Reimbursement	Other	Total
James G. Carlson	$10,658,750	$4,493,344	—	—	—	—	$15,152,094
Chairman, Chief Executive Officer and President

James W. Truess	3,815,500	2,042,502	—	—	—	—	5,858,002
Executive Vice President and Chief Financial Officer

Richard C. Zoretic	3,815,500	2,042,502	—	—	—	—	5,858,002
Executive Vice President and Chief Operating Officer

John E. Littel	1,832,500	693,776	—	—	—	—	2,526,276
Executive Vice President, External Relations

Mary T. McCluskey, M.D.	1,808,000	690,325	—	—	—	—	2,498,325
Executive Vice President and Chief Medical Officer

(1)	Includes cash severance, the target amount for each outstanding long-term cash incentive compensation award, and the amount of the 2012 annual bonus at target (without pro-ration given the assumption of a December 31, 2012 closing date), as follows:

Name	Severance	Long-Term Incentive Compensation	2012 Annual Bonus
James G. Carlson	$6,888,750	$2,309,000	$1,461,000
James W. Truess	2,300,000	940,500	575,000
Richard C. Zoretic	2,300,000	940,500	575,000
John E. Littel	1,260,000	302,500	270,000
Mary T. McCluskey, M.D.	1,242,000	300,000	266,000

The severance will be payable only upon a qualifying termination of employment within two years following consummation of the merger. The remaining amounts will become payable by reason of consummation of the merger without regard to any subsequent events. The severance payable to Messrs. Carlson, Truess and Zoretic would be payable pursuant to their employment arrangements with WellPoint, not pursuant to the CIC Policy.

(2)	Excludes the $7,000,000 restricted stock unit award to be granted to Mr. Carlson by WellPoint following consummation of the merger and the $2,500,000 restricted stock unit awards to be granted to each of Messrs. Truess and Zoretic by WellPoint following consummation of the merger, as these awards are each intended to compensate them for services following consummation of the merger.
(3)	Includes the value as calculated using prescribed formulas under Section 280G of the Code, based on the $92.00 per share transaction price, of stock options, restricted stock and restricted stock unit awards whose vesting might accelerate in connection with the merger (either solely by reason of consummation of the merger (“single trigger” awards) or upon a qualifying termination of employment within two years following consummation of the merger (“double trigger” awards)), and also restricted stock awards held by Messrs. Carlson, Truess and Zoretic that will be cancelled immediately following the merger in exchange for a cash payment by WellPoint (less any applicable withholding taxes), all as follows:

Name	Single Trigger Options(a)	Single Trigger Restricted Stock/Restricted Stock Units(a)	Double Trigger Restricted Stock/Restricted Stock Units	Cancellation of Restricted Stock by WellPoint
James G. Carlson	$1,219,917	$7,803,072	—	$7,661,208
James W. Truess	492,876	3,089,084	—	4,321,792
Richard C. Zoretic	492,876	3,089,084	—	4,321,792
John E. Littel	133,701	1,021,752	$1,571,544	—
Mary T. McCluskey, M.D.	132,263	1,047,328	1,571,544	—

(a) Single trigger awards will be cancelled upon consummation of the merger in exchange for a cash payment equal to their value (less any applicable withholding taxes). The executives will be eligible for the grant of double trigger options on September 28, 2012 (covering the following number of shares for each of the executives—Mr. Carlson 13,384; Mr. Truess 5,421; Mr. Zoretic 5,421; Mr. Littel 1,697; and Dr. McCluskey 1,674) at a per-share exercise price equal to the closing trading price on the date of grant. Because these options have not yet been granted, it is not possible to estimate their value at this time.

Financing Related to the Merger

In connection with entering into the merger agreement, WellPoint received a bridge commitment letter, dated July 9, 2012 (the “commitment letter”), from Credit Suisse, a copy of which WellPoint provided to Amerigroup at the time of the parties’ execution of the merger agreement. Pursuant to the commitment letter, Credit Suisse has committed to provide a 364-day senior unsecured bridge term loan credit facility (the “bridge facility”) in an aggregate principal amount of up to $3.0 billion. WellPoint has advised us that it entered into definitive documentation with respect to the bridge facility (the “bridge facility agreement”) on July 30, 2012, in connection with which a portion of Credit Suisse’s commitment was subsequently syndicated to the other Bridge Lenders (and the commitment letter terminated automatically upon execution and delivery of the bridge facility agreement).

The commitment of Credit Suisse and the other Bridge Lenders under the bridge facility agreement is subject to the satisfaction (or waiver by Credit Suisse and the other Bridge Lenders) of certain conditions precedent, including, without limitation:

•

there not having been since December 31, 2011, with certain exceptions, any change, circumstance or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Amerigroup and its subsidiaries, taken as a whole; and

•	other customary conditions precedent set forth in the bridge facility agreement.

The commitments under the bridge facility agreements terminate automatically on the earlier of (i) June 9, 2013 (or, if the initial outside date is extended pursuant to the terms of the merger agreement, September 9, 2013), if the closing date on the bridge facility has not occurred on or before 5:00 p.m., New York City time on such date, (ii) the termination of the merger agreement in accordance with its terms, (iii) WellPoint or its affiliates publicly announces its intention not to proceed with the merger or (iv) the funding of the bridge facility on the closing date of the merger.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and Antitrust. The merger is subject to the requirements of the HSR Act, which prevents WellPoint and Amerigroup from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. On July 23, 2012, WellPoint and Amerigroup filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. Consequently, the required waiting period will expire on August 22, 2012, unless earlier terminated or the FTC or DOJ extends that period by issuing a second request to the parties. A second request extends the waiting period until 30 days after both parties have substantially complied with the second request, unless the waiting period is terminated earlier. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. Although we expect that all required antitrust clearances and approvals will be obtained, we cannot assure you that these clearances and approvals will be timely obtained, obtained at all or that the granting of these antitrust clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Other Regulatory Matters. Pursuant to the insurance laws and, in some instances, the healthcare laws of Florida, Georgia, Kansas, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, Tennessee, Texas, Virginia and Washington, applicable state regulatory authorities must approve WellPoint’s acquisition of control of Amerigroup’s health maintenance organization and insurance companies. To obtain these approvals, WellPoint, or the applicable Amerigroup subsidiary, as the case may be, has filed or will file acquisition of control and material modification or similar statements, notices or applications, as required by the insurance and health laws and regulations of each applicable state. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets or membership, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by Amerigroup stockholders and the completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

The exchange of shares of Amerigroup common stock for cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of Amerigroup common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” beginning on page 102 for a more detailed discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Delisting and Deregistration of Amerigroup Common Stock

Upon completion of the merger, the Amerigroup common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Appraisal Rights

Under the DGCL, Amerigroup stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the value of the merger consideration. Any Amerigroup stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Amerigroup prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

Shares of Amerigroup common stock held by any stockholder who properly demands appraisal with respect to such shares in compliance with the DGCL will not be converted into the right to receive the merger consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section entitled “Appraisal Rights” on page 104. However, if, after the completion of the merger, any holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under the DGCL, the shares of Amerigroup common stock held by that stockholder that were dissenting shares will be treated as if they had been converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about Amerigroup, WellPoint or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 108. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

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have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other stockholders.

Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Amerigroup, WellPoint or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Amerigroup’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 108.

Terms of the Merger; Merger Consideration; Certificate of Incorporation; Bylaws; Directors

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will be merged with and into Amerigroup, whereupon the separate existence of Merger Sub will cease, and Amerigroup shall continue as the surviving company and an indirect wholly-owned subsidiary of WellPoint.

At the effective time of the merger, each outstanding share of Amerigroup common stock (other than treasury shares and any shares owned by Amerigroup, WellPoint, Merger Sub, any of their respective wholly-owned subsidiaries, or any person who properly demands appraisal of their shares pursuant to the DGCL), will be converted into the right to receive $92.00 in cash, without interest and subject to any applicable withholding taxes (the “merger consideration”).

In the event that, from the date of the merger agreement until the effective time of the merger, the outstanding shares of Amerigroup common stock are changed into a different number of shares or a different class by reason of any reclassification, stock split, recapitalization, split-up, combination, exchange of shares or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date within such time period, the merger consideration, the equity exchange ratio and any other similarly dependent terms will be equitably adjusted to provide the holders of Amerigroup common stock the same economic effect as contemplated by the merger agreement prior to such event.

At the effective time of the merger, the certificate of incorporation of Amerigroup will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement, the bylaws of Merger Sub, as in effect immediately prior to the effective time, will become the bylaws of the surviving company, and the directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company. At the effective time of the merger, each outstanding share of Merger Sub common stock will be converted into and become one share of common stock of the surviving company.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on the business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that can only be satisfied at such closing, but subject to the satisfaction or waiver of such conditions). The effective time of the merger will be at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger.

We expect to complete the merger during the first quarter of 2013. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Treatment of Equity Awards

The treatment of all Amerigroup equity awards, including those held by Amerigroup’s directors and executive officers is summarized below.

Treatment of Stock Options

At the effective time of the merger, each option to purchase shares of Amerigroup common stock granted under Amerigroup’s equity incentive compensation plans that is outstanding and that becomes or already is vested by its terms will be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of (i) the total number of shares of Amerigroup common stock subject to the option multiplied by (ii) the excess of $92.00 over the per share exercise price of the option (with the aggregate amount of such payment rounded down to the nearest cent).

Each option that as of the effective time is outstanding but unvested by its terms will be converted as of the effective time into a stock option to acquire a number of shares of WellPoint common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Amerigroup common stock subject to the option immediately prior to the effective time multiplied by (ii) the equity exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price applicable to the option immediately prior to the effective time divided by (y) the equity exchange ratio. The terms and conditions of any such converted options will otherwise remain the same as the terms and conditions applicable to the options under Amerigroup’s equity incentive compensation plans and the award agreements pursuant to which the options were granted (including vesting schedules, provided that such WellPoint options will immediately vest in full if the holder’s employment is terminated by WellPoint without “cause” or by the holder for “good reason” within two years following the effective time).

Treatment of Other Stock Awards

At the effective time of the merger, each restricted share of Amerigroup common stock and each restricted stock unit representing shares of Amerigroup common stock (collectively “other stock awards”) that is outstanding and that becomes or already is vested by its terms will be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of the total number of shares of Amerigroup common stock subject to the other stock award multiplied by $92.00. Each restricted stock award subject to performance-based vesting conditions that by its terms otherwise would not have vested by reason of consummation of the merger will be deemed vested as of the effective time of the merger at the target level of performance.

Each other stock award that as of the effective time is outstanding but unvested by its terms will be converted as of the effective time into an award in respect of a number of shares of WellPoint common stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Amerigroup common stock subject to the award multiplied by (ii) the equity exchange ratio. The terms and conditions of any such converted other stock awards will otherwise remain the same as the terms and conditions applicable to the other stock awards under Amerigroup’s equity incentive compensation plans and the award agreements pursuant to which the other stock awards were granted (including vesting schedules, provided that the other stock awards as converted will immediately vest in full if the respective holder’s employment is terminated by WellPoint without “cause” or by the holder for “good reason” within two years following the effective time).

Notwithstanding the foregoing, pursuant to the terms of new employment arrangements to become effective as of the closing between WellPoint and Messers. Carlson, Truess and Zoretic (as further described in the section entitled “Interests of Amerigroup’s Directors and Officers in the Merger—Executive Officer Severance and Employment Arrangements”), the restricted stock awards granted to them by Amerigroup on March 9, 2010 that remain restricted as of the effective time of the merger will be cancelled immediately following the effective time in exchange for a payment by WellPoint to those executives equal to $92.00 multiplied by such number of restricted shares. Please see the section entitled “The Merger—Interests of Amerigroup’s Directors and Executive Officers in the Merger—Equity Interests of Amerigroup’s Executive Officers” beginning on page 65 for further information about those restricted stock awards.

Employee Stock Purchase Plan

Effective as of immediately prior to the effective time of the merger but subject to the occurrence of the closing of the merger, in accordance with the existing terms of the Amerigroup Employee Stock Purchase Plan (“ESPP”) the “offering period” within the meaning of the ESPP will terminate, shares of Amerigroup common stock will be purchased under the ESPP on behalf of the respective ESPP participants (which will include no executive officers) on the same basis as if the offering period had expired on its originally scheduled date (the next following December 31 or June 30 as the case may be) but treating the closing date as the “exercise date” within the meaning of the ESPP, and the shares of Amerigroup common stock so purchased will be cancelled effective as of the effective time and converted into a right of each respective ESPP participant to receive from Amerigroup an amount in cash equal to the total number of shares of Amerigroup common stock purchased on his or her behalf multiplied by $92.00.

Exchange of Shares in the Merger

Prior to the effective time of the merger, WellPoint will appoint American Stock Transfer & Trust Company, LLC or, with the prior approval of Amerigroup, select another paying agent to handle the exchange of shares of Amerigroup common stock for the merger consideration. At or prior to the effective time of the merger, WellPoint will deposit with the paying agent all of the cash sufficient to pay the aggregate merger consideration. At any time after the effective time of the merger, shares of Amerigroup common stock will represent only the right to receive the merger consideration (except to the extent appraisal rights have been properly exercised in respect of such shares).

As soon as reasonably practicable after the effective time of the merger, WellPoint will cause the paying agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), to each record holder of a Amerigroup common stock certificate a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon delivery of such certificates to the paying agent and providing instructions for effecting the surrender of the Amerigroup common stock certificates in exchange for the merger consideration.

Upon surrender of a Amerigroup common stock certificate for cancellation to the paying agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the paying agent, the holder of a Amerigroup common stock certificate will be entitled to receive the merger consideration pursuant to the merger agreement. The surrendered certificates of Amerigroup common stock will then be cancelled.

If a transfer of ownership of Amerigroup common stock is not registered in the transfer records of Amerigroup, payment may be made to such a transferee if the Amerigroup common stock certificate representing such shares of Amerigroup common stock is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Holders of Amerigroup common stock that are held in book-entry form will not be required to deliver a stock certificate or an executed letter of transmittal to the paying agent in order to receive the merger consideration. Upon completion of the merger and the receipt by the paying agent of an “agent’s message” (or such other evidence, if any, of surrender as the paying agent may reasonably request), the holder of book-entry shares of Amerigroup common stock will be entitled to receive the merger consideration.

No interest will be paid or will accrue on any cash payable upon surrender of any Amerigroup common stock certificate or any book-entry shares of Amerigroup common stock.

Lost, Stolen or Destroyed Certificates

In the event any Amerigroup common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by WellPoint, the posting by such person of a bond in such reasonable amount as WellPoint may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Amerigroup to WellPoint and Merger Sub and representations and warranties made by WellPoint and Merger Sub to Amerigroup. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, certain of the representations and warranties that Amerigroup made in the merger agreement are qualified by disclosures contained in filings Amerigroup made with the SEC on or after January 1, 2010 and prior to the date of the merger agreement (but excluding risk factors or forward-looking or cautionary disclosures set forth in such filings), as well as by certain confidential disclosures that Amerigroup delivered to WellPoint and Merger Sub concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description thereof as characterizations of the actual state of facts or conditions of Amerigroup, WellPoint or Merger Sub. Amerigroup’s representations and warranties under the merger agreement relate to, among other things:

•	Amerigroup’s and its subsidiaries’ organization, good standing and corporate power;

•	the absence of restrictions or encumbrances with respect to the capital stock of Amerigroup and its subsidiaries;

•	Amerigroup’s capital structure and absence of agreements relating to the capital stock of Amerigroup;

•

the authority of Amerigroup to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Amerigroup;

•

the absence of (i) any conflict with or violation of any contract of Amerigroup or its subsidiaries, (ii) any conflict with or violation of the organizational documents of Amerigroup and its subsidiaries, or (iii) any conflict with or violation of applicable laws as a result of the execution and delivery by Amerigroup of the merger agreement and the consummation by Amerigroup of the merger;

•	required regulatory filings and governmental approvals;

•

compliance with SEC filing requirements for Amerigroup’s SEC filings since January 1, 2010, including compliance with generally accepted accounting principles (“GAAP”) and SEC requirements of financial statements;

•	absence of undisclosed liabilities;

•	accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	approval by Amerigroup’s board of directors of the merger agreement;

•	the required vote of Amerigroup stockholders to adopt the merger agreement;

•	absence of undisclosed brokers and finder’s fees;

•	the absence of litigation;

•	compliance with applicable laws since December 31, 2010;

•	absence of certain changes and events since December 31, 2011;

•	receipt by the Amerigroup board of directors of opinions of Amerigroup’s financial advisors;

•	tax matters;

•	compliance with accounting and financial matters since December 31, 2011;

•	compliance with securities law matters since January 1, 2010 and adequacy of internal controls and disclosure controls and procedures and compliance with NYSE requirements;

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compliance with applicable statutory accounting principles (“SAP”) for audited statutory financial statements for the year ended December 31, 2011 and unaudited statutory financial statements for the quarter ended March 31, 2012;

•	loss reserves and other actuarial amounts of regulated subsidiaries as of December 31, 2011;

•	absence of affiliate transactions since January 1, 2010;

•	regulatory compliance under applicable healthcare laws;

•	environmental matters;

•	intellectual property and software;

•	material contracts, the performance of obligations and the absence of breaches thereunder;

•	employee benefit plans, labor and employment matters;

•	insurance;

•	required capital or surplus amounts among Amerigroup’s subsidiaries;

•	title to or valid leasehold interests in real property; and

•	the absence of any additional representations and warranties.

The merger agreement also contains customary representations and warranties made by WellPoint and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, disclosures contained in the filings WellPoint made with the SEC on or before January 1, 2010 and prior to the date of the merger agreement (but excluding risk factors or forward-looking disclosures set forth in such filings), as well as certain confidential disclosures that WellPoint delivered to Amerigroup concurrently with the signing of the merger agreement.

WellPoint’s and Merger Sub’s representations and warranties to Amerigroup under the merger agreement, relate to, among other things:

•	WellPoint’s and its subsidiaries’ organization, good standing and corporate power;

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their authority to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against WellPoint and Merger Sub;

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the absence of (i) any conflict with or violation of any contract of WellPoint or (ii) any conflict with or violation of the organizational documents of WellPoint or Merger Sub or (iii) any conflict with or violation of applicable laws as a result of the execution and delivery by WellPoint or Merger Sub of the merger agreement and consummation by WellPoint or Merger Sub of the merger;

•	required regulatory filings and governmental approvals;

•	accuracy of information supplied to Amerigroup by WellPoint or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

•	approval by WellPoint’s board of directors of the merger agreement and financing commitments;

•	absence of a requirement that WellPoint stockholders vote or otherwise act in order for WellPoint and Merger Sub to consummate the merger and the transactions contemplated by the merger agreement;

•	availability of funds to consummate the merger and financing commitment;

•	absence of litigation;

•	compliance with applicable laws;

•	no ownership by WellPoint in excess of 4% of shares of Amerigroup common stock;

•	absence of business activities unrelated to the merger or merger agreement on the part of Merger Sub; and

•	the absence of any additional representations and warranties and disclaimers.

None of the representations and warranties in the merger agreement survive the completion of the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Amerigroup and WellPoint, any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of Amerigroup and its subsidiaries, taken as a whole, or WellPoint and its subsidiaries, taken as a whole, except that no event, change, effect, development or occurrence will be deemed to constitute a material adverse effect to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to:

•	any changes in general to the United States or global economic conditions;

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any changes in conditions generally affecting the healthcare, insurance, health insurance or managed care industry, Medicaid managed care industry, Medicare managed care industry or any other industry in which Amerigroup, WellPoint, or any of their respective subsidiaries operate;

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any decline in the market price or trading volume of Amerigroup common stock or WellPoint common stock (it being understood that the foregoing will not preclude WellPoint or Amerigroup from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

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any changes resulting from, arising under or relating to the Supreme Court’s decision regarding Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012); Dept. of Health & Human Servs. v. Florida, Nos. 11-398 & 11-400 (2012) (any such decision, a “Sebelius decision”), including any state determining not to expand its Medicaid Programs pursuant to the Patient Protection and Affordable Care Act of 2010;

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any changes in national, state or local regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, or the economy in each case in the United States or any foreign jurisdiction, except to the extent that such changes have a materially disproportionate adverse effect on Amerigroup and its subsidiaries, taken as a whole, or WellPoint and its subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other persons operating in the Medicaid or Medicare Advantage managed care industry in which Amerigroup and any of its subsidiaries operate (in the case of Amerigroup and its subsidiaries) or in the health benefits businesses in which WellPoint and any of its subsidiaries operate (in the case of WellPoint and its subsidiaries);

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any failure, in and of itself, by Amerigroup or WellPoint to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude WellPoint or Amerigroup from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

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the execution and delivery of the merger agreement or the public announcement or pendency of the merger agreement or the merger or the taking of any action required or contemplated or permitted by the merger agreement or the identity of, or any facts or circumstances relating to, Amerigroup, WellPoint, Merger Sub or their respective subsidiaries, including (a) the impact of any of the foregoing on the relationships, contractual or otherwise, of Amerigroup, WellPoint or any of their subsidiaries with any governmental entities, customers, providers, suppliers, partners, officers or employees or (b) any suspension, amendment, modification or termination of any contract between Amerigroup or any of its subsidiaries, on the one hand, and Center for Medicare and Medicaid Services (“CMS”), any state agency or any other governmental entity, on the other hand (or any request or assertion by CMS, any state agency or any other governmental entity that any such contract be suspended, amended, modified or terminated) or any additional obligations or requirements relating to any such contract imposed by CMS, any state agency or any other governmental entity on Amerigroup or WellPoint or any of their respective subsidiaries, in each case, resulting from, arising out of or relating to any of the foregoing;

•	any change in the generally accepted accounting principles in the United States or applicable SAP (or authoritative interpretations thereof);

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any adoption, implementation, promulgation, repeal, modification, amendment, change in interpretation, reinterpretation, change or proposal of any order, protocol or any other law of or by any governmental entity, including any such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal resulting from, arising under or related to any Sebelius decision, except to the extent that such changes have a materially disproportionate adverse effect on Amerigroup and its subsidiaries, taken as a whole, or WellPoint and its subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other persons operating in the Medicaid or Medicare Advantage managed care industry in which Amerigroup and any of its subsidiaries operate (in the case of Amerigroup and its subsidiaries) or in the health benefits businesses in which WellPoint and any of its subsidiaries operate (in the case of WellPoint and its subsidiaries), provided that this exception shall not apply to any Sebelius decision;

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any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	any taking of any action (or the failure to take any action) at the request of another party to the merger agreement or with the consent of another party to the merger agreement;

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any change or announcement of a potential change in the credit rating or A.M. Best rating of Amerigroup or any of its subsidiaries or WellPoint or any of its subsidiaries, as applicable (it being understood and agreed that the foregoing shall not preclude Amerigroup, WellPoint and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•	any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions;

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any litigation arising from allegations of a breach of fiduciary duty or violation of applicable law relating to the merger agreement or the merger or the other transactions contemplated by the merger agreement or any solicitation of written consents of the stockholders of Amerigroup opposing the required Amerigroup vote;

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any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any governmental entity that, in each case, have general application to persons providing managed care services similar to the services that are provided by Amerigroup, WellPoint or their subsidiaries or to persons operating in the industries in which Amerigroup, WellPoint or any of their subsidiaries operate, as applicable, except to the extent that such changes have a materially disproportionate adverse effect on Amerigroup and its subsidiaries, taken as a whole, or WellPoint and its subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other persons operating in the Medicaid or Medicare Advantage managed care industry in which Amerigroup and any of its subsidiaries operate (in the case of Amerigroup and its subsidiaries) or in the health benefits businesses in which WellPoint and any of its subsidiaries operate (in the case of WellPoint and its subsidiaries); or

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the failure of Amerigroup, WellPoint or any of their subsidiaries to obtain the right to provide services in any jurisdiction under a contract with CMS, any state agency or any other governmental entity pursuant to any “request for proposal”, procurement, re-procurement or similar process or the failure of any such contract to be renewed upon its expiration;

and any effect that would prohibit, prevent, materially impair or materially delay the ability of WellPoint or Amerigroup, as the case may be, to consummate the transaction contemplated by the merger agreement, including the merger.

Covenants Regarding Conduct of Business by Amerigroup Pending the Merger

Amerigroup has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, Amerigroup and its subsidiaries have agreed to (i) conduct its business in the ordinary course consistent with past practice, and (ii) use its commercially reasonable efforts to (a) preserve substantially intact its business organization, (b) keep available the services of its key present officers, and (c) preserve the present relationships with customers, suppliers, distributors, licensors or licensees with which it has material business relations. Except as (i) required by applicable law or a governmental entity, (ii) set forth in Amerigroup’s confidential disclosure schedule delivered to WellPoint and Merger Sub concurrently with the execution of the merger agreement, or (iii) required by the merger agreement, unless WellPoint otherwise consents in writing (which consent may not be unreasonably withheld or delayed), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, Amerigroup may not, and may not permit any of its subsidiaries to:

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amend Amerigroup’s certificate or incorporation or bylaws or amend in any material respect the certificate of incorporation or bylaws or equivalent organizational documents of Amerigroup’s subsidiaries;

•

issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any rights of any kind to acquire any shares of capital stock or any other ownership interest of Amerigroup or any of its subsidiaries, subject to certain exceptions relating to (i) issuing shares pursuant to stock options or other stock awards under any Amerigroup equity plan, (ii) issuing shares pursuant to disclosed contracts in effect prior to the execution of the merger agreement, (iii) granting stock options or other stock awards to employees or issuing securities under Amerigroup’s employee stock purchase plan, in each case in the ordinary course of business consistent with past practice and (iv) issuing shares of a wholly owned subsidiary to its parent, Amerigroup or another Amerigroup wholly-owned subsidiary;

•

declare any dividends or other distributions, other than dividends or distributions by a direct or indirect wholly-owned subsidiary of Amerigroup to Amerigroup or to another direct or indirect wholly-owned subsidiary of Amerigroup;

•

acquire (by merger, consolidation or acquisition of stock or assets) any material assets, except for (a) acquisitions of assets in the ordinary course of business or (b) acquisitions of stock or assets of any person for consideration not in excess of $10,000,000;

•	modify its current investment policies or investment practices in any material respect except to accommodate changes in GAAP, applicable SAP or applicable law;

•

transfer, sell, lease, mortgage, or otherwise dispose of or subject to any lien any of its assets (except (a) by incurring permitted liens, (b) equipment and property no longer used in the operation of Amerigroup’s or any of its subsidiaries’ business, (c) pursuant to disclosed contracts in effect prior to the execution of the merger agreement and ordinary course renewals thereof, (d) any such transaction involving assets of Amerigroup or any of its subsidiaries not in excess of $5,000,000 or (e) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business consistent with past practice);

•

except as may be required by GAAP, applicable SAP, applicable law or actuarial principles, make any material change to existing accounting practices or principles or reserving or underwriting practices or principles used by it;

•

other than settlements and waivers of rights in the ordinary course of business consistent with past practice in connection with the processing and paying of claims to providers, settle, offer or propose to settle, or compromise any material claim or proceeding;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Amerigroup or any of its subsidiaries;

•

fail to use reasonable best efforts to maintain in full force and effect the existing material insurance policies covering Amerigroup or its subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

•

authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2012 and 2013 not to exceed, in each such fiscal year, the amounts listed on the capital expenditure budget for fiscal year 2012 previously made available to WellPoint for such fiscal year by any amount in excess of $10,000,000;

•

make any material tax election or settle or compromise any material tax claim, audit or assessment, change any material annual tax accounting period, change any material method of tax accounting, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund, or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•

reclassify, combine, split, subdivide or redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities, subject to certain exceptions relating to (i) repurchases for shares in an aggregate amount not to exceed the amount set forth in the disclosure schedule, (ii) repurchases of shares pursuant to stock options or other stock awards under any Amerigroup equity plan or (iii) transactions among Amerigroup and one or more of its wholly-owned subsidiaries or among Amerigroup’s wholly-owned subsidiaries;

•

(a) repay or retire any indebtedness issued pursuant to that certain Senior Indenture, dated as of November 16, 2011, between Amerigroup and The Bank of New York Mellon, Trust Company, N.A., as trustee, or repurchase or redeem any debt securities issued pursuant to such indenture, (b) incur any indebtedness for borrowed money or issue any debt securities in excess of $20,000,000 or (c) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person in excess of $10,000,000, except in the case of clauses (b) and (c), transactions among Amerigroup and its wholly-owned subsidiaries, indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness, indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of the merger agreement or letters of credit and surety bonds that Amerigroup and its subsidiaries are required to obtain or provide by governmental entities;

•

enter into or amend, renew, extend, terminate or otherwise modify any Amerigroup material contract, in each case in a manner that would (a) impair in any material respect the ability of Amerigroup to perform its obligations under the merger agreement, (b) prevent or materially delay the consummation of any of the transactions contemplated by the merger agreement, (c) expressly restrict the ability of Amerigroup or any of its subsidiaries (or which, following the merger, would restrict the ability of WellPoint or any of its subsidiaries) to compete in any business or with any person or in any geographic area (other than any contract with a governmental entity that limits the geographical areas in which Amerigroup may offer its services) or (d) be material and adverse to Amerigroup and its subsidiaries, taken as a whole;

•

except to the extent required under the merger agreement or pursuant to applicable law or any disclosed Amerigroup equity plan, increase the compensation or fringe benefits of directors, officers, employees or independent contractors (except for increases in salary, wages, benefits or incentive compensation of officers and employees in the ordinary course of business consistent with past practice) or grant any severance or termination pay not currently required under existing severance plans or enter into or amend any employment, consulting or severance agreement with any present or former director, officer, employee or independent contractor, or establish, adopt, enter into or amend or terminate any collective bargaining, compensation, equity, pension, retirement, deferred compensation, employment, consulting, termination, welfare, severance, change in control, retention or other plan, agreement or arrangement for the benefit of any directors, officers, employees or independent contractors (exclusive of agreements with any newly hired employees or replacements as a result of promotions, in each case in the ordinary course of business consistent with past practice);

•

grant any license with respect to intellectual property other than any license granted pursuant to a contract with any governmental entity and non-exclusive licenses granted in the ordinary course of business;

•

take any action or omit to take any action that would cause any registration or application for material intellectual property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

•

effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of Amerigroup or any of its subsidiaries; or

•	take, or offer or agree to take, any of the actions described in the foregoing.

Notwithstanding the foregoing, nothing in the merger agreement gives WellPoint or Merger Sub the right to control or direct the operations of Amerigroup and its subsidiaries prior to the effective time, and no consent of WellPoint or Merger Sub is required with respect to the foregoing matters to the extent inconsistent with applicable law.

No Solicitation of Proposals for an Alternative Transaction; Changes in Board Recommendation

As of the date of the merger agreement, Amerigroup agreed to immediately cease all activities, discussions or negotiations with any parties that may have been ongoing prior to the date of the merger agreement with respect to an “alternative transaction” (as defined below).

Under the merger agreement, Amerigroup may not, may not permit its subsidiaries to, and may not authorize or permit any of its officers, directors, employees or any representatives acting on its behalf or on behalf of any of its subsidiaries to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any proposal with respect to an alternative transaction or (ii) engage in any negotiations or discussions with any other person regarding any alternative transaction.

Notwithstanding the foregoing, prior to obtaining stockholder approval of the proposal to adopt the merger agreement, Amerigroup is permitted to, in response to bona fide written proposal or offer for an alternative transaction that is, or is reasonably likely to lead to, a “superior proposal” (as defined below), furnish information to a person making such proposal pursuant to a confidentiality agreement that is at least as restrictive to Amerigroup than those contained in Amerigroup’s confidentiality agreement with WellPoint, and engage in discussions or negotiations with such person regarding such proposal, if (in each case) the Amerigroup board of directors reasonably determines in good faith after consultation with its outside counsel that the failure to provide such information or engage in such negotiations or discussions is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Amerigroup under applicable law.

The merger agreement provides that, prior to obtaining stockholder approval of the proposal to adopt the merger agreement, the Amerigroup board of directors may, in response to a bona fide, unsolicited acquisition proposal effect a recommendation withdrawal and/or terminate the merger agreement if:

•

the Amerigroup board of directors reasonably determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such proposal or offer for an alternative transaction constitutes a superior proposal;

•

the Amerigroup board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Amerigroup stockholders under applicable law;

•	the Amerigroup board of directors provides WellPoint three business days prior written notice of its intention to make a recommendation withdrawal or terminate the merger agreement;

•

during the three business days following such written notice, or such shorter period as specified below, if requested by WellPoint, Amerigroup will have negotiated in good faith with WellPoint regarding any revisions to the terms of the merger agreement proposed in writing by WellPoint in response to the superior proposal; and

•

after the three business day period described above (as extended, if applicable, as described below) the Amerigroup board of directors concludes in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement to which WellPoint has agreed in writing), that the proposal continues to be a superior proposal and that failure to make a recommendation withdrawal or terminate the merger agreement would be reasonably likely to be inconsistent with its fiduciary duties to Amerigroup stockholders under applicable law.

Under the merger agreement, any material amendment to the terms of any superior proposal will be deemed to be a new proposal for purposes of the foregoing, except that if Amerigroup seeks to make a recommendation withdrawal as provided above, the notice period and the period during which Amerigroup and its representatives are required, if requested by WellPoint, to negotiate with WellPoint regarding any revisions to the terms of the merger agreement proposed in writing by WellPoint in response to such new proposal will expire on the later of (x) two business days after Amerigroup provides written notice of such new proposal to WellPoint and (y) the end of the original three business day period described above.

In addition to the foregoing, the Amerigroup board of directors is not prohibited or restricted from effecting a recommendation withdrawal based on events, developments or occurrences that arise after July 9, 2012 not known to the board prior to such date (or if known, the consequences of which were not known or reasonably forseeable), in each case other than involving or relating to a proposal for an alternative transaction, if the Amerigroup board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Amerigroup stockholders under applicable law, provided that:

•

Amerigroup promptly notifies WellPoint in writing of its intention to take such action, which notice must include a description in reasonable detail of the nature of such event, development or occurrence prompting the recommendation withdrawal; and

•

during the three business days following such notice, Amerigroup negotiates in good faith with WellPoint regarding any revisions to the terms of the merger agreement proposed in writing by WellPoint in response to such event, development or occurrence; and

•

after the three business day period described above, the Amerigroup board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Amerigroup stockholders under applicable law.

If the Amerigroup board of directors effects a recommendation withdrawal under the merger agreement, WellPoint may either terminate the merger agreement and receive the termination fee as more fully described below.

For the purposes of the merger agreement, the term “alternative transaction” is defined as (i) any tender or exchange offer, direct or indirect merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Amerigroup or any of its subsidiaries in one transaction or a series of related transactions (a “business combination transaction”) with any person other than WellPoint, Merger Sub or any of their affiliates (a “third party”) or (ii) the acquisition by a third party of 15% or more of the outstanding shares of Amerigroup common stock, or of 15% of more of the assets or operations of Amerigroup and its subsidiaries, taken as a whole, in a single transaction or series of related transactions.

For the purposes of the merger agreement, the term “superior proposal” is defined as a bona fide unsolicited written proposal made by a third party (i) which is for a business combination transaction involving, or any purchase or acquisition of, (A) more than 50% of the voting power of Amerigroup’s capital stock or (B) all or substantially all of the consolidated assets or operations of Amerigroup and its Subsidiaries and (ii) which is otherwise on terms which the Amerigroup board of directors reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors) and, considering all relevant factors as the Amerigroup board of directors considers to be appropriate (including, but not limited to, the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal and any amendments to the merger agreement proposed in writing by, and binding upon, WellPoint which is received prior to the board’s determination that a superior proposal exists), is more favorable from a financial point of view (taking into account the foregoing factors) to the Amerigroup stockholders than the merger and the other transactions contemplated hereby, and which the board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the board.

For the purposes of the merger agreement, the term “recommendation withdrawal” is defined as (i) withholding, withdrawing, amending or modifying (or publicly proposing to or publicly stating intent to withhold, withdraw, amend or modify) in any manner adverse to WellPoint the recommendation of the Amerigroup board of directors that Amerigroup stockholders adopt the merger agreement (with a neutral position or taking no position being considered a modification in an manner adverse to WellPoint), (ii) failing to include in this proxy statement the recommendation of the Amerigroup board of directors that Amerigroup stockholders adopt the merger agreement or (iii) approving, adopting, recommending or publicly proposing to approve, adopt or recommend, any proposal or offer for an alternative transaction.

Required Company Vote

As soon as reasonably practicable (but no more than 40 days) following the date on which Amerigroup mailed this proxy statement, Amerigroup is obligated to duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement. Subject to Amerigroup’s right to effect a recommendation withdrawal and/or terminate the merger agreement (described above), Amerigroup is obligated to include in this proxy statement the recommendation of the Amerigroup board of directors that Amerigroup stockholders vote in favor of the proposal to adopt the merger agreement.

The Amerigroup board of directors determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Amerigroup and its stockholders and approved the merger agreement. The Amerigroup board of directors recommends that Amerigroup stockholders vote “FOR” the proposal to adopt the merger agreement.

Consents, Approvals and Filings

WellPoint, Merger Sub and Amerigroup have each agreed to use their reasonable best efforts to:

•	cause the conditions to closing to be satisfied as promptly as practicable;

•	as promptly as practicable, obtain all necessary consents from, and provide all necessary notices to governmental entities and third parties; and

•

take all actions necessary, proper or advisable to comply promptly and fully with all legal requirements which may be imposed on such party with respect to the merger and to consummate the merger and the other transactions contemplated by the merger agreement, as promptly as practicable.

Without limiting the foregoing, WellPoint and Amerigroup agreed to take any and all actions necessary to:

•	avoid any impediments under any applicable healthcare law, antitrust law, insurance law or other applicable law that may be asserted by or on behalf of any governmental entity with respect to the merger agreement or the merger or that arise under or relate to any contracts between Amerigroup and any governmental entity so as to enable the closing to occur as promptly as practicable, including the following:

•

comply with all restrictions and conditions, if any, imposed, compelled, required or requested by any governmental entity including: (x) divesting any subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of WellPoint or its affiliates (including Amerigroup and its subsidiaries), (y) taking any such actions that may limit or impact WellPoint’s or any of its subsidiaries’ or affiliates’ (including Amerigroup’s or any of its subsidiaries’) freedom of action with respect to any of its operations, divisions, businesses, product lines, contracts, customers or assets and (z) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the closing of the merger;

•

agree to (x) enter into, suspend, amend or terminate any contract or other business relationship of WellPoint or any of its subsidiaries or affiliates or Amerigroup or any of its subsidiaries or affiliates (including any contract with any governmental entity) and (y) any additional obligations relating to any contract imposed by any governmental entity, in each case as may be required to obtain any necessary consent of any governmental entity or to obtain termination of any applicable waiting period under any antitrust laws or clearance under any healthcare laws, insurance laws or other applicable laws; and

•

oppose fully and vigorously (x) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging the merger agreement or the merger and (y) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the merger.

Notwithstanding the foregoing, WellPoint shall not be required to agree to any terms or conditions that, if imposed, compelled, required or requested by a governmental entity, (i) would, or would be reasonably likely to have a material adverse effect on Amerigroup and its subsidiaries, taken as a whole, or a material adverse effect on WellPoint and its subsidiaries, taken as a whole (a “WellPoint regulatory material adverse effect”) or (ii) would, or would be reasonably likely to materially impair the benefits reasonably expected to be derived by WellPoint from the merger (to the extent not mitigated through a resolution process, each of (i) and (ii), a “burdensome term or condition”). A burdensome term or condition will not include any action required by a governmental entity relating to consents required to be obtained under federal antitrust laws or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other federal antitrust law and in determining whether a burdensome term or condition will have been imposed, compelled, required or requested, and neither Amerigroup nor WellPoint will take into account effects resulting from or arising out of changes in the business plans or operations of (1) WellPoint or its subsidiaries that have a material effect on WellPoint’s or its subsidiaries’ ability to satisfy or comply with any action of any governmental entity required or requested in connection with the merger or (2) Amerigroup or its subsidiaries, which in any case under clause (1) or (2), are proposed or agreed to by WellPoint or its subsidiaries to be effective on and after the merger, but not changes in the business plans or operations imposed, compelled, required or requested by a governmental entity whose approval is required in connection with the merger. In measuring a WellPoint regulatory material adverse effect, (a) “subsidiaries” will not include Amerigroup or its subsidiaries, (b) WellPoint regulatory material adverse effect will be the level or measure of what would be reasonably likely to have a material adverse effect on Amerigroup and its subsidiaries, taken as a whole, and not the level or measure of what would be reasonably likely to have a material adverse effect on WellPoint and its subsidiaries, taken as a whole and (c) the effect will be with respect to WellPoint and its subsidiaries.

Under the merger agreement, neither Amerigroup nor WellPoint will enter into, amend or terminate any contract or acquire, purchase, lease or license any substantial portion of or equity in any business or any corporation or other business organization, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of any consent of any governmental entity or the expiration or termination of any applicable waiting period under antitrust laws; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the merger; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) prohibit, prevent or materially delay the consummation of the merger.

Employee Benefits Matters

Under the merger agreement, Amerigroup, WellPoint and Merger Sub agreed that until the one-year anniversary of the effective time of the merger, the surviving company will provide to the employees of Amerigroup who are employed by the surviving company following the merger (each, a “continuing employee”) compensation and employee benefits, excluding equity-based compensation, that are, in the aggregate, substantially similar to or no less favorable than those provided to such employees immediately prior to the date of the merger agreement or those generally provided to similarly situated employees of WellPoint.

Under the merger agreement, the surviving company is obligated, with respect to continuing employees, to: (i) waive pre-existing conditions, exclusions and waiting period with respect to participation and coverage requirements applicable to employees of Amerigroup or its subsidiaries under any replacement or successor benefit plan to the extent these conditions, exclusions or waiting periods were inapplicable to or had been satisfied under the analogous Amerigroup benefit plan, (ii) provide credit for any co-payments and deductibles paid prior to the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements in a successor benefit plan and (iii) recognize service with Amerigroup prior to the merger for purposes of determining eligibility to participate and vesting credit (and, for purposes of severance and paid time off only, level of benefits), except to the extent that such recognition would result in duplication of benefits.

The merger agreement does not amend or modify any benefit plan or limit the rights of WellPoint or the surviving company to amend, terminate or otherwise modify any benefit plan.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, from and after the effective time of the merger, WellPoint agreed to (and agreed to cause the surviving company to), to the fullest extent Amerigroup would be permitted to do so by law, indemnify, defend and hold harmless, and advance expenses to the present and former directors, officers and employees of Amerigroup or any of its subsidiaries (each an “indemnified party”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the effective time of the merger, including the approval of the merger agreement and the merger and the other transactions contemplated by the merger agreement or arising out of or pertaining to the merger and the other transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger.

The merger agreement provides that as of the effective time of the merger, the surviving company shall (and WellPoint shall cause the surviving company to) purchase a six-year tail policy with respect to Amerigroup’s current directors’ and officers’ insurance, provided that the aggregate cost for such endorsement does not exceed 300% of the current annual premium paid by Amerigroup in the aggregate, provided further that if the premium of such insurance exceeds such amount, the surviving company, after consultation with Amerigroup, shall obtain insurance with the greatest coverage available for a cost not exceeding such amount. The merger agreement further provides that, subject to certain restrictions, Amerigroup may purchase a six-year tail policy, after reasonable consultation with WellPoint, prior to the effective time of the merger.

Under the merger agreement, following the effective time of the merger, the surviving company is obligated to (and WellPoint shall cause the surviving company to), maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of indemnified parties, as applicable, with respect to facts or circumstances occurring at or prior to the effective time of the merger, on the same basis as set forth in the Amerigroup’s certificate incorporation or bylaws as in effect on the date of the merger agreement, to the fullest extent permitted from time to time under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnified parties’ indemnification rights thereunder.

Under the merger agreement, following the effective time, WellPoint and surviving company will not amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions contained in any agreements set forth in Amerigroup’s confidential disclosure schedule or contained in the organizational documents of the surviving company to the extent such provisions apply to indemnified parties.

The merger agreement provides that to assert indemnification rights, indemnified parties must notify WellPoint and the surviving company of the claim, action, suit, proceeding or investigation giving rise to such rights and (i) WellPoint or the surviving company shall have the right to assume the defense thereof, (ii) the indemnified parties will cooperate in such defense and (iii) neither WellPoint nor the surviving company shall be liable for any settlement effected without its prior written consent. Moreover, if any indemnified parties makes any claim for indemnification or advancement of expenses hereunder that is denied by WellPoint and/or the surviving company, and a court of competent jurisdiction determines that the indemnified party is entitled to such indemnification, then WellPoint or the surviving company shall pay such indemnified party’s reasonable costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against WellPoint and/or the surviving company. Notwithstanding anything in the merger agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the effective time) is made against any indemnified parties on or prior to the 6th anniversary of the effective time, the foregoing shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

The merger agreement provides that if WellPoint, the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, WellPoint shall ensure that its or the surviving company’s successors or assigns shall succeed to the obligations set forth herein.

Financing of the Merger

Under the merger agreement, from and after the date of the merger agreement, as promptly as possible, WellPoint is obligated to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate the financing contemplated by the commitment letter (or any substitute financing or other debt or equity financing), including, without limitation, (i) complying with and maintaining in effect the commitment letter, (ii) negotiating and entering into definitive agreements with respect to the debt financing contemplated by the commitment letter, (iii) satisfying on a timely basis all the conditions to the financing contemplated by the commitment letter and the definitive agreements, (iv) accepting to the fullest extent all “market flex” contemplated by the commitment letter and (v) enforcing its rights under the commitment letter in the event of a breach by Credit Suisse AG and Credit Suisse Securities (USA) LLC (together, “Credit Suisse”) and certain other lenders (together with Credit Suisse, collectively, the “Bridge Lenders”) that could reasonably be expected to delay closing. WellPoint has advised us that on July 30, 2012, WellPoint, Credit Suisse and the other Bridge Lenders entered into the bridge facility agreement.

WellPoint is permitted, under the terms of the merger agreement, to reduce the amount of financing under the bridge facility agreement by an amount equal to the net cash proceeds received by WellPoint from any offering of (i) debt or equity securities issued by WellPoint or (ii) syndicated term loans of or guaranteed by WellPoint or any of its subsidiaries, in each case, after the date of the merger agreement and prior to the funding date of the bridge facility (provided that the funding of the merger consideration is described as a use of proceeds in any prospectus or term loan agreement, as applicable, related to such offering), provided that WellPoint may not reduce the financing to an amount committed below the amount that is required, together with the financial resources of WellPoint and Merger Sub, including cash on hand and marketable securities of WellPoint, Amerigroup and their respective subsidiaries that are committed to fund the merger consideration, to consummate the merger and the transactions contemplated by the merger agreement, and provided, further, that such reduction may not (A) expand upon or amend in any way that is adverse to Amerigroup the conditions precedent to the financing as set forth in the commitment letter or (B) prevent or materially impede or materially delay the availability of the financing and/or the consummation of the merger and the transactions contemplated by the merger agreement.

If funds in the amounts set forth in the bridge facility agreement, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable to WellPoint on the terms and conditions set forth therein, in each case, other than as a result of receipt of the proceeds of an offering described in the previous paragraph, WellPoint shall, and shall cause its affiliates, as promptly as practicable following the occurrence of such event to (x) notify Amerigroup in writing thereof, (y) obtain substitute financing (on terms and conditions that are not materially less favorable to WellPoint and Merger Sub, taken as a whole, than the terms and conditions as set forth in the commitment letter, taking into account any “market flex” provisions thereof) sufficient to enable WellPoint to consummate the merger and the other transactions contemplated hereby in accordance with its terms (the “substitute financing”) and (z) obtain a new financing commitment letter that provides for such substitute financing and, promptly after execution thereof, deliver to Amerigroup true, complete and correct copies of the new commitment letter and the related fee letters and related definitive financing documents with respect to such substitute financing. However, neither WellPoint nor any of its affiliates may enter into, or agree to enter into, any new commitments for any financing that would result in a reduction of the commitments set forth in the commitment letter unless the conditions precedent of such new commitments are not materially less favorable to purchaser and its affiliates than the conditions precedent set forth in the commitment letter.

At WellPoint’s expense, Amerigroup will use commercially reasonable efforts to provide cooperation as may be reasonably requested by WellPoint in connection with the financing.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between WellPoint and Amerigroup in the preparation and filing of this proxy statement;

•	reasonable access to information about Amerigroup will be made available upon WellPoint’s request;

•	confidentiality obligations of and access by WellPoint to certain information about Amerigroup during the period prior to the effective time of the merger;

•

notice to the other parties with respect to (i) any notice or other communication received by a party from governmental entities in connection with the merger and the other transactions contemplated by the merger agreement or from any person alleging that the consent of that person is or may be required in connection with the merger and the other transactions contemplated by the merger agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a material adverse effect with respect to Amerigroup or a material adverse effect with respect to WellPoint, (ii) any matter that would reasonably be expected to lead to the failure to satisfy any of the conditions to closing of the merger, and (iii) any action, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries, in each case which relates to the merger, the financing or the other transactions contemplated by the merger agreement;

•

consultation between WellPoint and Amerigroup in connection with public announcements (except with respect to any recommendation withdrawal or in connection with any dispute between the parties regarding the merger agreement, the merger or the transactions contemplated by the merger agreement);

•	creation of a transition team;

•

the use by the parties of reasonable best efforts to ensure that no takeover statute is or becomes applicable to the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	cooperation between the parties with respect to delisting Amerigroup common stock from the NYSE and terminating its registration under the Exchange Act; and

•	stockholder litigation.

Conditions to Completion of the Merger

Under the merger agreement, the obligation of Amerigroup, WellPoint and Merger Sub to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following conditions:

•

the absence of (i) any law or order by any governmental entity or federal or state court of competent jurisdiction preventing or prohibiting consummation of the merger or any of the other transactions contemplated by the merger agreement and (ii) any action or proceeding instituted by any governmental entity before any U.S. court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or prohibit consummation of the transactions contemplated by the merger agreement;

•

both (i) the expiration or termination of the HSR Act waiting period (and any extension thereof) and (ii) obtaining in full force and effect each of the healthcare regulatory approvals shall have been obtained and shall be in full force and effect, with such approvals not, individually or in the aggregate, imposing any burdensome term or condition; and

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Amerigroup common stock.

In addition, WellPoint’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following conditions:

•

the representations and warranties of Amerigroup being true and correct in all material respects (without giving effect to materiality qualifiers therein) as of the date of the merger agreement and as of the closing date of the merger (or, in the case of representations and warranties that address matters only as a particular date, as of such date), regarding (i) the authorized capital stock of Amerigroup and the valid issuance of any common stock of Amerigroup; (ii) that there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Amerigroup or any of its subsidiaries is a party or by which any of them is bound obligating either to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Amerigroup or any of its subsidiaries or obligating Amerigroup or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking; (iii) that Amerigroup has all requisite corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, subject to stockholder approval; (iv) that no brokers or finders fees are to be paid by Amerigroup, except to the financial advisors; and (v) that Amerigroup’s board of directors has received the opinions of the financial advisors, other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Amerigroup;

•

the representations and warranties of Amerigroup being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger regarding that there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Amerigroup;

•

the representations and warranties of Amerigroup (other than those set forth in the foregoing conditions), shall be true and correct in all respects (without giving effect to materiality qualifiers therein) as of the date of the merger agreement and as of the closing date of the merger (or, in the case of representations and warranties that address matters only as a particular date, as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Amerigroup;

•	performance by Amerigroup in all material respects of its obligations required to be performed by it under the merger agreement at or prior to the closing of the merger; and

•	receipt of an officer’s certificate from Amerigroup confirming the satisfaction of the foregoing conditions.

Amerigroup’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following additional conditions:

•

the representations and warranties of WellPoint and Merger Sub being true and correct (without giving effect to materiality qualifiers therein) as of the date of the merger agreement and as of the closing date of the merger (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on WellPoint;

•	performance by WellPoint and Merger Sub in all material respects of their obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger;

•	receipt of an officer’s certificate from WellPoint confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by mutual written consent, or by either WellPoint or Amerigroup under any of the following circumstances, at any time before the completion of the merger:

•

the merger has not been completed on or before June 9, 2013 (the “initial outside date”); provided that if on the initial outside date all closing conditions have been waived or satisfied (or are otherwise capable of being satisfied on the initial outside date), other than (a)(i) any temporary restraining order or preliminary or permanent injunction, applicable law or other order by any federal or state court or other tribunal or governmental entity of competent jurisdiction preventing consummation of the merger and (ii) any action or proceeding (which remains pending at what would otherwise be the closing date) before any U.S. court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the merger or (b) expiration or termination of the HSR Act waiting period (and any extensions thereof) and receipt of requisite healthcare regulatory approvals, then either WellPoint or Amerigroup may extend the initial outside date to September 9, 2013 (the “outside date”); provided further that such right to extend the initial outside date or terminate the merger agreement will not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger on or before the initial outside date or the outside date or (ii) the failure of the closing to occur by the initial outside date or the outside date;

•	if Amerigroup stockholder approval is not obtained upon a vote taken thereon at the Amerigroup stockholder meeting or any adjournment or postponement thereof;

•

a court or other governmental entity of competent jurisdiction has issued a final and nonappealable order or ruling or taken any other final and nonappealable action restraining, enjoining or otherwise prohibiting the merger; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to vacate, lift, reverse, overturn, settle or resolve such order or action; or

•

if the other party has breached any of its representations and warranties or failed to perform any of its covenants or any of its representations and warranties have become untrue after the date of the merger agreement, which breach or untrue representation or warranty (i) would, individually or in the aggregate, give rise to the failure of the closing conditions relating to the accuracy of such party’s representations or compliance by such party with its covenants or obligations under the merger agreement and (ii) such breach is incapable of being cured prior to the closing date or is not cured within 45 days following written notice of such breach.

The merger agreement may also be terminated by WellPoint if prior to obtaining Amerigroup stockholder approval, the Amerigroup board of directors has effected a recommendation withdrawal.

The merger agreement may also be terminated by Amerigroup in order to enter into an agreement for an alternative transaction that constitutes a superior proposal, see “—No Solicitation of Proposals for an Alternative Transaction; Changes in Board Recommendation” beginning on page 86.

Expenses and Termination Fee; Effect of Termination

Under the merger agreement, Amerigroup will be required to pay WellPoint a termination fee equal to $146,000,000 (the “termination fee”) if the merger agreement is terminated:

•

by WellPoint due to the Amerigroup board of directors effecting a recommendation withdrawal prior to obtaining Amerigroup stockholder approval or concurrently entering into an agreement for a superior proposal; provided, however, that if the termination is in connection with the execution by Amerigroup of a binding agreement with a party from whom Amerigroup received, during the 30-day period following the date of the merger agreement, a bona fide written proposal for an alternative transaction, which the Amerigroup board of directors determined in good faith, prior to the end of the 30-day period, was or was reasonably likely to lead to, a superior proposal, the termination fee be $73,000,000; or

•

by WellPoint due to failure to complete the merger by the outside date or obtain the Amerigroup stockholder approval, and in each case, a proposal or offer for an alternative transaction (with each reference to 15% in the definition of “alternative transaction” deemed to be a reference to 50%) being publicly proposed, announced or disclosed or submitted to the Amerigroup board after the date of the merger agreement and not irrevocably withdrawn and Amerigroup entering into a definitive agreement with respect to, or consummates, any proposal or offer for an alternative transaction within 12 months after such termination of the merger agreement.

If the merger agreement is validly terminated, the obligations of the parties will terminate and there will be no liability on the part of any party with respect thereto, except for the confidentiality provisions, provisions relating to absence of any additional representations and warranties, provisions relating to expenses and termination and termination fee and general provisions, each of which will survive the termination of merger agreement; provided, however, that neither WellPoint nor Amerigroup will be released from any liabilities or damages arising out of any (i) fraud, (ii) willful and intentional breach of any representation or warranty or (iii) willful and intentional breach of any covenant or agreement contained in merger agreement (including as provided in the financing covenant).

Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that WellPoint will reimburse Amerigroup for any expenses related to Amerigroup’s cooperation in connection with the financing of the merger. Under the merger agreement, the term “expenses” is defined as all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of merger agreement and the transactions contemplated thereby.

Specific Performance

The merger agreement provides that, except when the merger agreement is terminated in accordance with its termination provisions, the parties will be entitled to an injunction to prevent breaches or threatened breaches of the merger agreement, to specifically enforce the terms and provisions of the merger agreement and any other agreement or instrument executed in connection with the merger agreement, including the right of Amerigroup to cause WellPoint and Merger Sub to seek to enforce the terms of the financing against the lenders to the fullest extent permitted pursuant to the terms of the financing and applicable law, and to thereafter (subject to the satisfaction of certain closing conditions) cause the merger to be consummated.

Third Party Beneficiaries

The merger agreement provides that it will be binding upon and inure solely to the benefit of Amerigroup, WellPoint and Merger Sub, except for: (i) only following the effective time of the merger, the right of Amerigroup stockholders to receive the (x) merger consideration, (y) the aggregate consideration payable in respect of Amerigroup options and (z) the aggregate consideration payable in respect of Amerigroup awards; (ii) the right of Amerigroup on behalf of its stockholders to pursue damages (including claims for damages in respect of the aggregate merger consideration that otherwise would have been payable under the merger agreement or based on loss of the economic benefits of the transaction to Amerigroup stockholders); (iii) the right of any present and former directors and officers of Amerigroup or any of its subsidiaries, any person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise at the request of Amerigroup to enforce the provisions set forth in the indemnification covenant contained in the merger agreement and (iv) the right of the financing parties to enforce the provisions relating to governing law and waiver of jury trial and claims against any of the financing parties. The right referenced in clause (ii) above may only be exercised through actions expressly approved by Amerigroup’s board of directors and no Amerigroup stockholders will have the ability to exercise such right.

Amendments, Waivers

Subject to compliance with applicable law, the merger agreement may be amended by Amerigroup, WellPoint and Merger Sub prior to the effective time of the merger by a written agreement that is executed and delivered by duly authorized officers of the parties. The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. At any time prior to the effective time of the merger, the parties may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made pursuant to the merger agreement and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. The agreement by a party to an extension or waiver must be set forth in a signed writing. The failure of any party to assert its rights under the merger agreement shall not constitute a waiver of such rights.

VOTE ON ADJOURNMENT

Amerigroup stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the Amerigroup board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The Amerigroup board of directors recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF AMERIGROUP COMMON STOCK AND DIVIDEND INFORMATION

Amerigroup common stock is listed on the NYSE under the symbol “AGP.” The following table sets forth on a per share basis the low and high closing sale prices of our common stock as reported by the NYSE since January 1, 2010.

	Low			High
Fiscal 2012:
Third Fiscal Quarter (through [ ], 2012)	$	[	]	$	[	]
Second Fiscal Quarter		56.41			70.40
First Fiscal Quarter		59.69			75.18
Fiscal 2011:
Fourth Fiscal Quarter		$57.57			$61.27
Third Fiscal Quarter		39.01			75.74
Second Fiscal Quarter		60.40			71.71
First Fiscal Quarter		44.03			64.35
Fiscal 2010:
Fourth Fiscal Quarter		$40.28			$46.67
Third Fiscal Quarter		30.48			42.67
Second Fiscal Quarter		32.38			37.73
First Fiscal Quarter		24.13			34.52

The closing price of Amerigroup common stock on the NYSE on [                    ] was $[            ] per share. As of [                    ], 2012, Amerigroup had [            ] shares of Amerigroup common stock issued and outstanding and Amerigroup had approximately [            ] holders of record.

Amerigroup has not declared or paid any cash dividends on its common stock. Amerigroup currently anticipates that it will retain any future earnings for the development and operation of our business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Amerigroup’s ability to pay dividends is dependent on receiving cash dividends from its subsidiaries and is limited by the terms of the indenture governing its 7.5% Senior Notes due November 15, 2019. State insurance regulations also limit the ability of Amerigroup’s subsidiaries to pay dividends to Amerigroup. In addition, under the merger agreement, Amerigroup is prohibited from repurchasing common stock generally and from paying dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of July 19, 2012, by (i) each of our named executive officers, (ii) each of our current directors, (iii) all of our directors and executive officers as a group and (iv) each other person who is known by us to own beneficially more than five percent of the outstanding shares of our common stock based on information previously provided to us by such beneficial owners as of the dates indicated in the footnotes that follow the table.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 48,627,807 shares outstanding as of July 19, 2012.

Name	Number of Shares	Percent
Named Executive Officers:
James G. Carlson(1)	919,363	1.9%
James W. Truess(2)	191,077	*
Richard C. Zoretic(3)	149,860	*
John E. Littel(4)	88,687	*
Mary T. McCluskey, M.D.(5)	55,319	*

Directors:
Uwe E. Reinhardt(6)	75,317	*
Jeffrey B. Child(7)	70,240	*
William J. McBride(8)	63,254	*
Richard D. Shirk(9)	58,317	*
Emerson U. Fullwood(10)	27,294	*
Thomas E. Capps(11)	20,898	*
Hala Moddelmog(12)	17,977	*
John W. Snow(13)	17,678	*
Kay Coles James(14)	12,850	*
Joseph W. Prueher(15)	12,678	*
Executive officers and directors as a group (19 persons)	1,948,657	3.9%

5% Stockholders:
T. Rowe Price Associates, Inc.(16)	6,058,404	12.5%
FMR LLC(17)	4,850,590	10.0%
BlackRock, Inc.(18)	3,959,175	8.1%
Baron Capital Group, Inc.(19)	3,271,385	6.7%
Capital World Investors(20)	3,147,661	6.5%
Artisan Partners Holdings LP(21)	2,829,600	5.8%

*	Represents amounts of less than 1%.
(1)	Includes options to purchase 669,461 shares of our common stock and 172,636 shares of restricted stock.
(2)	Includes options to purchase 55,327 shares of our common stock and 112,389 shares of restricted stock.
(3)	Includes options to purchase 10,796 shares of our common stock and 112,389 shares of restricted stock.
(4)	Includes options to purchase 26,598 shares of our common stock and 35,031 shares of restricted stock.
(5)	Includes options to purchase 15,936 shares of our common stock and 31,265 shares of restricted stock.
(6)	Includes options to purchase 52,983 shares of our common stock and 2,777 shares of restricted stock.

(7)	Includes options to purchase 17,427 shares of our common stock and 2,777 shares of restricted stock.
(8)	Includes options to purchase 20,542 shares of our common stock and 2,777 shares of restricted stock.
(9)	Includes options to purchase 26,983 shares of our common stock and 2,777 shares of restricted stock.
(10)	Includes options to purchase 10,317 shares of our common stock and 2,777 shares of restricted stock.
(11)	Includes 2,777 shares of restricted stock.
(12)	Includes options to purchase 7,729 shares of our common stock and 2,777 shares of restricted stock.
(13)	Includes options to purchase 5,180 shares of our common stock and 2,777 shares of restricted stock.
(14)	Includes 2,777 shares of restricted stock.
(15)	Includes options to purchase 5,180 shares of our common stock and 2,777 shares of restricted stock.
(16)	These shares of our common stock owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“T. Rowe”) serves as investment adviser with power to direct and/or sole power to vote. Information concerning T. Rowe’s ownership is as of April 30, 2012 and is derived from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on May 10, 2012. The principal business address for T. Rowe is 100 East Pratt Street, Baltimore, MD 21202. T. Rowe reported sole voting power with respect to 1,169,550 shares of common stock and sole dispositive power with respect to all 6,058,404 shares of common stock. For purposes of the reporting requirements of the Exchange Act, T. Rowe is deemed a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities.
(17)	Represents shares of our common stock owned by FMR LLC (“FMR”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 14, 2012. The principal business address for FMR is 82 Devonshire Street, Boston, MA 02109. FMR reported sole voting power with respect to 590 shares of common stock and sole dispositive power with respect to all 4,850,590 shares of common stock.
(18)	Represents shares of our common stock owned by BlackRock, Inc. (“BlackRock”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 10, 2012. The principal address for BlackRock is 40 East 52nd Street, New York, NY 10022. BlackRock reported sole voting and sole dispositive power with respect to all 3,959,175 shares of common stock.
(19)	Represents shares of our common stock owned by Baron Capital Group, Inc. (“Baron”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 14, 2012. The principal business address for Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Baron reported shared voting power with respect to 2,907,385 shares of common stock and shared dispositive power with respect to all 3,271,385 shares of common stock.
(20)	Represents shares of our common stock owned by Capital World Investors (“Capital”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 10, 2012. The principal address for Capital is 333 South Hope Street, Los Angeles, CA 90071. Capital reported sole voting and sole dispositive power with respect to all 3,147,661 shares of common stock.
(21)	Represents shares of our common stock owned by Artisan Partners Holdings LP (“Artisan”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 7, 2012. The principal business address for Artisan is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Artisan reported shared voting power with respect to 2,682,300 shares of common stock and shared dispositive power with respect to all 2,829,600 shares of common stock.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Amerigroup is required to submit a proposal to Amerigroup stockholders for a non-binding, advisory vote to approve the payment by Amerigroup of certain compensation to the named executive officers of Amerigroup that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute,” and which we refer to as the named executive officer merger-related compensation proposal, gives Amerigroup stockholders the opportunity to vote on an advisory basis on the compensation that Amerigroup’s named executive officers will or may be entitled to receive from Amerigroup that is based on or otherwise relates to the merger.

The compensation that Amerigroup’s named executive officers may be entitled to receive from Amerigroup that is based on or otherwise relates to the merger is summarized in the table entitled “Golden Parachute Compensation,” which is included in “The Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 71, including the associated narrative discussion. That summary includes all compensation and benefits that may be paid or become payable to Amerigroup’s named executive officers that are based on or otherwise relate to the merger.

The Amerigroup board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Amerigroup board of directors recommends that the stockholders of Amerigroup approve the following resolution:

“RESOLVED, that the stockholders of Amerigroup approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Amerigroup or WellPoint. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Amerigroup stockholders.

The affirmative vote of holders of a majority of the shares of Amerigroup common stock present in person or by proxy and entitled to vote on the matter will be required to approve the named executive officer merger-related compensation proposal.

The Amerigroup board of directors recommends a vote “FOR” the named executive officer merger-related compensation proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS

The following discussion is a summary of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Amerigroup common stock. This summary does not address any tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction or United States federal laws other than United States federal income tax laws. This discussion is based on the Code, published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of United States federal income taxation that may be applicable to U.S. holders of Amerigroup common stock in light of their particular circumstances or U.S. holders of Amerigroup common stock subject to special treatment under United States federal income tax law, such as:

•	entities treated as partnerships for United States federal income tax purposes, S corporations or other pass-through entities;

•	persons who hold Amerigroup common stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	United States expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons who acquired Amerigroup common stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the United States alternative minimum tax;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies; and

•	traders in securities that elect mark-to-market treatment.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Amerigroup common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding shares of Amerigroup common stock should consult their tax advisors regarding the tax consequences of the merger.

This discussion applies only to Amerigroup stockholders that hold their shares of Amerigroup common stock as a capital asset within the meaning of Section 1221 of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Amerigroup common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

Tax Consequences of the Merger Generally

The exchange of shares of Amerigroup common stock for cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of Amerigroup common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Amerigroup common stock (i.e., shares of Amerigroup common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Amerigroup common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

Under the “backup withholding” provisions of the Code, you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive for your Amerigroup common stock in the merger. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Backup withholding is not an additional federal income tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Amerigroup common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares and receive payment of the fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Amerigroup common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, Amerigroup, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the applicable statutory provisions are attached to this proxy statement as Annex D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex D. Any holder of Amerigroup common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Amerigroup a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Amerigroup common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Amerigroup of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT

WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

If shares of Amerigroup common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Amerigroup common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

AMERIGROUP Corporation

4425 Corporation Lane

Virginia Beach, Virginia 23462

Attention: Secretary

If the merger is completed, WellPoint will give written notice of the effective time within 10 days after the effective time to each former Amerigroup stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Amerigroup common stock held by all dissenting stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Amerigroup has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed, the appraisal proceeding shall be conducted as to the shares of Amerigroup stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Amerigroup common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal within 120 days after the effective time, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Amerigroup stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

FUTURE AMERIGROUP STOCKHOLDER PROPOSALS

It is not expected that Amerigroup will hold its 2013 annual meeting of stockholders unless the merger is not completed.

If the merger is not completed, Amerigroup plans to hold its 2013 annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 annual meeting of stockholders, the written proposal must be received by our Secretary, c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462 no later than December 28, 2012. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2013 annual meeting, but you do not intend to have it included in our 2013 proxy statement, your proposal together with any information required by our amended and restated by-laws (“by-laws”) must be delivered to the Secretary of Amerigroup no earlier than March 9, 2013 and no later than April 8, 2013. If the date of our 2013 annual meeting is called for a date that is more than 30 calendar days before or after the one-year anniversary of the date of our 2012 annual meeting, your proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2013 annual meeting. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Secretary by April 8, 2013. If such proposals are not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by us for the 2013 annual meeting may confer discretionary authority to us to vote on such proposals.

Stockholders may propose director candidates for consideration by the board’s nominating and corporate governance committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for board membership, information regarding any relationships between the candidate and Amerigroup within the last three years and a written indication by the recommended candidate of his or her willingness to serve. Any such recommendation should be directed to the Secretary of Amerigroup at the address of our principal executive offices. In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders. If a stockholder wishes to nominate an individual for election to our board at the 2013 annual meeting of stockholders, such stockholder must deliver a written notice together with any information required by our by-laws to the Secretary of Amerigroup by no earlier than March 9, 2013 and no later than April 8, 2013. If the date of our 2013 annual meeting of stockholders is called for a date that is more than 30 calendar days before or after the one-year anniversary of the 2012 annual meeting, the notice must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2013 annual meeting.

The relevant provisions of our by-laws regarding the requirements for making stockholder proposals and nominating director candidates are available on the Investor Relations section of our website at www.amerigroup.com. You may also contact the Secretary of Amerigroup at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462 to request a copy of our by-laws.

WHERE YOU CAN FIND MORE INFORMATION

Amerigroup is subject to the reporting requirements of the Exchange Act. Accordingly, Amerigroup files current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Amerigroup’s SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov.

Amerigroup also makes available free of charge through its website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on

Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Amerigroup’s Internet website address is www.amerigroup.com. The information located on, or hyperlinked or otherwise connected to, Amerigroup’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

Amerigroup incorporates information into this proxy statement by reference, which means that Amerigroup discloses important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except to the extent superseded by information contained in this proxy statement or by information contained in documents filed with the SEC after the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Amerigroup’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	Amerigroup’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, as amended; and

•

Amerigroup’s Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 6, 2012, January 12, 2012, January 13, 2012, January 18, 2012, January 24, 2012, March 6, 2012, May 21, 2012, June 11, 2012 and July 9, 2012.

We also incorporate by reference into this proxy statement additional documents that Amerigroup may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting Amerigroup at the following address and phone number or by contacting the SEC as described above. Documents incorporated by reference are available from Amerigroup without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement, by requesting them in writing, by telephone or via the Internet at:

AMERIGROUP Corporation

4425 Corporation Lane

Virginia Beach, Virginia 23462

Attn: Secretary

Telephone: (757) 490-6900

Internet Website: www.amerigroup.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

July 9, 2012

among

WELLPOINT, INC.

WELLPOINT MERGER SUB, INC.

and

AMERIGROUP CORPORATION

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Affiliate	Section 8.14(a)
Agreement	Preamble
Alternative Transaction	Section 8.14(b)
Antitrust Authorities	Section 8.14(c)
Antitrust Law	Section 8.14(d)
Applicable SAP	Section 8.14(e)
Blue Sky Laws	Section 3.1(b)(iii)
Board of Directors	Section 8.14(f)
Book-Entry Shares	Section 1.10
Burdensome Term or Condition	Section 5.3(c)
Business Combination Transaction	Section 8.14(b)
Business Day	Section 8.14(g)
Certificate of Merger	Section 1.3
Change in Company Recommendation	Section 5.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
CMS	Section 5.3(f)
Code	Section 2.8
Commitment Letter	Section 3.1(f)(ii)
Company	Preamble
Company Certificates	Section 1.10
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.2
Company ERISA Plans	Section 3.2(w)(ii)
Company ESPP	Section 4.1(b)(ii)
Company Financial Advisors	Section 3.2(h)
Company Financial Statements	Section 3.2(d)(i)
Company Material Contracts	Section 3.2(v)
Company Pension Plan	Section 3.2(w)(ii)
Company Permits	Section 3.2(i)(ii)
Company Plans	Section 3.2(w)(i)
Company Recommendation	Section 5.1(b)
Company Regulated Subsidiary	Section 8.14(h)
Company Regulatory Filings	Section 3.2(i)(ii)
Company SEC Reports	Section 3.2(d)(i)
Company State Agency Filings	Section 3.2(o)
Company Stock Options	Section 1.11(a)
Company Stock Plan	Section 1.11(a)
Company Stockholders Meeting	Section 5.1(b)
Company Treasury Shares	Section 1.8(a)
Confidentiality Agreement	Section 5.2(a)
Consents	Section 8.14(i)
Continuing Employees	Section 5.5(a)
Contract	Section 8.14(j)
Converted Option	Section 1.11(b)
Converted Other Stock Award	Section 1.11(e)
DGCL	Section 1.1
Dissenting Shares	Section 1.9

Dissenting Stockholder	Section 1.9
DOJ	Section 5.3(f)
Effective Time	Section 1.3
Environmental Laws	Section 3.2(t)(ii)
Environmental Permits	Section 3.2(t)(ii)
Equity Exchange Ratio	Section 1.11(b)
ERISA	Section 3.2(w)(i)
Exchange Act	Section 1.11(h)
Exchange Fund	Section 2.1
Excluded Party	Section 7.3(b)
Excluded Period	Section 7.3(b)
Existing Credit Agreement	Section 5.14(e)
Filing	Section 8.14(k)
Financing	Section 3.1(f)(ii)
Financing Parties	Section 5.14(c)
FTC	Section 5.3(f)
GAAP	Section 3.2(d)(i)
good standing	Section 8.14(l)
Governmental Entity	Section 3.1(b)(iii)
Hazardous Materials	Section 3.2(t)(ii)
Health Care Laws	Section 8.14(m)
Healthcare Regulatory Approvals	Section 3.1(b)(iii)
HSR Act	Section 3.1(b)(iii)
Indemnified Person	Section 5.6(a)
Indenture	Section 4.1(b)(xiv)
independent contractors	Section 3.2(w)(i)
Initial Outside Date	Section 7.1(b)
Intellectual Property	Section 3.2(u)(ii)
Internal Revenue Service	Section 3.2(w)(i)
IP Licenses	Section 3.2(u)(iv)
Knowledge	Section 8.14(n)
Law	Section 8.14(o)
Liens	Section 8.14(p)
Material Adverse Effect	Section 8.14(q)
Medicare Program Laws	Section 8.14(r)
Merger	Recitals
Merger Consideration	Section 1.8(b)
Merger Sub	Preamble
New Company Plans	Section 5.5(b)
NYSE	Section 1.11(b)
Offering Proceed	Section 5.14(a)
Order	Section 8.14(t)
Other Stock Awards	Section 1.11(c)
Outside Date	Section 7.1(b)
Paying Agent	Section 1.10
Permitted Liens	Section 8.14(v)
Person	Section 8.14(w)
Privacy Laws	Section 3.2(r)(i)
Privacy Policy	Section 3.2(u)(viii)
Program	Section 8.14(x)
Providers	Section 8.14(y)
Proxy Statement	Section 3.1(c)(i)

Purchaser	Preamble
Purchaser Common Stock	Section 1.8(a)
Purchaser Disclosure Schedule	Section 3.1
Purchaser Regulatory Material Adverse Effect	Section 5.3(c)
Purchaser SEC Reports	Section 3.1
Release	Section 3.2(t)(ii)
Reporting Tail Endorsement	Section 5.6(b)
Representatives	Section 3.1(i)(i)
Required Company Vote	Section 3.2(g)
Sarbanes-Oxley Act	Section 3.2(n)(i)
Sebelius Decision	Section 8.14(q)
SEC	Section 8.14(z)
Securities Act	Section 3.2(d)(i)
Subsidiary	Section 8.14(aa)
Substitute Financing	Section 5.14(a)
Superior Proposal	Section 8.14(bb)
Surviving Corporation	Section 1.1
Tax	Section 8.14(cc)
Tax Return	Section 8.14(cc)
Taxes	Section 8.14(cc)
Termination Fee	Section 7.3(b)
the other party	Section 8.14(u)
Third Party	Section 8.14(b)
Transition Team	Section 5.9
Treasury Regulations	Section 2.8
Violation	Section 3.1(b)(ii)
WARN	Section 3.2(x)

AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2012 (this “Agreement”), among WELLPOINT, INC., an Indiana corporation (“Purchaser”), WELLPOINT MERGER SUB, INC., a Delaware corporation and an indirect wholly owned Subsidiary (as defined in Section 8.14(aa)) of Purchaser (“Merger Sub”), and AMERIGROUP CORPORATION, a Delaware corporation (“Company”).

WITNESSETH:

WHEREAS, the respective Boards of Directors (as defined in Section 8.14(f)) of Purchaser and Company deem it advisable and in the best interests of each corporation and its shareholders and stockholders, respectively, that Purchaser and Company engage in a business combination;

WHEREAS, the combination of Purchaser and Company shall be effected by the terms of this Agreement through a merger as outlined below;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Purchaser, Merger Sub and Company have adopted or approved this Agreement, pursuant to which Merger Sub will be merged with and into Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with each share of common stock, $0.01 par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (a) Company Treasury Shares (as defined in Section 1.8(b)), (b) shares of Company Common Stock owned by Purchaser or Merger Sub, (c) shares of Company Common Stock owned by any Subsidiary of either Company or Purchaser (other than Merger Sub) and (d) Dissenting Shares (as defined in Section 1.9)) being converted into the right to receive $92.00 in cash, without interest;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of James G. Carlson, James W. Truess and Richard C. Zoretic has executed and delivered an employment agreement with Purchaser; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into Company at the Effective Time. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place on the Business Day (as defined in Section 8.14(g)) after the satisfaction or waiver (subject to applicable Law (as defined in Section 8.14(o))) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date (as defined below), which shall be required to be so satisfied or waived (subject to applicable Law) on the Closing Date) unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL.

The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent time as Purchaser and Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation. Subject to Section 5.6, at the Effective Time, the certificate of incorporation of Company shall be amended and restated in its entirety as set forth in Exhibit A attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided by the DGCL or therein.

Section 1.6 Bylaws. Subject to Section 5.6, at the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.7 Directors and Officers of Surviving Corporation. The directors of Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earliest of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualified. The persons designated by the Board of Directors of Merger Sub prior to the Effective Time shall serve as the officers of the Surviving Corporation, until the earliest of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualified.

Section 1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser, Merger Sub or any holder of any shares of Company Common Stock:

(a) All shares of Company Common Stock that are held by Purchaser or Merger Sub immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and shall cease to exist and no cash, shares of common stock, $0.01 par value, of Purchaser (“Purchaser Common Stock”) or other consideration shall be delivered in exchange therefor.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock that are held by Company as treasury stock (the “Company Treasury Shares”), (ii) shares of Company Common Stock beneficially owned by Purchaser or Merger Sub, (iii) shares of Company Common Stock beneficially owned by any Subsidiary of either Company or Purchaser (other than Merger Sub) and (iv) Dissenting Shares) shall be converted at the Effective Time into the right to receive $92.00 in cash, without interest (the “Merger Consideration”). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Company Certificate (as defined in Section 1.10) or Book-Entry Share (as defined in Section 1.10) shall thereafter represent the right to receive the Merger Consideration upon the surrender of the Company Certificate or Book-Entry Share in accordance with the terms hereof.

(c) Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Each share of Company Common Stock beneficially owned by any Subsidiary of either Company or Purchaser (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in Company immediately prior to the Effective Time.

(e) Each of the Company Treasury Shares shall continue to be held as shares in the treasury of the Surviving Corporation.

Section 1.9 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by any Person (as defined in Section 8.14(w)) who has not voted in favor of the Merger, who is entitled to demand and who has properly demanded in writing appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to this Article I unless and until the holder thereof (“Dissenting Stockholder”) shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Company Common Stock held by such holder under Section 262 of the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.8 hereof. Company shall give Purchaser (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for appraisal under the DGCL. Prior to the Effective Time, Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.10 Paying Agent. Prior to the Effective Time, Purchaser shall appoint American Stock Transfer & Trust Company, LLC, or with Company’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned), another bank or trust, to act as paying agent (the “Paying Agent”) for the purpose of exchanging certificates (the “Company Certificates”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) which, in either case, immediately prior to the Effective Time evidenced shares of Company Common Stock, for the Merger Consideration.

Section 1.11 Company Stock Options and Other Stock Awards.

(a) Each stock option (the “Company Stock Options”) granted under the Amerigroup Corporation 2009 Equity Incentive Plan, the Amerigroup Corporation Amended and Restated 2005 Equity Incentive Plan, the Amerigroup Corporation 2003 Equity Incentive Plan and the Amerigroup Corporation 2000 Equity Incentive Plan (each, a “Company Stock Plan,” and collectively, the “Company Stock Plans”) that as of the Effective Time is outstanding and vested by its terms (including by reason of the transactions contemplated by this Agreement), shall be cancelled and converted into the right at the Effective Time to receive an amount (if positive), payable in cash, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the amount of the Merger Consideration over the per share exercise price of such Company Stock Option (with the aggregate amount of such payment rounded down to the nearest cent).

(b) Each Company Stock Option that as of the Effective Time is outstanding but unvested by its terms, shall be converted as of the Effective Time into a stock option to acquire a number of shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of

Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price applicable to such Company Stock Option immediately prior to the Effective Time divided by (y) the Equity Exchange Ratio (each, a “Converted Option”). The “Equity Exchange Ratio” shall mean the Merger Consideration divided by the volume-weighted average price of the Purchaser Common Stock on the New York Stock Exchange Inc. (“NYSE”) for the five consecutive trading days ending on the last trading day preceding the Closing Date. The terms and conditions of the Converted Options shall otherwise remain the same as the terms and conditions (including vesting schedules) applicable to the Company Stock Options under the Company Stock Plan and award agreements pursuant to which such Company Stock Options were granted.

(c) For purposes hereof, all shares of restricted Company Common Stock, together with all other awards of shares of Company Common Stock subject to vesting or future issuance under any Company Stock Plan, including without limitation stock appreciation rights, restricted stock units, performance stock units and deferred stock awards (but not including Company Stock Options or awards under the Company ESPP (as defined in Section 4.1(b)(ii)), shall be referred to as “Other Stock Awards.”

(d) Each Other Stock Award that as of the Effective Time is outstanding and vested by its terms (including by reason of the transactions contemplated by this Agreement), shall be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of (i) the total number of shares of Company Common Stock subject to such Other Stock Award multiplied by (ii) the Merger Consideration.

(e) Each Other Stock Award that as of the Effective Time is outstanding but unvested, shall be converted as of the Effective Time into a right or award with respect to a number of shares of Purchaser Common Stock (a “Converted Other Stock Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Other Stock Award multiplied by (ii) the Equity Exchange Ratio; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole share. The terms and conditions of the Converted Other Stock Award shall otherwise remain the same as the terms and conditions (including vesting schedules) applicable to the Other Stock Awards under the Company Stock Plan and award agreements pursuant to which such Other Stock Awards were granted.

(f) Effective as of immediately prior to the Effective Time but subject to the occurrence of the Closing, the “Offering Period” within the meaning of the Company ESPP shall terminate, shares of Company Common Stock shall be purchased under the Company ESPP on behalf of the respective Company ESPP participants on the same basis as if the Offering Period had expired on its originally scheduled date but treating the Closing Date as the “Exercise Date” within the meaning of the Company ESPP, and the shares of Company Stock so purchased shall be cancelled effective as of the Effective Time and converted into a right of each respective Company ESPP participant to receive from the Company an amount in cash equal to (A) the total number of shares of Company Common Stock purchased on his or her behalf in accordance with this Section 1.11(f) multiplied by (B) the Merger Consideration.

(g) At the Effective Time, all of the Converted Options and Converted Other Stock Awards shall be assumed in full by Purchaser. From and after the Effective Time, all references to Company in the Company Stock Plans and in any award agreements granting Company Stock Options or Other Stock Awards shall be deemed to refer to Purchaser. Purchaser shall take all actions with respect to the Company Stock Plans, and the Converted Options and Converted Other Stock Awards, that are necessary to implement the provisions of this Section 1.11, including all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options or future issuance under the Converted Other Stock Awards. Purchaser shall take all actions reasonably necessary to cause the registration of the shares of Purchaser Common Stock subject to the Converted Options or Converted Other Stock Awards to become effective as part of a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Purchaser Common Stock subject to the

Converted Options or Converted Other Stock Awards promptly, but in any event within one (1) Business Day, following the Effective Time; and, thereafter, Purchaser shall deliver or make available to holders of Converted Options or Converted Other Stock Awards any applicable prospectus and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options or Converted Other Stock Awards remain outstanding.

(h) Company and Purchaser shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Company (including derivative securities) and acquisitions of equity securities of Purchaser (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of Company or Purchaser to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended and including all rules and regulations promulgated thereunder (the “Exchange Act”).

(i) As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options or Converted Other Stock Awards an appropriate notice setting forth such holder’s rights pursuant to any Company Stock Plans, after giving effect to the transactions hereunder.

(j) Company, including the Board of Directors of Company and any committee or administrator acting on behalf of Company or the Board of Directors of Company, shall not hereafter take any action to accelerate the vesting or exercisability, or otherwise amend, modify or change the terms, of any Company Stock Options or Other Stock Awards. At or prior to the Effective Time, Company, the Board of Directors of the Company or any committee or administrator acting on behalf of Company or the Board of Directors of Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 1.11. Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of Company to any Person pursuant to or in settlement of Company Stock Options or Other Stock Awards.

(k) It is the intent of Purchaser and Company that the treatment of Company Stock Awards contemplated in this Section 1.11 be in a manner that is consistent with the requirements of Section 409A of the Code (as defined in Section 2.8). Any cash payment under this Section 1.11 will be subject to applicable Tax (as defined in Section 8.14(cc)) withholdings.

Section 1.12 Certain Adjustments. If, between the date hereof and the Effective Time, the outstanding Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Equity Exchange Ratio and other similarly dependent terms shall be equitably adjusted to provide to the holders of Company Common Stock, Company Stock Options and Other Stock Awards the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II

EXCHANGE OF COMPANY COMMON STOCK

Section 2.1 Exchange Fund. At or prior to the Effective Time, Purchaser shall deposit with the Paying Agent, in trust for the benefit of holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration in respect of all shares of Company Common Stock outstanding immediately prior to the Effective Time. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.” Purchaser shall cause the Paying Agent to deliver the cash contemplated to be paid pursuant to Section 1.8 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Purchaser shall promptly replace or restore or shall cause the prompt replacement or restoration of the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments required under Section 1.8(b). Nothing contained in this Section 2.1 and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

Section 2.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver) to each holder of record of a Company Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as are reasonably satisfactory to both Company and Purchaser and (ii) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor, and Purchaser shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the cash amount equal to (x) the number of shares of Company Common Stock represented by such Company Certificate multiplied by (y) the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a check in the amount of the aggregate Merger Consideration that such holder has the right to receive pursuant to Section 1.8 may be issued and paid with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(b) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Company Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.8(b) shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) be entitled to receive in exchange therefor, and Purchaser shall cause the Paying Agent to pay and deliver as promptly as practicable the cash amount equal to (x) the number of shares of Company Common Stock represented by such Book-Entry Shares multiplied by (y) the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

Section 2.3 No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. Until surrendered as contemplated by this Article II, each Company Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, or the right to the payment provided by Section 262 of the DGCL pursuant to Section 1.9, as applicable.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Company Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for payment of the Merger Consideration.

Section 2.5 No Liability. None of Purchaser, Merger Sub, Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6 Investment of the Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Purchaser on a daily basis, or as otherwise agreed to by Purchaser and the Paying Agent. Any interest and other income resulting from such investments shall promptly be paid to Purchaser, or as otherwise agreed to by Purchaser and the Paying Agent; provided that no losses on any investment made pursuant to this Section 2.6 shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration and following any such losses, Purchaser shall promptly cause to be provided additional funds to the Paying Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses or if for any reason such funds are unavailable for payment to the holders of shares of Company Common Stock.

Section 2.7 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

Section 2.8 Withholding Rights. Each of the Surviving Corporation, Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), and the rules and Treasury regulations promulgated thereunder (the “Treasury Regulations”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be, and such amounts shall be delivered, or shall be caused to be delivered, by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be, to the applicable taxing authority within the period required under applicable Law.

Section 2.9 Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.10 Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificate or notice of Book-Entry Shares presented to the Paying Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Purchaser. Except as (x) disclosed in the registration statements, prospectuses, reports, schedules, forms, statements and other documents filed with or furnished to the SEC (as defined in Section 8.14(z)) by Purchaser on or after January 1, 2010 and prior to the date hereof (the “Purchaser SEC Reports”) (but excluding any forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in any such Purchaser SEC Reports) or (y) set forth in the disclosure letter delivered by Purchaser to Company immediately prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Purchaser Disclosure Schedule to which the relevance of such disclosure is reasonably apparent and that the mere inclusion of an item in such Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.14(q)) on Purchaser), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Purchaser Disclosure Schedule, Purchaser represents and warrants to Company as follows (it being agreed that the exception in clause (x) above shall not apply to the Representations and Warranties of Purchaser set forth in Sections 3.1(a) or 3.1(b)(i)):

(a) Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing (as defined in Section 8.14(l)) under the Laws of Indiana, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.14(q)) on Purchaser.

(b) Authority; No Conflicts.

(i) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger, the Financing (as defined in Section 3.1(f)(ii)) and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger, the Financing and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding agreement of Company, constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(ii) The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the Merger, the Financing and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (as defined in Section 8.14(p)) (other than Permitted Liens (as defined in Section 8.14(v)) on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a “Violation”) pursuant to: (A) any provision of the articles of incorporation or bylaws of Purchaser or

(B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and subject to obtaining or making the Consents (as defined in Section 8.14(i)), Orders (as defined in Section 8.14(t)) and Filings (as defined in Section 8.14(k)) referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, Order or Law applicable to Purchaser or its properties or assets.

(iii) No Consent or Order of, or Filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator or arbitrator panel, regulatory or administrative agency or commission, or other authority thereof, or any regulatory or quasi-regulatory organization or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or expiry of any related waiting period is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) state securities or “blue sky” Laws (the “Blue Sky Laws”); (C) the Exchange Act; (D) the DGCL with respect to the filing of the Certificate of Merger; (E) rules and regulations of the NYSE; (F) federal and state departments of health, state insurance departments and other Consents, Orders and Filings, including those required under Health Care Laws (as defined in Section 8.14(m)) or required by CMS (as defined in Section 5.3(f)), Medicare, Medicaid or similar Programs (as defined in Section 8.14(x)) as set forth in Section 3.1(b)(iii) of the Purchaser Disclosure Schedule (the “Healthcare Regulatory Approvals”); and (G) such Consents or Orders of, and Filings with any Governmental Entity and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) Information Supplied.

(i) None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the proxy statement for use relating to the adoption by the stockholders of Company of this Agreement, or any of the amendments or supplements thereto (collectively, the “Proxy Statement”) will (except to the extent revised or superseded by amendments or supplements contemplated hereby), on the date it is filed with the SEC, first mailed to Company stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(c), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Proxy Statement based on information not supplied by it or Merger Sub.

(d) Board Approval. The Board of Directors of Purchaser, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement and the transactions contemplated hereby, including the Financing and the Merger.

(e) No Vote Required. No vote or other action by the shareholders of Purchaser is required by Law, Purchaser’s articles of incorporation or bylaws or otherwise in order for Purchaser and Merger Sub to consummate the Merger, the Financing and the other transactions contemplated by this Agreement.

(f) Available Funds.

(i) Purchaser and Merger Sub have available or shall have available to them, as of the date all of the conditions to Purchaser’s and Merger Sub’s obligation to consummate the Merger pursuant to Section 6.1 and Section 6.2 have been satisfied, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(ii) Purchaser has delivered to Company true, correct and complete fully executed copies of the commitment letter, dated as of July 9, 2012, among Purchaser, Credit Suisse AG and Credit Suisse Securities (USA) LLC, including all exhibits, disclosure schedules and amendments to such letter in effect as of the date hereof (the “Commitment Letter”), pursuant to which, subject only to the conditions set forth in the Commitment Letter, each of the Financing Parties (as defined in Section 5.14(c)) has severally committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Purchaser and, to the Knowledge (as defined in Section 8.14(n)) of Purchaser, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Purchaser and Merger Sub, including cash on hand and marketable securities of Purchaser and Merger Sub, shall, in the aggregate, be sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II and all fees and expenses reasonably expected to be incurred in connection herewith. No event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), or the failure of any condition, on the part of Purchaser or its Affiliates (as defined in Section 8.14(a)) under the Commitment Letter or, to the Knowledge of Purchaser, any other party to the Commitment Letter. Subject to the satisfaction of the conditions contained in Article VI, Purchaser has no reason to believe that any of the conditions to the Financing shall not be satisfied on a timely basis on or prior to the Closing, or that the Financing or any other funds necessary for the satisfaction of all of Purchaser’s and its Affiliates’ obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith shall not be available to Purchaser on the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Purchaser has delivered true, correct and complete copies to Company on a confidential basis prior to the date hereof (in a redacted form reasonably satisfactory to the Financing Parties removing only the fee information, expense information and successful syndication information, but which redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), there are no side letters or other agreements, Contracts (as defined in Section 8.14(j)) or arrangements related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter and delivered to Company prior to the date hereof. Purchaser has fully paid all commitment fees, and other amounts required to be paid on or prior to the date hereof in connection with the Financing.

(iii) Purchaser acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

(g) Litigation; Compliance with Laws.

(i) As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened in writing, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor is there any rule or Order of any Governmental Entity outstanding against Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, each of Purchaser’s insurance and health maintenance organization Subsidiaries (A) meets the requirements for participation in, and receipt of payment from, the Medicare, Medicaid and other state and federal health care programs in which each of such Subsidiaries currently participates and (B) is a party to one or more valid agreements with CMS authorizing its participation as a Medicare Advantage Program contractor or Medicare Prescription Drug Plan Sponsor, or with analogous state entities authorizing its participation as a Medicaid managed care contractor.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, since December 31, 2011, neither Purchaser, any of its Subsidiaries or employees, nor any of Purchaser’s respective officers or directors with direct or indirect ownership interests of five percent (5%) or more in Purchaser or its Subsidiaries, and to the Knowledge of Purchaser, none of its contractors or agents, has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal or state health care program, or is subject to an investigation or proceeding by any Governmental Entity that could result in such suspension, exclusion or debarment.

(iv) To the Knowledge of Purchaser, there is no fact relating to its business, operations, financial condition or legal status that would or would reasonably be expected to: (A) prevent or prohibit the obtaining of, impose any material delay in the obtaining of, or increase the risk of not obtaining any Consent or Order of or Filing with any Governmental Entity necessary to consummate the Merger, the Financing and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period or (B) prohibit or prevent or materially delay the consummation of the Merger, the Financing and the other transactions contemplated hereby.

(h) No Ownership of Company Common Stock. Neither Purchaser nor any of its controlled Affiliates beneficially owns directly or indirectly, an aggregate amount in excess of four percent (4%) of outstanding Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of Company and neither Purchaser nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Company or any of its Subsidiaries.

(i) No Other Representations and Warranties; Disclaimers.

(i) Except for the representations and warranties made by Purchaser and Merger Sub in Sections 3.1 and 3.3, neither Purchaser, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Purchaser or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and each of Purchaser and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser and Merger Sub in Sections 3.1 and 3.3, neither Purchaser, Merger Sub nor any other Person makes or has made any representation or warranty to Company or any of its officers, directors, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants or other representatives (collectively, “Representatives”) with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses or operations or (B) any oral or written information furnished or made available to Company or any of its Representatives in the course of its due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the consummation of the Merger, the Financing and the other transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither Purchaser nor any other Person will have any liability to Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

(ii) Notwithstanding anything contained in this Agreement to the contrary, each of Purchaser and Merger Sub acknowledges and agrees that neither Company nor any other Person has made or is making, and they are not relying upon, any representations or warranties whatsoever, express or implied, beyond those expressly made by Company in Section 3.2 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Purchaser, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, each of Purchaser and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to Purchaser, Merger Sub or any of its Representatives.

(iii) Notwithstanding anything to the contrary in this Agreement, including the Company Disclosure Schedule (as defined in Section 3.2), or any other agreement, document or instrument to be delivered or made available in connection herewith, Purchaser and Merger Sub acknowledge and agree that neither Company nor any of its Representatives makes any representation or warranty (express or implied), and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection herewith, is intended or shall be construed to be a representation or warranty (express or implied) of Company or any of its Affiliates in respect of the future experience or profitability arising from the business of Company or any of its Subsidiaries.

Section 3.2 Representations and Warranties of Company. Except as (x) disclosed in the Company SEC Reports (as defined in Section 3.2(d)(i)) filed with or furnished to the SEC by Company on or after January 1, 2010 and prior to the date hereof (but excluding any forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-looking Statements” in any such documents filed with or furnished to the SEC) or (y) set forth in the disclosure letter delivered by Company to Purchaser immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Schedule to which the relevance of such disclosure is reasonably apparent and that the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Company Disclosure Schedule, Company represents and warrants to Purchaser as follows (it being agreed that the exception in clause (x) above shall not apply to the Representations and Warranties of Company set forth in Sections 3.2(a)(i), 3.2(c)(i), 3.2(f), 3.2(g), 3.2(h) or 3.2(k)):

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Company and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Company and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The copies of the certificate of incorporation and bylaws of Company and of its material Subsidiaries which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date hereof. Company has made available to Purchaser correct and complete copies of the minutes of all meetings of (w) Company stockholders, (x) the Board of Directors of Company, (y) each committee of the Board of Directors of Company and (z) the Board of Directors of each of the Subsidiaries of Company held from January 1, 2009 to February 8, 2012.

(ii) All the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all Liens (other than Permitted Liens and, in the case of Subsidiaries that are immaterial to Company, immaterial Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Section 3.2(a) of the Company Disclosure Schedule lists all of the Subsidiaries of Company, and for each such Subsidiary, the state of formation and each jurisdiction in which each such Subsidiary is qualified or licensed to do business. Neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than investments made in the ordinary course of business in the Company’s or any of its Subsidiaries’ investment portfolios).

(b) Capital Structure.

(i) The authorized capital stock of Company consists of (A) 100,000,000 shares of Common Stock, of which 48,588,657 shares were outstanding (which number includes 1,176,938 shares of restricted Company Common Stock) as of June 30, 2012 and does not include 13,398,367 Company Treasury Shares as of June 30, 2012 and (B) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding as of the date hereof. Except for Company Common Stock issued upon exercise of Company Stock Options or pursuant to Other Stock Awards, no shares of Company Common Stock have been issued between June 30, 2012 and the date hereof. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of June 30, 2012, 6,539,084 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and the Company Plans (as defined in Section 3.2(w)(i)), including 2,313,192 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable) and 1,333,809 shares of Company Common Stock issuable upon settlement of outstanding Other Stock Awards. Upon any issuance of such shares of Company Common Stock as set forth in Section 3.2(b) of the Company Disclosure Schedule, such shares of Company Common Stock will be duly authorized, validly issued, fully paid, nonassessable, not subject to preemptive rights and free and clear of any Lien, pledge, security interest, claim or other encumbrance. As of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting of any shares of the capital stock of Company. No controlled Affiliate of Company beneficially owns directly or indirectly any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock.

(ii) No bonds, debentures, notes or other indebtedness of Company or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote, are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.2(b), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(c) Authority; No Conflicts.

(i) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the

Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to the adoption of this Agreement by the Required Company Vote and the filing of the Certificate of Merger with the Secretary of State of Delaware under the DGCL. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding agreement of Purchaser and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(ii) The execution and delivery of this Agreement by Company does not, and the consummation by Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of Company or any of its Subsidiaries or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the Consents, Orders and Filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, Order or Law applicable to Company or any of its material Subsidiaries or their respective properties or assets.

(iii) No Consent or Order of, or Filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act; (B) the Blue Sky Laws; (C) the Exchange Act; (D) the DGCL with respect to the filing of the Certificate of Merger; (E) rules and regulations of the NYSE; (F) the Healthcare Regulatory Approvals; and (G) such Consents or Orders of, and Filings with any Governmental Entity and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(d) Reports and Financial Statements.

(i) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2010 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of Company is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports (if amended, as of the date of the last such amendment prior to the date hereof) (the “Company Financial Statements”) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to year-end audit adjustments, and lack of footnote disclosure or, with respect to pro forma information, subject to the qualifications stated therein. All of such Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended and including the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act.

(ii) Except (A) as reflected or reserved against in the audited consolidated balance sheet of Company dated as December 31, 2011, included in the Company SEC Reports or included in or reasonably apparent from the notes or management’s discussions and analysis related thereto, (B) for liabilities incurred in the ordinary course of business since December 31, 2011 and (C) for liabilities incurred in connection with this Agreement, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, on the date it is filed with the SEC, first mailed to Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Purchaser or Merger Sub.

(f) Board Approval. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and, subject to the right of the Board of Directors of Company to effect a Change in Company Recommendation (as defined in Section 5.1(b)) in compliance with Sections 5.1(b) and 5.1(d), not subsequently rescinded or modified in any way prior to the date hereof, has (i) declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Company and the stockholders of Company, (ii) approved this Agreement, the Merger and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Company and (iv) recommended that the stockholders of Company adopt this Agreement. The Board of Directors of Company has approved this Agreement, the Merger and the transactions contemplated hereby for purposes of Article VIII of Company’s certificate of incorporation and Section 203 of the DGCL, and, except for Article VIII of Company’s certificate of incorporation and Section 203 of the DGCL (each of which have been rendered inapplicable), no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies to this Agreement, the Merger or the transactions contemplated hereby.

(g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote upon adoption of this Agreement at the Company Stockholders Meeting (the “Required Company Vote”) is the only vote of the holders of any class or series of Company’s capital stock necessary to consummate the transactions contemplated hereby.

(h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company, except Goldman, Sachs & Co. and Barclays Capital Inc. (the “Company Financial Advisors”), whose fees and expenses will be paid by Company in accordance with Company’s agreements with such firms, complete copies of which have been delivered to Purchaser on or prior to the date hereof.

(i) Litigation; Compliance with Laws.

(i) There is no suit, action, investigation or proceeding pending or, to the Knowledge of Company, threatened in writing, against Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, nor is there any Order of any Governmental Entity outstanding against Company or any of its Subsidiaries which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (A) Company and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Permits”) and (B) each of the Company Permits is valid, subsisting and in full force and effect. Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The businesses of Company and its Subsidiaries are not being conducted in violation of, and Company has not received any written notices of violations with respect to, the Company Permits or any applicable Law of any Governmental Entity, except for actual or possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Since December 31, 2010, Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, Filings, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Entity, including state health and insurance regulatory authorities and any applicable Federal regulatory authorities (“Company Regulatory Filings”), except where the failure to file such regulatory reports, schedules, statements, documents, Filings, forms, registrations and other documents on a timely basis would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, all such Company Regulatory Filings complied with applicable Law.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company’s insurance and health maintenance organization Subsidiaries (A) meets the requirements for participation in, and receipt of payment from, the Medicare, Medicaid and other state and federal health care programs in which each of such Subsidiaries currently participates and (B) is a party to one or more valid agreements with CMS authorizing its participation as a Medicare Advantage Program contractor or Medicare Prescription Drug Plan Sponsor, or with analogous state entities authorizing its participation as a Medicaid managed care contractor.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, since January 1, 2010, neither Company, any of its Subsidiaries or employees, nor any of Company’s respective officers or directors with direct or indirect ownership interests of five percent (5%) or more in Company or its Subsidiaries, and to the Knowledge of Company, none of its contractors or agents, has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal or state health care program, or is subject to an investigation or proceeding by any Governmental Entity that could result in such suspension, exclusion or debarment.

(j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2011, (i) Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(k) Opinions of Company Financial Advisors. The Board of Directors of Company has received the opinions of the Company Financial Advisors, dated the date hereof, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, complete copies of which opinions will promptly be made available to Purchaser for informational purposes only after receipt by Company.

(l) Taxes. Company and each of its Subsidiaries (i) have prepared and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are due and payable (whether or not shown as due and payable on such filed Tax Returns) or that Company or any of its Subsidiaries is obligated to pay without the filing of a Tax Return or where the payment is not yet due, have established an adequate reserve in accordance with GAAP to cover such Taxes; (iii) have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (iv) have not waived any applicable statute of limitations with respect to any material United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to any material United States federal or state income or franchise Tax assessment or deficiency; (v) have never been members of any consolidated group for United States federal income tax purposes, other than the consolidated group of which Company is the common parent; and (vi) are not parties to any tax sharing agreement or arrangement other than with each other and do not have any liability for the Taxes of any other Person (other than Company or any of its Subsidiaries), other than pursuant to (A) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (B) property Taxes payable with respect to properties leased. (I) No material Liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith, (II) Company has made available to Purchaser true, correct and complete copies of all material federal income or franchise Tax Returns and all material state and local income Tax Returns, in each case, filed by Company and of its Subsidiaries on which the statute of limitations has not expired, (III) neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 that could give rise to a Tax liability pursuant to Code Section 355(e) and (IV) the United States federal income Tax Returns of Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 2007, and all assessments for material Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. (i) There are not being conducted or threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of any material Taxes or Tax Returns of Company or any of its Subsidiaries; (ii) none of Company or its Subsidiaries have made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income; and (iii) no written claim that could give rise to Taxes has been made by a taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. Company has made available to Purchaser correct and complete copies of any material audit report issued relating to income or franchise Taxes of Company or any of its Subsidiaries with respect to which the statute of limitations has not expired. Company and its Subsidiaries have not been a party to nor engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(m) Accounting and Financial Matters. From December 31, 2011 to the date hereof, to the Knowledge of Company, Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Set forth in Section 3.2(m) of the Company Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Company and its Subsidiaries as of the date hereof.

(n) Securities Laws Matters.

(i) With respect to any Company SEC Reports required to be filed by Company with the SEC filed since January 1, 2010, each of the principal executive officer and principal financial officer of Company (or each former principal executive officer and principal financial officer of Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and

906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(ii) Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(iii) Based solely on Company’s management’s most recently completed evaluation of Company’s internal control over financial reporting, Company does not have Knowledge of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company’s internal controls and procedures which would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(iv) Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company is recorded and reported on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents.

(v) Company is in material compliance, with all current listing and corporate governance requirements of the NYSE.

(o) Statutory Financial Statements. The audited statutory financial statements for the year ended December 31, 2011 and the unaudited statutory financial statements for the quarter ended March 31, 2012, in each case, as filed prior to the date hereof with the applicable domestic regulators, to the extent required (the “Company State Agency Filings”), and the statutory balance sheets and income statements included in such Company State Agency Filings fairly present, in all material respects, the respective statutory financial condition at the date thereof, and the statutory results of operations for the period then ended, of each of the Company Regulated Subsidiaries (as defined in Section 8.14(h)) in accordance with Applicable SAP (as defined in Section 8.14(e)), in all material respects, except as may be reflected therein or in the notes thereto, and subject to the absence of notes required by Applicable SAP and to normal year-end adjustments.

(p) Reserves. The loss reserves and other actuarial amounts of the Company Regulated Subsidiaries recorded in their respective Company State Agency Filings as of December 31, 2011 (i) have been determined in all material respects in accordance with generally accepted actuarial standards in effect on such date (except as otherwise noted in such financial statements), and (ii) include provisions for all actuarial reserves that are required to be established in accordance with applicable Law; provided, however, that it is acknowledged and agreed by Purchaser and Merger Sub that Company and its Representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty (express or implied) of Company or any of its Representatives in respect of the adequacy or sufficiency of reserves of Company or any of the Company Regulated Subsidiaries.

(q) Affiliate Transactions.

(i) Since January 1, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(ii) Section 3.2(q)(ii) of the Company Disclosure Schedule lists all loans to any executive officer of Company or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

(r) Health Care Regulatory Compliance.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are, and Company and its Subsidiaries’ businesses are being conducted, in compliance with the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), any implementing regulations and any state medical information Laws applicable to the business of Company or its Subsidiaries (collectively, the “Privacy Laws”).

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries, and to the Knowledge of Company, all of their respective directors, officers, agents and employees, are in compliance with, and Company and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Company and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Health Care Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, no third-party payment program has imposed a fine, penalty or other sanction on Company or its Subsidiaries and none of Company or its Subsidiaries has been excluded or suspended from participation in any such program.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company, any of its Subsidiaries, nor to the Knowledge of Company, any director or executive officer of Company or any of its Subsidiaries, with respect to actions taken on behalf of Company or of its Subsidiaries, (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (D) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (A) and (C).

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company’s insurance and health maintenance Subsidiaries meets the requirements for participation in, and receipt of payment from, the Medicaid and Medicare Advantage programs in which it participates and is a party to one or more valid agreements with the applicable state Medicaid agencies and CMS, as applicable, authorizing its participation.

(s) [RESERVED]

(t) Environmental Matters.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (A) Company and its Subsidiaries and their respective operations are and have been in compliance with all applicable Environmental Laws (as defined in Section 3.2(t)(ii)); (B) Company and its Subsidiaries possess and are and have been in compliance with all Environmental Permits (as defined in Section 3.2(t)(ii)) required to conduct their respective operations; (C) there has been and there is no Release (as defined in Section 3.2(t)(ii)) of Hazardous Materials (as defined in Section 3.2(t)(ii)) at, on, above, under or from any property currently or to the Knowledge of Company formerly owned, operated or leased by Company or its Subsidiaries or, to the Knowledge of the Company, any property where waste generated by the Company or any of its Subsidiaries has been sent for disposal; and (D) no written notice or notification of potential liability, written demand, written request for information, citation, summons, complaint or Order under or pursuant to Environmental Law has been received by Company or any of its Subsidiaries, and no actions, suits, claims, investigations or other proceedings under or pursuant to

Environmental Laws against Company or any of its Subsidiaries is pending, or to the Knowledge of Company, threatened, excluding any such matters that have been resolved with no further obligations or liabilities remaining on the part of Company or any of its Subsidiaries.

(ii) As used in this Agreement, “Environmental Laws” means any and all Laws, Orders or other legally enforceable requirements of the United States or any state, local, municipal or other Governmental Entity relating or applicable to the Release of Hazardous Materials, the protection of the environment or natural resources, or the protection of human health or safety (but only with respect to exposure to Hazardous Materials). As used in this Agreement, “Environmental Permits” means any and all Consents, notifications, registrations and any other authorization required under any applicable Environmental Law. As used in this Agreement, “Hazardous Materials” means (A) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives and radon gas; (B) mold that could reasonably be expected to give rise to liability under any Environmental Law; or (C) any other chemical, material, substance, waste, pollutant or contaminant that is capable of causing damage, harm or disruption to the environment or is prohibited, limited or regulated by or pursuant to any Environmental Law. As used in this Agreement, “Release” means the spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emanating or migrating of Hazardous Materials in, into, onto, or through the indoor or outdoor environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata).

(u) Intellectual Property.

(i) (A) Company and each of its Subsidiaries owns, or otherwise has the right to use (in each case, free and clear of any Liens), all material Intellectual Property (as defined in Section 3.2(u)(ii)) used in, or held for use in, the conduct of its business as currently conducted; provided, however, for the avoidance of doubt, the foregoing and the representation and warranty set forth in Section 3.2(i) shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of intellectual property or other proprietary rights of third parties, which are addressed below in Section 3.2(u)(i)(B); (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, to the Knowledge of Company, the conduct of the business of each of Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property; (C) to the Knowledge of Company, no Person is materially infringing or otherwise violating any Intellectual Property of Company or any of its Subsidiaries; (D) as of the date hereof, neither Company nor any of its Subsidiaries has received any written notice of any claim or proceeding with respect to any Intellectual Property used by Company and its Subsidiaries and (E) Company and each of its Subsidiaries has taken commercially reasonable measures to protect the secrecy and confidentiality of all trade secrets that Company or any of its Subsidiaries owns or which is used in, held for use in, or necessary for the conduct of Company’s or its Subsidiaries’ business as currently conducted.

(ii) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, internet domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents, invention disclosures (including, without limitation, all related divisions, continuations and continuations in part), and any extensions or reissues thereof; trade secrets, confidential information and know-how; copyrights and registrations or applications for registration of copyrights, and any renewals or extensions thereof; rights in software, computer programs, databases and technology supporting the foregoing; and any similar intellectual property or proprietary rights.

(iii) Section 3.2(u) of the Company Disclosure Schedule sets forth a complete and accurate list of all issuances, Filings and applications for registration or issuance of material Intellectual Property owned by Company or any of its Subsidiaries, as of the date hereof. To the Knowledge of Company, each such registration, Filing and issuance remains valid, enforceable and in full force and effect.

(iv) Section 3.2(u) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of all material licenses of Intellectual Property under which Company or any of its Subsidiaries is a (A) licensor or (B) licensee (“IP Licenses”) other than off-the-shelf, shrink-wrap, click-wrap, or other readily commercially available software or technology licenses or licenses entered into in the ordinary course of business. All of the IP Licenses are, to Company’s Knowledge, valid, enforceable and in full force and effect.

(v) To the Knowledge of Company, neither Company nor any of its Subsidiaries has made as of the date hereof any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee) of its rights to, or in connection with any Intellectual Property owned by Company or and of its Subsidiaries, which claim is unresolved.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, with respect to any software owned by Company or any of its Subsidiaries and used in the business of Company or any of its Subsidiaries, to the Knowledge of Company (A) Company has not delivered, licensed or made available, and Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material software to any escrow agent and (B) no such software, incorporates, includes, is embedded with, or is dependent on any shareware, freeware or is otherwise covered by GNU General Public License or other public or similar licensing regime and that would require Company or any Company Subsidiaries to license or disclose its own material proprietary source code.

(vii) Company and each of its Subsidiaries has implemented commercially reasonable backup and disaster recovery technology materially consistent with industry practices.

(viii) Company has in place a privacy policy (the “Privacy Policy”) relating to privacy, data protection and the collection and use of personal information from participants in Company’s Programs or other Persons collected, used or held for use by Company or any of its Subsidiaries. To the Knowledge of Company, except as would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance with its Privacy Policy. To the Knowledge of Company, except as would reasonably be expected to have a Material Adverse Effect on Company, as of the date hereof, no claims are pending or threatened in writing against Company or any of its Subsidiaries alleging a violation of the privacy rights or personal information of participants in Company’s Programs or any other Person.

(v) Certain Agreements. Section 3.2(v) of the Company Disclosure Schedule lists, as of the date hereof, each of the following Contracts, whether written or oral, to which Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Company Material Contracts”): (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) the twenty (20) largest Provider Contracts measured in terms of payments received from Company and its Subsidiaries during the twelve months ended December 31, 2011; (iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Company and participants in Company’s Programs and Providers (as defined in Section 8.14(y)) and guarantees of indebtedness by Company and its Subsidiaries to Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision); (iv) any Contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (v) collective bargaining Contracts; (vi) material joint venture, partnership agreements or other similar agreements; (vii) any Contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $1,000,000; (viii) any Contract, agreement or policy for reinsurance involving ceded insurance premiums of greater than $1,000,000; (ix) leases for real or personal property involving annual rent or lease payments in excess of $1,000,000 and not cancelable by Company (without premium or penalty) within 12 months; (x) any Contract (other than any Provider Contract) having an aggregate value per Contract or involving payments by or to Company or any of its

Subsidiaries, of more than $2,000,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination or loss of benefit under any such Contract; (xi) any non-competition agreement or any other agreement or arrangement that expressly by its terms (A) limits or otherwise restricts Company or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, limit or otherwise restrict Company or any of its Subsidiaries or Purchaser or any of its Subsidiaries including the Surviving Corporation or any successor thereto, in the case of (A) and (B) above, from engaging or competing in any line of business or in any geographic area; (xii) any Contract with or from a Governmental Entity (including any operating agreement with a Governmental Entity whereby Company or any of its Subsidiaries is providing benefits to a Medicare or Medicaid beneficiary); (xiii) any material pharmacy benefit management agreement; (xiv) all material subcontracting and delegation Contracts and material specialty vendor Contracts; and (xv) any agreement with any director or officer of Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such term is defined in Rule 12b-2 and 16a-1 of the Exchange Act) of any such director or officer. Company has previously made available to Purchaser complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 3.2(v) of the Company Disclosure Schedule (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto in each case, prior to the date hereof, but excluding certain names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information or otherwise). All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. To the Knowledge of Company, no Person is challenging in writing the validity or enforceability of any Company Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries, and to the Knowledge of Company, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(w) Employee Benefit Plans.

(i) Section 3.2(w)(i) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all material domestic and foreign benefit and compensation plans, programs, Contracts, commitments, practices, policies and arrangements, under which any current or former director, officer, employee or other service providers who are natural persons (referred to in this Section 3.2(w) as “independent contractors”) (and/or their respective beneficiaries or dependents) of Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by Company or any of its Subsidiaries or which Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which Company or any of its Subsidiaries would incur any direct or indirect liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, other equity-based, incentive and bonus plans, and employment, consulting, termination, retention, retirement, post-retirement, tax gross-up, fringe benefit, relocation, vacation benefit, personal time-off, change in control or severance plans, programs, Contracts, commitments, practices, policies and arrangements (the “Company Plans”). Correct and complete copies of the following documents, with respect to each of the Company Plans have been delivered or made available to Purchaser by Company, to the extent applicable: (A) any Company Plans, together with all amendments and attachments thereto; (B) all trust documents, insurance Contracts and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (C) the most recent annual report on IRS (“Internal Revenue Service”) Form 5500 and all schedules thereto and the most recent actuarial report; (D) the most recent IRS determination letter; and (E) summary plan descriptions and summaries of material modifications.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (A) each Company Plan is in compliance with ERISA, the Code and other applicable Laws; (B) each Company Plan subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon an opinion letter issued by the IRS that such Company Pension Plan is so qualified or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Company does not have Knowledge of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code; (C) neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company, the Surviving Corporation, or any of their Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 409 or 502(i) of ERISA; (D) neither Company nor any of its Subsidiaries has any liability under Chapter 43 of the Code with respect to any Company Plans; and (E) neither Company nor any of its Subsidiaries has incurred nor reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) Neither Company nor any of its Subsidiaries nor any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code maintains or has an obligation to contribute, either presently or within the past six (6) years, to (A) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (B) a plan described in Section 413 of the Code, (C) a plan subject to Title IV of ERISA or (D) a plan subject to the minimum funding standards of Section 412 of the Code.

(iv) Neither Company nor any of its Subsidiaries has any liability to any current or former director, officer, employee or independent contractor to provide post-employment or post-retirement life insurance, health, medical or other welfare benefits either to them or beneficiaries or dependents thereof, except for (A) coverage mandated by applicable Law or (B) coverage that continues until the end of the month during which such termination of employment or separation from service occurs.

(v) All contributions required to be made under the terms of any Company Plan, as of the date hereof, have been timely made or have been reflected in the Company Financial Statements, except to the extent that failure to make such contribution would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, as of the date hereof, there is no pending or, to the Knowledge of Company, threatened, suit, action, investigation or proceeding relating to the Company Plans.

(vii) There has been no amendment to, announcement by Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any director, officer, employee or independent contractor of Company or any of its Subsidiaries to severance pay or any similar payment or any increase therein upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (C) limit or restrict the right of Company or any of its Subsidiaries to merge, amend, or terminate any of the Company Plans or (D) result in payments under any of the Company Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) Each Company Plan which is a “nonqualified deferred compensation plan” (as defined under Sections 409A or 457A of the Code) and each award thereunder is in material compliance (in operation and in form) with Section 409A and 457A of the Code, respectively, and no such plan or any awards thereunder would subject any service provider of Company or any of its Subsidiaries to Taxes pursuant to

Sections 409A(a)(1) or 457A(c) of the Code as a result of participation in any such plan or holding of any award thereunder. Neither Company nor any of its Subsidiaries is required to gross up or reimburse a payment to any employee for Taxes incurred under Sections 4999, 409A or 457A of the Code.

(ix) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries have classified all individuals who perform or who have performed services for them correctly under each Company Plan, ERISA, the Code and other applicable Law as common Law employees, independent contractors or leased employees.

(x) Labor Matters. (i) As of the date hereof, neither Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (ii) neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (iii) as of the date hereof, neither Company nor any of its Subsidiaries is the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iv) as of the date hereof, there are no or, to the Knowledge of Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company or any Subsidiary, or labor strike and no such activities have occurred since January 1, 2010; (v) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (vi) except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company and each Subsidiary is in compliance with all applicable Laws (domestic and foreign), agreements, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; and (vii) except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company has complied in all respects with its payment obligations to all employees of Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other Law. In the eighteen (18) months prior to the date hereof, neither Company nor any of its Subsidiaries has executed or announced (I) a “plant-closing” (as defined under the U.S. Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”)) or (II) such other layoff, reduction in force or employment terminations sufficient in number to trigger application of WARN.

(y) Insurance. Company has provided or made available to Purchaser true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Purchaser, prior to the Closing Date, true and complete copies of all material policies of insurance to which Company or its Subsidiaries is a beneficiary or named insured. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Company reasonably believes, based on past experience, are adequate for the businesses and operations of Company or its Subsidiaries (taking into account the cost and availability of such insurance).

(z) Capital or Surplus Maintenance. As of the date hereof, none of the Company Regulated Subsidiaries is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other Laws or regulations of general application.

(aa) Properties. As of the date hereof, except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries has good title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to all real property of Company and its Subsidiaries free and clear of all Liens, except for Permitted

Liens, (ii) Company and each of its Subsidiaries has complied with the terms of all leases of real property of Company and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Company or any Subsidiary party thereto and, to the Knowledge of Company, the counterparties thereto and (iii) there has been no event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(bb) No Other Representations and Warranties. Except for the representations and warranties made by Company in this Section 3.2, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Company in this Section 3.2, neither Company nor any other Person makes or has made any representation or warranty to Purchaser, Merger Sub or any of their Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Purchaser, Merger Sub or any of their Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Company nor any other Person will have any liability to Purchaser, Merger Sub or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that neither Purchaser, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Purchaser and Merger Sub in Sections 3.1 and 3.3, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to Company, or any of its Representatives.

Section 3.3 Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to Company as follows:

(a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is an indirect wholly owned subsidiary of Purchaser.

(b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. ATH Holding Company, LLC, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with or result in a Violation pursuant to: (i) any provision of the certificate of incorporation or bylaws of Merger Sub or (ii) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, Order or Law applicable to Merger Sub.

(d) No Business Activities. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business of Company Pending the Merger.

(a) Company covenants and agrees that, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except as prohibited or required by applicable Law or by any Governmental Entity; as set forth in Section 4.1 of the Company Disclosure Schedule; except as otherwise agreed to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed); or as otherwise contemplated, required or permitted by this Agreement, the businesses of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Company and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Company and its Subsidiaries, to keep available the services of its key present officers and to preserve the present relationships of Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Company or any of its Subsidiaries has material business relations; provided, however, that no action or failure to take action by Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall constitute a breach under this Section 4.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 4.1(b).

(b) By way of amplification and not limitation (except as provided herein), from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except as prohibited or required by applicable Law or by any Governmental Entity, as required by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, except as otherwise agreed to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), neither Company nor any of its Subsidiaries shall, directly or indirectly do, or propose or commit to do, any of the following:

(i) (A) in the case of Company, amend its certificate of incorporation or bylaws, and (B) in the case of each of Company’s Subsidiaries, amend in any material respect its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company or any of its Subsidiaries, except for (A) the issuance of securities issuable pursuant to Company Stock Options, Other Stock Awards or other rights outstanding as of the date hereof under any Company Plan or awarded after the date hereof in accordance with the terms of this Agreement (including the Company Employee Stock Purchase Plan (“Company ESPP”), (B) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement and that are disclosed in Section 4.1(b) of the Company Disclosure Schedule, (C) the grant of Company Stock Options or Other Stock Awards to employees of Company or any of Company’s Subsidiaries in the ordinary course of business consistent with past practice, provided, however, that no such Company Stock Options or Other Stock Awards shall become vested solely by reason of the transactions contemplated by this Agreement, (D) issuance of securities under the Company ESPP in the ordinary course of business consistent with past practice, or (E) issuances by a wholly-owned Subsidiary of Company of capital stock to such Subsidiary’s parent, Company or another wholly-owned Subsidiary of Company;

(iii) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by a directly or indirectly wholly owned Subsidiary of Company to Company or to another directly or indirectly wholly owned Subsidiary of Company;

(iv) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for (A) acquisitions of assets in the ordinary course of business or (B) acquisitions of stock or assets of any Person for consideration not in excess of $10,000,000;

(v) Modify its current investment policies or investment practices in any material respect except to accommodate changes in (or, in the reasonable good faith judgment of Company, advisable under) GAAP, Applicable SAP or applicable Law;

(vi) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of its Subsidiaries (except (A) by incurring Permitted Liens; (B) equipment and property no longer used in the operation of Company’s or any of its Subsidiaries’ business; (C) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and that are disclosed in Section 4.1(b)(vi) of the Company Disclosure Schedule and ordinary course renewals thereof; (D) any such transaction involving assets of Company or any of its Subsidiaries with a fair market value not in excess of $5,000,000; or (E) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business consistent with past practice);

(vii) Except as may be required by (or, in the reasonable good faith judgment of Company, advisable under) GAAP, Applicable SAP, applicable Law or actuarial principles, make any material change to existing accounting practices or principles or reserving or underwriting practices or principles used by it;

(viii) Other than settlements and waivers of rights in the ordinary course of business consistent with past practice in connection with the processing and paying of claims to Providers, settle, offer or propose to settle, or compromise any material claim or proceeding;

(ix) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

(x) Fail to use reasonable best efforts to maintain in full force and effect the existing material insurance policies covering Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

(xi) Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2012 and 2013 not to exceed, in each such fiscal year, the amounts listed on the capital expenditure budget for fiscal year 2012 previously made available to Purchaser for such fiscal year by an aggregate amount in excess of $10,000,000;

(xii) Make any material Tax election or settle or compromise any material federal, state or local Tax claim, audit or assessment, change any material annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xiii) Reclassify, combine, split, subdivide or redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities, except (A) for repurchases of shares of Company Common Stock in an aggregate amount not to exceed the amount set forth in Section 4.1(b)(xiii) of the Company Disclosure Schedule, (B) for repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or in connection with the vesting or settlement of shares of Other Stock Awards or other equity and equity-linked awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date hereof or awarded after the date hereof in accordance with the terms of this Agreement or (C) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among Company and one or more of its wholly-owned Subsidiaries or among Company’s wholly-owned Subsidiaries;

(xiv) (A) Repay or retire any indebtedness issued pursuant to that certain Senior Indenture, dated as of November 16, 2011, between Company and The Bank of New York Mellon, Trust Company, N.A., as trustee (the “Indenture”) or repurchase or redeem any debt securities issued pursuant to the Indenture; (B) incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of Company or any of its Subsidiaries) or issue any debt securities in excess of $20,000,000 or (C) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000,000, except for, in the case of each of clause (B) and clause (C), (I) transactions among Company and its wholly-owned Subsidiaries or among Company’s wholly-owned Subsidiaries, (II) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness, (III) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement or (IV) letters of credit and surety bonds that Company and its Subsidiaries are required to obtain or provide by Governmental Entities, provided, that the exceptions set forth in clauses (II) and (III) above shall not apply to any indebtedness issued pursuant to the Indenture;

(xv) Enter into or amend, renew, extend, terminate or otherwise modify any Company Material Contract, in each case in a manner that would (A) impair in any material respect the ability of Company to perform its obligations under this Agreement, (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (C) expressly restrict the ability of Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Purchaser or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries) to compete in any business or with any Person or in any geographic area (other than any Contract with a Governmental Entity that, by its terms, limits the geographical areas in which Company may offer its services) or (D) be material and adverse to Company and its Subsidiaries, taken as a whole;

(xvi) Except to the extent required under this Agreement or pursuant to applicable Law or any Company Plan disclosed on Section 3.2(w)(i) of the Company Disclosure Schedule, increase the compensation or fringe benefits of any of its directors, officers, employees or independent contractors, except for increases in salary, wages, benefits or incentive compensation of officers and employees of Company or its Subsidiaries in the ordinary course of business consistent with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer, employee or independent contractor of Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, incentive, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, consulting, termination, welfare, severance, change in control, retention or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or independent contractors (exclusive of agreements with any newly hired employees or replacements as a result of promotions, in each case in the ordinary course of business consistent with past practice);

(xvii) Grant any license with respect to Intellectual Property other than any license granted pursuant to a Contract with any Governmental Entity and non-exclusive licenses granted in the ordinary course of business;

(xviii) Take any action or omit to take any action that would cause any registration or application for material Intellectual Property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(xix) Effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries; or

(xx) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xix).

Section 4.2 Operational Matters. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, each of Company and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Promptly following the date hereof (but in any event, no more than twenty (20) Business Days following the date hereof), Company shall prepare and Company shall file with the SEC the Proxy Statement. Company shall promptly notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Purchaser copies of all correspondence between Company or any Representative of Company and the SEC with respect to the Proxy Statement. Company shall (i) give Purchaser and its counsel the opportunity to review and comment on the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the SEC (ii) take into good faith consideration all comments reasonably proposed by Purchaser and (iii) not file such document with the SEC prior to providing Purchaser and its counsel a reasonable opportunity to review and comment thereon. Each of Company and Purchaser shall use its reasonable best efforts after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after its filing and thereafter cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable (but no more than twenty (20) Business Days) after the Proxy Statement has been declared effective by the SEC. Each of Company and Purchaser shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Purchaser agrees that it shall cooperate with and assist Company, including providing Company upon request (as promptly as reasonably practicable) with the information concerning Purchaser and its Affiliates, directors and officers required to be included in the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to Company or Purchaser or any of their respective Affiliates, officers or directors should be discovered by Company or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of Company. Company shall have responsibility for the costs and expenses incurred in connection with the preparation, mailing and filing of the Proxy Statement and the solicitation of the approval of the stockholders of the Company.

(b) Company, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and bylaws, and subject to this Section 5.1, duly call, give notice of, convene and hold, as soon as reasonably practicable (but no more than forty (40) days) following the date on which the Proxy Statement is mailed to Company stockholders, a meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) for the purpose of voting to adopt this Agreement; provided, however, that Company shall be permitted to adjourn, delay or postpone convening the Company Stockholders Meeting if in the good faith judgment of the Board of Directors of Company (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Company Stockholders Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of Company under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Proxy Statement. Subject to this Section 5.1, the Board of Directors of Company shall declare that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Company and the stockholders of Company and subject to this Section 5.1, recommend adoption of this Agreement by the stockholders of Company (the “Company Recommendation”) and subject to this Section 5.1, include in the Proxy Statement such Company Recommendation. Notwithstanding any other provision of this Agreement, but subject to compliance with this Section 5.1 and Section 5.4, prior to receipt of the Required Company Vote, the Board of Directors of Company may, in response to any proposal or offer for an Alternative Transaction (as defined in Section 8.14(b)), (i) withhold, withdraw, amend or modify (or publicly propose to or publicly state that it intends to withhold, withdraw, amend or modify) in any manner adverse to Purchaser the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to the Alternative Transaction shall be considered a modification to the Company Recommendation in a manner adverse to Purchaser), (ii) fail to include the Company Recommendation in the Proxy Statement or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any proposal or offer for an Alternative Transaction (any action in clauses (i), (ii) or (iii) above, a “Change in Company Recommendation”), and subject to compliance with this Section 5.1(b) and Section 7.1(h), terminate this Agreement in order to enter into a binding agreement providing for a Superior Proposal (as defined in Section 8.14(bb)), if: (A) the Board of Directors of Company reasonably determines in good faith after consultation with its outside financial advisors and outside counsel that such proposal or offer for an Alternative Transaction constitutes a Superior Proposal, (B) the Board of Directors of Company reasonably determines in good faith after consultation with its outside counsel that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law, (C) the Board of Directors of Company, before effecting a Change in Company Recommendation or terminating this Agreement as provided above, gives Purchaser three (3) Business Days’ prior written notice (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Company Stockholders Meeting, in which case Company shall provide as much notice as is reasonably practicable) of its intention to do so (it being agreed that neither the delivery of such notice by Company nor any public announcement thereof that Company determines it is required to make under applicable Law shall constitute a Change in Company Recommendation unless and until the Company shall have failed at or prior to the end of the period referred to in clause (D) (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Change in Company Recommendation) to publicly announce that it (I) is recommending this Agreement and (II) has determined that such other Alternative Transaction (taking into account in (I) any modifications or adjustments made to this Agreement to which Parent has agreed in writing and in (II) any modifications or adjustments made to such other Alternative Transaction) is not a Superior Proposal and has publicly rejected such Alternative Transaction), (D) during such three (3) Business Day period (or such shorter period as specified below), Company, if requested by Purchaser, shall have engaged in good faith negotiations with Purchaser (including by making its officers and its financial and legal advisors reasonably available to negotiate) regarding any amendments to this Agreement proposed in writing by Purchaser in response to such Superior Proposal and (E) at the end of the period described in the foregoing clause (D), the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which Purchaser has agreed in writing), that such proposal continues to be a Superior Proposal and that the failure to make a Change in Company Recommendation or the failure to terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new proposal for purposes of this Section 5.1(b); provided, however, that in the event the Company seeks to make a Change in Company Recommendation as provided above, the notice period and the period during which the Company and its Representatives are required to negotiate, if requested by Purchaser, with Purchaser regarding any amendments to the terms of this Agreement proposed in writing by Purchaser in response to such new proposal pursuant to clause (D) above shall expire on the later to occur of (x) two (2) Business Days after Company provides written notice of such new proposal to Purchaser and (y) the end of the original three (3) Business Day period described in clause (D) above. The parties agree that nothing in this Section 5.1(b) shall in any way limit or otherwise affect Purchaser’s right to terminate this Agreement pursuant to Section 7.1(c) at such time as the requirements of such subsection have been met.

(c) Nothing contained in this Agreement shall prohibit Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (including any “stop, look and listen” communication to the stockholders of Company) or (ii) making any required disclosure to the stockholders of Company if, in the good faith judgment of the Board of Directors of Company (after receiving the advice of its outside counsel), failure to make such disclosure is reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of Company to the stockholders of Company under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 5.1 or Section 5.4.

(d) Nothing in this Agreement shall prohibit or restrict the Board of Directors of Company, based on events, developments or occurrences that arise after the date hereof that were not known to the Board of Directors of Company prior to the date hereof (or if known, the consequences of which were not known or reasonably foreseeable) (in each case other than involving or relating to an Alternative Transaction), from effecting a Change in Company Recommendation if the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law, provided that (x) Company shall (A) promptly notify Purchaser in writing of its intention to take such action, which notice includes a description in reasonable detail of the nature of such event, development or occurrence prompting the Change in Company Recommendation (it being understood that such notice shall not be deemed to be or constitute a Change in Company Recommendation) and (B) negotiate in good faith with Purchaser for three (3) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Purchaser in writing in response to such event, development or occurrence, and (y) the Board of Directors of Company shall not effect any Change in Company Recommendation unless, after the three (3) Business Day period described in the foregoing clause (B), the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law.

Section 5.2 Access to Information.

(a) Upon reasonable notice, Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Purchaser reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, Contracts, commitments, records, officers and employees as Purchaser may reasonably request and, during such period, shall (and shall cause each of its Subsidiaries to) furnish as promptly as reasonably practicable to Purchaser consistent with its legal obligations and obligations pursuant to Contracts, all other information concerning Company and Company’s business, properties and personnel as Purchaser may reasonably request; provided, however, that Company may restrict the foregoing access to the extent that any applicable Law, treaty, rule or regulation requires such party to restrict access to any properties or information and that Purchaser shall not have access to individual performance or evaluation records, medical histories or other information that in the reasonable opinion of Company is sensitive or the disclosure of which could reasonably be expected to subject it or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege; provided, further, that Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by applicable Law or Contract to which Company or its Subsidiaries is a party. All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. In conducting any inspection of any properties of Company and its Subsidiaries, Purchaser and its Representatives shall not (i) unreasonably interfere with the business conducted at such property or (ii) damage any property or any portion thereof. Prior to the Effective Time, Purchaser and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of Company or any of its Subsidiaries. Purchaser will hold any such information obtained pursuant to this Section 5.2(a) that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Mutual Non-Disclosure Agreement, dated April 23, 2012, between Purchaser and Company (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

(b) Prior to the Effective Time, Company and its Subsidiaries shall afford Purchaser reasonable access to its key employees for the purpose of discussing and documenting (if applicable) the terms and conditions upon which each such employee may continue his or her employment with Company and its Subsidiaries after the Effective Time.

Section 5.3 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to (i) cause the conditions to Closing to be satisfied as promptly as practicable, (ii) as promptly as practicable, obtain all necessary Consents from, and provide all necessary notices to, Governmental Entities and third parties and (iii) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly and fully with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the other transactions contemplated hereby and, subject to the conditions set forth in Article VI hereof, to consummate the Merger and the other transactions contemplated hereby, as promptly as practicable.

(b) Subject to Section 5.3(c) and without limiting the foregoing, Purchaser and its Affiliates and Company and its Affiliates shall take any and all actions necessary to avoid each and every impediment under any Health Care Law, Antitrust Law (as defined in Section 8.14(d)), insurance Law or other applicable Law or Order that may be asserted by or on behalf of any Governmental Entity with respect to this Agreement, the Merger and the other transactions contemplated hereby or that arises under or relates to any Contracts between Company and any Governmental Entity, so as to enable the Closing to occur as promptly as practicable, including, without limitation, any of the following actions requested by or on behalf of any Governmental Entity, or necessary or appropriate to (I) obtain all Consents under any Health Care Law, Antitrust Law, insurance Law or other applicable Law or Order and secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law; (II) resolve any objections that may be asserted by or on behalf of any Governmental Entity with respect to the Merger and the other transactions contemplated hereby; and (III) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated hereby:

(i) comply with all restrictions and conditions, if any, imposed, compelled, required or requested by any Governmental Entity in connection with granting any necessary Consent of any such Governmental Entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Laws or any clearance under any Health Care Laws, insurance Laws or other applicable Laws or Orders including: (I) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, Contracts, customers or assets of Purchaser or any of its Affiliates (including Company or any of its Subsidiaries), (II) taking or committing to take such other actions that may limit or impact Purchaser’s or any of its Subsidiaries’ or Affiliates’ (including Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Purchaser’s or any of its Subsidiaries’ or Affiliates’ (including Company’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, Contracts, customers or assets and (III) entering into any Orders, settlements, undertakings, Contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity;

(ii) agree to (I) enter into, suspend, amend or terminate any Contract or other business relationship of Purchaser or any of its Subsidiaries or Affiliates or Company or any of its Subsidiaries or Affiliates (including any Contract with any Governmental Entity) and (II) any additional obligations relating to any Contract imposed by any Governmental Entity, in each case as may be required to obtain any necessary Consent of any Governmental Entity or to obtain expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Laws or clearance under any Health Care Laws, insurance Laws or other applicable Laws or Orders; and

(iii) oppose fully and vigorously (I) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging this Agreement, the Merger or the other transactions contemplated hereby and (II) any request for, the entry of, and seek to have vacated or terminated, any Order that could restrain, prevent or delay the consummation of the Merger and the other transactions contemplated hereby, including, in the case of either (I) or (II) by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity, and vigorously pursuing all available avenues of administrative and judicial appeal.

(c) Notwithstanding anything to the contrary in this Section 5.3, Purchaser shall be required to agree to any terms or conditions that, if imposed, compelled, required or requested by a Governmental Entity, would (i) impose any limitations on Purchaser’s ownership or operation of all or any portion of its or Company’s, or any of their respective Subsidiaries’, businesses or assets, or compel Purchaser or any of its Subsidiaries to dispose of or hold separate all or any portion of its or Company’s, or any of their respective Subsidiaries’, businesses or assets, (ii) impose any limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of the Company Common Stock or the capital stock of the Surviving Corporation, (iii) impose any obligations on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to maintain places of business, aggregate employment levels or lines of business, (iv) require Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to make any payments to a Governmental Entity or (v) impose any other binding obligation, restriction, requirement, limitation, qualification, condition, remedy or other action on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries unless, in the case of any such term or condition described in clauses (i) through (v) above (A) would, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Company and its Subsidiaries, taken as a whole, or a material adverse effect on Purchaser and its Subsidiaries, taken as a whole (a “Purchaser Regulatory Material Adverse Effect”) (it being agreed that in the case of measuring a Purchaser Regulatory Material Adverse Effect (I) “Subsidiaries” shall not include Company or its Subsidiaries, (II) Purchaser Regulatory Material Adverse Effect shall be the level of, and shall be measured as to, what would be reasonably likely to have a material adverse effect on Company and its Subsidiaries, taken as a whole, and not the level or measure of what would be reasonably likely to have a material adverse effect on Purchaser and its Subsidiaries, taken as a whole, and (III) the effect shall be with respect to Purchaser and its Subsidiaries) or (B) would, or would be reasonably likely to materially impair the benefits reasonably expected to be derived by Purchaser from the transactions contemplated by this Agreement, including the Merger (to the extent not mitigated through the resolution process set forth in Section 5.3(d) below, each of (A) and (B) above, a “Burdensome Term or Condition”); provided that (x) any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action required by a United States federal Governmental Entity relating to Consents required to be obtained under the HSR Act and any other United States federal Antitrust Laws or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other United States federal Antitrust Law shall be deemed not to constitute and shall not be taken into account in determining whether a Burdensome Term or Condition shall have been imposed, compelled, required or requested and (y) in determining whether a Burdensome Term or Condition shall have been imposed, compelled, required or requested, neither Company nor Purchaser shall take into account effects resulting from or arising out of changes in the business plans or operations of (1) Purchaser or its Subsidiaries that have a material effect on Purchaser’s or its Subsidiaries’ ability to satisfy or comply with any obligation, restriction, requirement, request, limitation, qualification, condition, remedy or other action of any Governmental Entity required or requested in connection with the Merger or the other transactions contemplated by this Agreement or (2) Company or its Subsidiaries, which in any case under clause (1) or (2), are proposed or agreed to by Purchaser or its Subsidiaries to be effective on and after the Merger, but not changes in the business plans or operations imposed, compelled, required or requested by a Governmental Entity whose approval is required in connection with the Merger or the other transactions contemplated by this Agreement.

(d) Prior to Purchaser being entitled to invoke the actual or potential imposition of a Burdensome Term or Condition, Purchaser shall meet with Company in order to: (i) exchange and review Purchaser’s and Company’s views as to such obligation, restriction, requirement, request, limitation, qualification, condition, remedy or other action; and (ii) discuss any potential approaches that would avoid such obligation, restriction, requirement, request, limitation, qualification, condition, remedy or other action or mitigate its impact.

(e) Neither Company nor Purchaser shall, and each of them shall cause its Affiliates not to directly or indirectly, enter into, amend or terminate any Contract, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period under the HSR Act and any other Antitrust Laws; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prohibit or prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

(f) In furtherance of the foregoing, the parties shall as promptly as practicable following the date hereof make all Filings with all Governmental Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than twenty (20) Business Days following the date hereof, Purchaser filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or departments of health in each jurisdiction where required by applicable insurance Law or Health Care Law seeking approval of Purchaser’s acquisition of control of each of the Company Regulated Subsidiaries which results from the Merger; (ii) not later than twenty (20) Business Days following the date hereof, Purchaser filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable insurance Laws with respect to the Merger and the other transactions contemplated hereby; (iii) not later than ten (10) Business Days following the date hereof, Company and Purchaser each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act; (iv) Company and Purchaser each making any other Filing that may be required under any other Antitrust Laws or by any Antitrust Authority (as defined in Section 8.14(c)); (v) not later than sixty (60) days prior to the Closing, Company and Purchaser filing any required notices to the Centers for Medicare and Medicaid Services (“CMS”), with a separate notice to the CMS Medicare Drug Benefit Group and Central Office Medicare Advantage plan manager if applicable; and (vi) Company and Purchaser each promptly making any other Filing that may be required under any Health Care Laws or insurance or other applicable Laws or by any Governmental Entity with jurisdiction over enforcement of any such Law.

(g) Company and Purchaser shall, as promptly as practicable, (i) upon the reasonable request of the other party, furnish to such party and upon any request from a Governmental Entity, furnish to such Governmental Entity, any information or documentation concerning themselves, their Affiliates, directors, officers, securityholders and Financing Parties, information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective personnel and advisers to each other and, upon request, any Governmental Entity, in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or (B) any review or approval process.

(h) Subject to applicable Law relating to the sharing of information, each of Company and Purchaser shall promptly notify the other of any Filing, communication or inquiry it or any of its Affiliates intends to make with or receives from any Governmental Entity relating to the matters that are the subject of this Agreement, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party or any or its Representatives, on the one hand, to any Governmental Entity, or members of the staff of any Governmental Entity, on the other hand, subject to Section 5.2, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry. Subject to Section 5.2 and the terms and conditions of the Confidentiality Agreement, Company and Purchaser shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act). Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any Filing. None of the parties hereto shall agree to participate in any substantive meeting or conference with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 5.3(h) to the extent that such compliance would be prohibited by applicable Law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any Consent of any Governmental Entity (including under the HSR Act) or enter into any agreement with any Governmental Entity or other third party not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other party hereto. Purchaser shall have responsibility for the filing fees associated with its “Form A Statements” or similar change of control applications and its “Form E” or similar market share notifications.

(i) Each of Company and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Company or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.3, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (iv) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Company, Purchaser and their respective Subsidiaries.

(j) Notwithstanding anything herein to the contrary, in no event shall (i) Purchaser or its Affiliates or Company or its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing or (ii) without limiting the provisions of subsections (a) through (c) of this Section 5.3, Company or its Affiliates agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to Consents required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of Purchaser; provided that notwithstanding the foregoing (i) it is understood and agreed that any failure by Company or its Affiliates to agree to any such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action by reason of Purchaser’s withholding its written consent from Company or its Affiliates to do so shall not constitute a breach of this Section 5.3 by Company and its Affiliates and (ii) Purchaser shall be required to provide its written consent to Company or its Affiliates agreeing to any such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action to the extent it would not, individually, or together with any other such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action, impose a Burdensome Term or Condition.

Section 5.4 No Solicitation of Transactions. Company agrees that, from the date hereof until the earlier of the Effective Time or the date of termination of this Agreement, it shall not, and shall cause its Subsidiaries and its Subsidiaries’ Representatives retained by it or any of its Subsidiaries not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, any proposal or offer with respect to any Alternative Transaction, or negotiate or engage in discussions with any Person (other than Purchaser, Merger Sub or their respective Representatives) with respect to any Alternative Transaction; provided that, Company and its Representatives may contact any Person making such proposal and its Representatives to ascertain facts or clarify terms and conditions for the sole purpose of the Board of Directors of Company informing itself about such proposal and the Person that made it, and at any time prior to the adoption of this Agreement by Company’s stockholders (and in no event after the adoption of this Agreement by Company’s stockholders), Company may furnish information to, and negotiate or engage in discussions with, any party who delivers a bona fide written proposal for an Alternative Transaction which was made and not solicited, initiated, knowingly encouraged or knowingly facilitated by Company or its Representatives after the date hereof, if and so long as the Board of Directors of Company reasonably determines in good faith after consultation with its outside counsel that the failure to provide such information or engage in such negotiations or discussions is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law and reasonably determines in good faith that such proposal is, or is reasonably likely to lead to a Superior Proposal. Company shall notify Purchaser promptly (but in any event within 48 hours) of any such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, Company or any of its Subsidiaries or any of its or its Subsidiaries’ Representatives, indicating the name of such Person and providing to Purchaser a summary of the material terms of such proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person, or making any such recommendation, in connection with a proposal or offer for an Alternative Transaction, Company shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive to Company than those contained in the Confidentiality Agreement (it being understood, however, that such confidentiality agreement need not contain any obligation precluding discussions or negotiations relating to the proposal or offer from such Person and shall not contain any provision that requires exclusive negotiations with such Person). Company agrees that it will keep Purchaser informed, on a prompt basis, of the status and material terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations and that it will deliver to Purchaser a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person that was not previously provided to Purchaser. On the date hereof, Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date hereof with respect to any Alternative Transaction. Notwithstanding anything to the contrary contained herein, Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party if the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law and if Company terminates, similarly amends, waives, fails to enforce or similarly modifies the standstill provision in the Confidentiality Agreement.

Section 5.5 Employee Benefits Matters.

(a) From the Effective Time until the twelve (12) month anniversary of the Effective Time, the Surviving Corporation shall provide to those employees of Company or its Subsidiaries as of immediately prior to the Effective Time who continue as employees of Purchaser or its Subsidiaries (including the Surviving Corporation) after the Effective Time (the “Continuing Employees”) compensation and benefits that are, in the aggregate, substantially similar to or no less favorable than either (i) those provided to the employees of Company and its Subsidiaries as of the date hereof (to the extent disclosed on Schedule 3.2(w)(i)) or (ii) those generally provided to similarly situated employees of Purchaser. Nothing herein shall be deemed to be a guarantee of employment for any employee of Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Purchaser or the Surviving Corporation to terminate the employment of any such employee.

(b) With respect to any employee benefit plan in which any Continuing Employees first become eligible to participate at or after the Effective Time (the “New Company Plans”), Purchaser shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Company or its Subsidiaries under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time and cause deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans to the extent taken account under the corresponding Company Plan in respect of the same plan year; and (ii) recognize service credited by Company or its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting credit (and, for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit) in any New Company Plan in which such employees may be eligible to participate after the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) Nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Plan or (ii) limit the right of Purchaser or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Plan following the Closing Date or to terminate any employee, (iii) confer upon any Person whether or not a party to this Agreement any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(d) To the extent reasonably practicable, Company and Purchaser shall consult with each other prior to any material communications to employees or participants in the Company Plans regarding the impact of the transactions contemplated by this Agreement on Company’s compensation and benefit programs.

Section 5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former directors, officers and employees of Company and its Subsidiaries (each such director, officer or employee an “Indemnified Person”), in each case to the fullest extent permitted by Law, including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date hereof that increase the extent to which a corporation may indemnify its officers and directors or any Indemnified Person, from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement, the performance of Company’s obligations hereunder and the consummation of the transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby) whether asserted or claimed prior to, at or after the Effective Time.

(b) Subject to the following sentence, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, at no expense to the beneficiaries, purchase as of the Effective Time a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six (6) years after the Closing Date (a “Reporting Tail Endorsement”) with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain coverage and amounts at least as favorable to the Indemnified Persons as the coverage currently provided by Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall the Surviving Corporation be required to expend, for the entire tail policy, in excess of 300 per cent of the annual premium currently paid by Company for its current policies of directors’ and officers’ liability insurance (in the aggregate) (which premiums are hereby represented and warranted by the Company to currently be approximately $2,000,000 per annum); and, provided, further that, if the premium of such insurance coverage exceeds such amount, the Surviving

Corporation after consultation with Company shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount. To the extent purchased after the date hereof and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Purchaser and as are reasonably acceptable to Company; provided that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Subject to both the proviso in the first sentence and to the second sentence of this Section 5.6(b), Company shall be permitted at its sole and exclusive option to purchase, after reasonable consultation with Purchaser, the Reporting Tail Endorsement (in lieu of the Surviving Corporation) prior to the Effective Time.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Persons on the same basis as set forth in the certificate of incorporation and bylaws of Company in effect on the date hereof. Following the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Persons, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

(d) From and after the Effective Time, Purchaser and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 5.6(d) of the Company Disclosure Schedule between Company or any Subsidiary and any of the Indemnified Persons, or any such provisions contained in the Surviving Corporation certificate of incorporation or bylaws to the extent such provisions apply to Indemnified Persons.

(e) Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and neither Purchaser nor the Surviving Corporation shall be liable to such Indemnified Persons for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel or the Indemnified Persons advise that there are issues which raise conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Purchaser shall and shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, the Surviving Corporation shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) neither Purchaser nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Purchaser nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated by paragraph (a) of Section 5.6 is prohibited by applicable Law.

(f) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(g) The covenants contained in this Section 5.6 are intended to be for the irrevocable benefit of and to grant third-party rights to, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise and shall be binding on all successors and assigns of Purchaser and the Surviving Corporation. The obligations of Purchaser under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person unless the affected Indemnified Person shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Person shall be a third-party beneficiary of this Section 5.6, and entitled to enforce the covenants contained in this Section 5.6. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 5.6 that is denied by Purchaser and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Purchaser or the Surviving Corporation shall pay such Indemnified Person’s reasonable costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Purchaser and/or the Surviving Corporation. The rights of the Indemnified Persons under this Section 5.6 shall be in addition to, and not in substitution for, any rights such Indemnified Persons may have under the certificate of incorporation and the bylaws of Company, the certificate of incorporation and bylaws (or comparable organizational documents) of any of Company’s Subsidiaries or the certificate of incorporation and bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Purchaser shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by Company or any of its Subsidiaries.

(h) In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made prior to consummation of any transaction of the type described in clauses (i) and (ii) of this sentence so that the successors or assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its respective Subsidiaries for any of their respective directors, officers, employees or other Indemnified Person, it being understood and agreed that the indemnification provided for in this Section 5.6 is not prior to or in substitution for any such claims under such policies.

Section 5.7 Notification of Certain Matters. Company shall use reasonable best efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable best efforts to give prompt notice to Company, to the extent that either party (a) receives, to the Knowledge of Company, in case of notices or communications received by Company or, to the Knowledge of Purchaser, in the case of notices or communications received by Purchaser, any notice or other communication from any Governmental Entity in connection with the Merger and the other transactions contemplated hereby or from any Person alleging that the Consent of such Person is or may be required in connection with the Merger and the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such Consent would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or a Material Adverse Effect on Purchaser, (b) acquires actual knowledge of any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VI and (c) acquires actual knowledge of any action, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, in each case which relates to the Merger, the Financing or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Section 5.7(b) (to the extent Section 5.7(b) relates to any breach of a representation or warranty of Company or Purchaser, as applicable) and Section 5.7(c) shall not constitute a covenant or agreement for purposes of Section 6.2(b) and 6.3(b).

Section 5.8 Public Announcements. Purchaser and Company shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange, Purchaser and Company shall consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 14a-12 of the Exchange Act), and Purchaser and Company shall mutually agree upon any such press release or public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 5.8 shall not apply to any release or public statement made or proposed to be made by Company in accordance with Section 5.4 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 5.9 Transition Team. Promptly following execution of this Agreement, the parties shall establish a transition planning team (the “Transition Team”) comprised of an equal number of Representatives of Purchaser and Company. Subject to applicable Law, the Transition Team shall be responsible for facilitating a transition and integration planning process to facilitate the successful combination of the operations of Purchaser and Company. Subject to applicable Law, the Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses. This Section 5.9 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

Section 5.10 Takeover Statutes. Company and Purchaser shall each use reasonable best efforts to, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.11 Withholding Certificate. Immediately prior to Closing, Company shall deliver to Purchaser a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five (5) year period ending on the Closing Date.

Section 5.12 Delisting. Each of the parties agrees to cooperate with the others in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.13 Stockholder Litigation. Company shall promptly advise Purchaser orally and in writing of any stockholder litigation against Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Purchaser fully informed regarding any such stockholder litigation. Company shall give Purchaser the opportunity to consult with Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Purchaser’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration, provided, however, that Company will not, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle any such stockholder litigation.

Section 5.14 Financing.

(a) Purchaser shall and shall cause its Affiliates to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate the Financing or any Substitute Financing (as defined below) as promptly as possible following the date hereof, including, (i) complying with and maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing including the terms and conditions contained in the Commitment Letter so that such agreements are in effect no later than the Closing, (iii) satisfying as soon as possible and on a timely basis all the conditions to the Financing and the definitive agreements related thereto, (iv) accepting to the fullest extent all “market flex” contemplated by the Commitment Letter (or any fee letter relating thereto) and (v) enforcing its rights under the Commitment Letter in the event of a breach by the Financing Parties that could reasonably be expected to impede or delay Closing. In the event that all conditions to the Commitment Letter have been satisfied or, upon funding shall be satisfied, Purchaser and its Affiliates shall use their best efforts to cause the Financing Parties to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby (including by taking enforcement action to cause the Financing Parties to fund such Financing). Purchaser shall, after obtaining Knowledge thereof, give Company prompt written notice of any (A) breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by a Financing Party or any party to any definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination of the Financing by the Financing Parties, (C) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing, (D) amendment or modification of, or waiver under, the Commitment Letter or any related fee letters or (E) change, circumstance or event which causes Purchaser or Merger Sub to believe that it will not be able to timely obtain all or any portion of the Financing on the terms, in the manner or from the Financing Parties or sources contemplated by the definitive documents related to the Financing. Purchaser shall keep Company informed on a reasonably current basis of the status of its efforts to arrange the Financing contemplated by the Commitment Letter, including providing copies of all definitive agreements related to the Financing. Other than as permitted pursuant to the immediately following sentence, neither Purchaser nor its Affiliates shall materially amend, modify, terminate, assign or agree to any waiver under the Commitment Letter or any related fee letters without the prior written approval of Company that would (I) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) or (II) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Commitment Letter or the related fee letters in a manner that would reasonably be expected to (1) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (2) adversely impact the ability of Purchaser or Merger Sub, as applicable, to enforce its rights against the Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto. Notwithstanding the foregoing, Purchaser shall be permitted to reduce the amount of Financing by an amount equal to the net cash proceeds received by Purchaser from any offering of (i) debt or equity securities issued by Purchaser or (ii) syndicated term loans of or guaranteed by Purchaser or any of its Subsidiaries, in each case, after the date hereof and prior to the Closing Date (provided that the funding of the Merger Consideration is described as a use of proceeds in any prospectus or term loan agreement, as applicable, related to such offering) (“Offering Proceed”), provided that Purchaser shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Purchaser and Merger Sub, including cash on hand and marketable securities of Purchaser, Company and their respective Subsidiaries that are committed to fund the Merger Consideration, to consummate the Merger and the transactions contemplated by this Agreement, and provided, further, that such reduction shall not (A) expand upon or amend in any way that is adverse to the Company the conditions precedent to the Financing as set forth in the Commitment Letter or (B) prevent or materially impede or materially delay the availability of the Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 5.14, such new commitment letters shall be deemed to be a part of the “Financing” and deemed to be the “Commitment Letter” for all purposes of this Agreement. Purchaser shall promptly deliver to Company copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter or any fee letters. If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable to Purchaser on the terms and conditions set forth therein, in each case, other than as a result of receipt of Offering Proceeds, Purchaser shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (x) notify Company in writing thereof, (y) obtain substitute financing (on terms and conditions that are not materially less favorable to Purchaser and Merger Sub, taken as a whole, than the terms and conditions as set forth in the Commitment Letter, taking into account any “market flex” provisions thereof) sufficient to enable Purchaser to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (z) obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing only the fee information, expense information and successful syndication information) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Commitment Letter” for all purposes of this Agreement. Notwithstanding the foregoing, neither Purchaser nor any of its Affiliates shall enter into, or agree to enter into, any new commitments for any financing that would result in a reduction of the commitments set forth in the Commitment Letter unless the conditions precedent of such new commitments are not materially less favorable to Purchaser and its Affiliates than the conditions precedent set forth in the Commitment Letter as in effect on the date hereof.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser expressly acknowledges and agrees that Purchaser’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Purchaser or Merger Sub obtaining the Financing, any Substitute Financing or any other financing. Purchaser’s breach of any of its representations or warranties in Section 3.1(f), Purchaser’s or Merger Sub’s breach of any of their respective obligations in this Section 5.14, the failure, for any reason, of Purchaser and Merger Sub to have sufficient cash available on the Closing Date to pay the Merger Consideration in accordance with Article II hereof (and any other amounts that may have to be paid pursuant to Section 1.11) and/or the failure to so pay the Merger Consideration on the Closing Date, in each case, shall constitute a willful and intentional breach of this Agreement by Purchaser and Merger Sub.

(c) For the period from the date hereof and the Closing, Company shall provide and shall use its commercially reasonable efforts to cause each of its Representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Purchaser in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Company and its Subsidiaries), including (i) as promptly as reasonably practicable providing information (financial or otherwise) relating to Company to the Persons providing the Financing (the “Financing Parties”) (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Purchaser and Company customary or reasonably necessary for the completion of such Financing) to the extent reasonably requested by Purchaser to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the lead arrangers for such Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting) and sessions with the rating agencies at times and at locations reasonably acceptable to Company, (iii) reasonably assisting in the preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents, which contain, to the extent reasonably available, all financial statements and other data required to be included therein, and all other data (including selected financial data) that the SEC would require in a registered offering or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered offering and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for the Financing, (v) providing customary authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about Company or their respective Affiliates or securities, (vi) providing audited financial statements of Company covering the three (3) fiscal years of Company ended at least seventy-five (75) days prior to the Closing Date, unaudited financial statements (excluding footnotes) for any fiscal quarter of Company ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the Closing Date, in each case to the extent then available, and (vii) cooperating reasonably with Financing Parties’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Company; provided that until the Closing occurs, Company shall (A) have no liability or any obligation under any agreement or document related to the Financing or (B) not be required to incur any other liability in connection with the Financing unless simultaneously reimbursed or reasonably satisfactorily indemnified by Purchaser. Parent shall, promptly upon request by Company, reimburse Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company or any of its Subsidiaries in connection with the cooperation of Company and its Subsidiaries contemplated by this Section 5.14 (without duplication of any reimbursement pursuant to the preceding sentence). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless Company and its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any Financing or other securities offering of Parent and/or its Subsidiaries or any assistance or activities provided in connection therewith.

(d) Purchaser shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable prior to the Closing Date under the Commitment Letter or the related fee letters, including without limitation the fees described in the fee letter dated July 9, 2012 among Credit Suisse AG, Credit Suisse Securities (USA) LLC and Purchaser.

(e) Purchaser shall not permit the borrowing availability under that certain credit agreement, dated as of September 30, 2010, among Purchaser, Bank of America N.A. and certain other parties thereto (as amended, restated, supplemented, extended or replaced from time to time, the “Existing Credit Agreement”) to be less than $1,300,000,000 at any time prior to the Closing. Purchaser shall take all actions reasonably necessary to ensure that the Existing Credit Agreement remains in full force and effect and shall not enter into or permit any amendments, waivers or other modifications to the Existing Credit Agreement that would reasonably be likely to (i) cause the revolving loans under the Existing Credit Agreement to be unavailable to Purchaser on the Closing Date or (ii) result in the borrowing availability under the Existing Credit Agreement being less than $1,300,000,000 at any time on or prior to the Closing Date; provided that, notwithstanding the foregoing, Purchaser shall be permitted to reduce such borrowing availability by an amount equal to any Offering Proceeds received by Purchaser in excess of those required to reduce the amount of the Financing commitments to zero, provided that Purchaser shall not reduce such borrowing availability to an amount below the amount that is required, together with the financial resources of Purchaser and Merger Sub, including cash on hand and marketable securities of Purchaser, Company and their respective Subsidiaries that are committed to fund the Merger Consideration, to consummate the Merger and the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Purchaser, Merger Sub and Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(b) Governmental Consents. Both (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) each of the Healthcare Regulatory Approvals shall have been obtained and shall be in full force and effect, and such approvals shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

(c) Required Company Vote. This Agreement shall have been adopted by the Required Company Vote at the Company Stockholders Meeting.

Section 6.2 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Company set forth in the first and fourth sentences of Section 3.2(b)(i), the first sentence of Section 3.2(b)(iii), Section 3.2(c)(i), Section 3.2(h) and Section 3.2(k) of this Agreement shall be true and correct in all material respects (in each case, read without any materiality, material or Material Adverse Effect qualifications), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that address matters only as a particular date, as of such date); (ii) the representations and warranties of Company set forth in Section 3.2(j)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; and (iii) the representations and warranties of Company (other than those set forth in clause (i) and clause (ii) above) shall be true and correct in all respects (in each case, read without any materiality, material or Material Adverse Effect qualifications), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that address matters only as a particular date, as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Purchaser shall have received a certificate of an executive officer of Company to such effect.

(b) Performance of Obligations of Company. Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate of an executive officer of Company to such effect.

Section 6.3 Additional Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct (in each case, read without any materiality, material or Material

Adverse Effect qualifications), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Company shall have received a certificate of an executive officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of an executive officer of Purchaser to such effect.

Section 6.4 Frustration of Closing Condition. None of Company, Purchaser or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement, such party’s failure to act in good faith or such party’s failure to perform fully its obligations under Section 5.3 or Section 5.14.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Company referred to in Section 5.1(b):

(a) By mutual written consent of Purchaser, Merger Sub and Company;

(b) By Purchaser or Company, if the Merger shall not have been consummated on or before June 9, 2013 (the “Initial Outside Date”); provided, however, that if on June 9, 2013 one or more of the conditions to Closing set forth in Sections 6.1(a) or 6.1(b) shall have not been satisfied or duly waived by the party entitled to the benefit of such condition but all other conditions to Closing have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on June 9, 2013), then the Initial Outside Date shall, at the option of Purchaser or Company, be extended to and including September 9, 2013 (as so extended, the “Outside Date”), if Purchaser or Company notifies the other party in writing on or prior to June 9, 2013 of its election to so extend the Initial Outside Date; and provided, further, that the right to extend the Initial Outside Date or to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI on or before the Initial Outside Date or the Outside Date or (ii) the failure of the Closing to occur by the Initial Outside Date or the Outside Date;

(c) By Purchaser, if the Board of Directors of Company shall effect a Change in Company Recommendation;

(d) By either Purchaser or Company, if the required approval of the stockholders of Company of the adoption of this Agreement shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(e) By either Purchaser or Company, if any court or other Governmental Entity of competent jurisdiction shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate the Agreement pursuant to this Section 7.1(e) shall have complied with Section 5.3;

(f) By Company, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement or any representation or warranty of Purchaser or Merger Sub shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (ii) is incapable of being cured prior to the Closing Date by Purchaser or is not cured within forty-five (45) days of notice of such breach;

(g) By Purchaser, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement or any representation or warranty of Company shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (ii) is incapable of being cured prior to the Closing Date by Company or is not cured within forty-five (45) days of notice of such breach; and

(h) By Company in order to concurrently enter into an agreement for an Alternative Transaction that constitutes a Superior Proposal, if prior to or concurrently with such termination, Company pays the Termination Fee (as defined in Section 7.3(b)) due under Section 7.3(b).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party hereto, except for the obligations in the confidentiality provisions of Section 5.2, and all of the provisions of Section 3.1(i), Section 3.2(bb), Section 5.14(b), this Section 7.2, Section 7.3 and Article VIII; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of fraud or such party’s willful and intentional breach of any provision of this Agreement (including Sections 3.1(f) and 5.14 as provided in Section  5.14).

Section 7.3 Fees and Expenses

(a) If this Agreement is terminated pursuant to:

(i) Section 7.1(c) or 7.1(h);

(ii) Section 7.1(b) and (A) a vote of the stockholders of Company contemplated by this Agreement at the Company Stockholders Meeting to obtain the Required Company Vote has not occurred and (B) a proposal with respect to an Alternative Transaction shall have been publicly proposed or announced or otherwise submitted to the Board of Directors of Company by any Person and not irrevocably withdrawn after the date hereof and prior to the date of termination of this Agreement; or

(iii) Section 7.1(d), if a proposal with respect to an Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not irrevocably withdrawn prior to the date of the Company Stockholders Meeting, then, (x) in the case of a termination contemplated by Section 7.3(a)(i), Company shall pay to Purchaser within one (1) Business Day following termination of this Agreement the Termination Fee by wire transfer in immediately available funds to an account specified by Purchaser and (y) in the case of a termination contemplated by Section 7.3(a)(ii) or Section 7.3(a)(iii), if, in each case, Company, within twelve (12) months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser the Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be, by wire transfer of immediately available funds to an account specified by Purchaser. For purposes of the foregoing clause (y), each reference to “15 per cent” in the definition of Alternative Transaction shall be deemed to be a reference to “50 per cent.”

(b) As used in this Agreement, “Termination Fee” shall mean an amount in cash equal to $146,000,000; provided, however, that if this Agreement is terminated (i) by Purchaser pursuant to Section 7.1(c) or (ii) by Company because pursuant to Section 7.1(h), in each case, in connection with the execution by Company of a binding agreement with an Excluded Party (as defined below) providing for a Superior Proposal, then “Termination Fee” shall mean an amount in cash equal to $73,000,000. “Excluded Party” means a Person from whom Company received, during the period commencing on the date hereof and ending at 11:59 p.m., New York time, on the thirtieth (30th) day following the date hereof (the “Excluded Period”), a bona fide written proposal with respect to an Alternative Transaction, which the Board of Directors of Company determined in good faith, prior to the end of the Excluded Period, was or was reasonably likely to lead to, a Superior Proposal.

(c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(d) Each of Purchaser and Company agrees that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(a) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable by Company pursuant to Section 7.3(a) hereof are reasonable forecasts of the actual damages which may be incurred by Purchaser under such circumstances. The amounts payable pursuant to Section 7.3(a) hereof constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary in this Agreement, (i) if Purchaser receives or is entitled to receive any amounts payable pursuant to Section 7.3(a), such payment shall be the sole and exclusive remedy of Purchaser and Merger Sub against Company and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and other Representatives and none of Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) if Purchaser or Merger Sub receives any payments from Company in respect of any breach of this Agreement, and thereafter Purchaser is entitled to receive any amounts payable pursuant to Section 7.3(a), any such amounts payable pursuant to Section 7.3(a) shall be reduced by the aggregate amount of any payments made by Company to Purchaser or Merger Sub in respect of any such breaches of this Agreement. If Company fails to pay to Purchaser any amounts due under Section 7.3(a) in accordance with the terms hereof, Company shall pay the costs and expenses (including reasonable legal fees and expenses) of Purchaser in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment that results in a judgment against Company for such amounts due under Section 7.3(a).

(e) Any amounts not paid when due pursuant to this Section 7.3 shall bear interest from the date such payment is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date of such payment.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. The parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 7.1. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except (a) for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII) and (b) for the confidentiality provisions of Section 5.2 and all of the provisions of Section 3.1(i), Section 3.2(bb), Section 5.14(b), Section 7.2, Section 7.3 and Article VIII which shall survive termination.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Purchaser or Merger Sub, to

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Attention: John Cannon

Facsimile No.: (317) 488-6821

with a copy to

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention:        Daniel G. Dufner, Jr.

Facsimile No.: (212) 903-9100

(b) if to Company, to

Amerigroup Corporation

4425 Corporation Lane, Suite 300

Virginia Beach, VA 23462

Attention:        General Counsel

Facsimile No.: (757) 557-6743

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:         Paul T. Schnell

                             Jeremy D. London

Facsimile No.: (917) 777-2322

                              (202) 661-8299

Section 8.3 Interpretation.

(a) When a reference is made in this Agreement to Sections, clauses, paragraphs, Exhibits or Schedules, such reference shall be to a Section or clause or paragraph of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date hereof” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any disclosure schedule delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties, it being understood that all the parties need not sign the same counterpart.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, including the schedules hereto, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Purchaser and Merger Sub, nor Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for: (i) only following the Effective Time, the right of (A) Company’s stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 1.8, (B) the holders of Company Stock Options to receive the aggregate consideration payable in respect of Company Stock Options pursuant to Section 1.11(a) and (C) the holders of Other Stock Awards to receive the aggregate consideration payable in respect of Other Stock Awards pursuant to Section 1.11(b), (ii) the right of Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger to Company’s stockholders), which right is hereby expressly acknowledged and agreed by Purchaser and Merger Sub, (iii) the right of the Indemnified Persons to enforce the provisions of Section 5.6 only and (iv) the right of the Financing Parties to enforce the provisions of Section 8.6 and 8.15. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by Company (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of Company, and no stockholder of Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of Company, shall have any right or ability to exercise or cause the exercise of any such right.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 8.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware without regard to the conflicts of Laws rules thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.8 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of Company, but, after any such adoption, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing executed and delivered by duly authorized officers of each of the parties hereto.

Section 8.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer of the party against which such waiver or extension is to be enforced. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.11 Submission to Jurisdiction; Waivers.

(a) Each of Company, Purchaser and Merger Sub hereby (i) irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of and venue in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 8.2 and Section 8.11(b) hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum or venue, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction; (iv) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts; and (v) irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law.

(b) Each of Company, Purchaser and Merger Sub hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

Section 8.12 Enforcement. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at Law (a) for any actual or threatened breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Section 5.14) and any other agreement or instrument executed in connection herewith and this right shall include the right of Company to cause Purchaser and Merger Sub to seek to enforce the terms of the Financing against the Financing Parties to the fullest extent permissible pursuant to such Financing and applicable Laws and to thereafter cause the Merger to be consummated, in each case, if the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each party waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree that (i) by seeking the remedies provided for in this Section 8.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted and (ii) nothing contained in this Section 8.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.12 before exercising any termination right under Section 7.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 8.12 or anything contained in this Section 8.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.13 Obligation of Purchaser and of Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Company to take any action, such requirement shall be deemed to include an undertaking on the part of Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.14 Definitions. As used in this Agreement:

(a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

(b) “Alternative Transaction” means any of the following events: (i) any tender or exchange offer, direct or indirect merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or any of its Subsidiaries in one transaction or a series of related transactions (any of the above, a “Business Combination Transaction”), with any Person other than Purchaser, Merger Sub or any Affiliate thereof (a “Third Party”) or (ii) the acquisition by a Third Party of 15 per cent or more of the outstanding shares of Company Common Stock, or of 15 per cent or more of the assets or operations of Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

(c) “Antitrust Authorities” means the FTC, the DOJ, the attorneys general of the several states of the United States of America and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

(d) “Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state and foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(e) “Applicable SAP” means, with respect to any insurance company, those accounting practices prescribed or permitted by the commissioner of insurance (or equivalent title) of the state of domicile of such insurance company.

(f) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(g) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(h) “Company Regulated Subsidiary” individually, means any of Amerigroup Community Care of New Mexico, Inc.; Amerigroup Florida, Inc.; Amerigroup Maryland, Inc.; Amerigroup Nevada, Inc.; Amerigroup New Jersey, Inc.; Amerigroup Tennessee, Inc.; Amerigroup Texas, Inc.; Amerigroup Virginia, Inc.; AMGP Georgia Managed Care Company, Inc.; Amerigroup Louisiana, Inc.; Amerigroup Washington, Inc.; Amerigroup New York, LLC; Amerigroup Ohio, Inc.; Amerigroup Kansas, Inc.; and Amerigroup Insurance Company.

(i) “Consents” means any consent, approval, waiver, clearance, exemption, license, permit, franchise, authorization or Order.

(j) “Contract” means any written note, bond, debenture, mortgage, indenture, deed of trust, license, lease or agreement.

(k) “Filing” means any registration, declaration, notice, report, submission or other filing.

(l) “good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

(m) “Health Care Laws” means all Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws (as defined in Section 8.14(r)) and Laws relating to Medicaid programs; (ii) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the administration of health-care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) billings to insurance companies, health maintenance organizations and other managed care plans, claims for reimbursement or otherwise related to insurance fraud and abuse; (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vi) any Laws governing the privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective participants in Company’s Programs; (vii) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs) pursuant to which any of the Company Regulated Subsidiaries is required to be licensed or authorized to transact business; (viii) the Medicare Program Laws; and (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder.

(n) “Knowledge” means (i) with respect to Purchaser, the actual knowledge, after reasonable inquiry of those individuals set forth in Section 8.14(n) of the Purchaser Disclosure Schedule and (ii) with respect to Company, the actual knowledge, after reasonable inquiry of those individuals set forth in Section 8.14(n) of the Company Disclosure Schedule.

(o) “Law” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

(p) “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

(q) “Material Adverse Effect” means, with respect to Purchaser or Company, as the case may be, (i) any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable; provided, however, that no event, change, effect, development or occurrence shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Material Adverse Effect, to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to: (A) any changes in general to the United States or global economic conditions, (B) any changes in conditions generally affecting the healthcare, insurance, health insurance or managed care industry, Medicaid managed care industry, Medicare managed care industry or any other industry in which Company, Purchaser, or any of their respective Subsidiaries operate, (C) any decline in the market price or trading volume of Company Common Stock or Purchaser Common Stock (it being understood that the foregoing shall not preclude Purchaser or Company from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (D) any changes resulting from, arising under or relating to the Supreme Court’s decision regarding Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012); Dept. of Health & Human Servs. v. Florida, Nos. 11-398 & 11-400 (2012) (any such decision, a “Sebelius Decision”), including any state determining not to expand its Medicaid Programs pursuant to the Patient Protection and Affordable Care Act of 2010, (E) any changes in national, state or local regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent that such changes have a materially disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other Persons operating in the Medicaid or Medicare Advantage managed care industry in which Company and any of its Subsidiaries operate (in the case of Company and its Subsidiaries) or in the health benefits businesses in which Purchaser and any of its Subsidiaries operate (in the case of Purchaser and its Subsidiaries), (F) any failure, in and of itself, by Company or Purchaser to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Purchaser or Company from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (G) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement or the Merger or the taking of any action required or contemplated or permitted by this Agreement (it being understood and agreed that actions taken by Company pursuant to its obligations under Section 4.1(a) to conduct its business only in the ordinary course of business shall not be excluded in determining whether a Material Adverse Effect on Company has occurred) or the identity of, or any facts or circumstances relating to, Company, Purchaser, Merger Sub or their respective Subsidiaries, including (I) the impact of any of the foregoing on the relationships, contractual or otherwise, of Company, Purchaser or any of their Subsidiaries with any Governmental Entities, customers, Providers, suppliers, partners, officers or employees or (II) any suspension, amendment, modification or termination of any Contract between Company or any of its Subsidiaries, on the one hand, and CMS, any state agency or any other Governmental Entity, on the other hand (or any request or assertion by CMS, any state agency or any other Governmental Entity that any such Contract be suspended, amended, modified or terminated) or any additional obligations or requirements relating to any such Contract imposed by CMS, any state agency or any other Governmental Entity on Company or Purchaser or any of their respective Subsidiaries, in each case, resulting from, arising out of or relating to any of the foregoing, (H) any adoption, implementation, promulgation, repeal, modification, amendment, change in interpretation, reinterpretation, change or proposal of any Order, protocol or any other Law of or by any Governmental Entity, including any such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal resulting from, arising under or related to any Sebelius Decision, except to the extent that such changes have a materially disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other Persons operating in the Medicaid or Medicare Advantage managed care industry in which Company and any of its Subsidiaries operate (in the case of Company and its Subsidiaries) or in the health benefits businesses in which Purchaser and any of its Subsidiaries operate (in the case of Purchaser and its Subsidiaries), provided that this exception shall not apply to any Sebelius Decision, (I) any change in GAAP or Applicable SAP (or interpretations thereof), (J) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, (K) any taking of any action (or the failure to take any action) at the request of another party hereto or with the consent of another party hereto, (L) any change or announcement of a potential change in the credit rating or A.M. Best rating of Company or any of its Subsidiaries or Purchaser or any of its Subsidiaries, as applicable (it being understood and agreed that the foregoing shall not preclude Company, Purchaser and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (M) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (N) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Merger or the other transactions contemplated hereby or any solicitation of written consents of the stockholders of Company opposing the Required Company Vote, (O) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Entity that, in each case, have general application to Persons providing managed care services similar to the services that are provided by Company, Purchaser or their Subsidiaries or to Persons operating in the industries in which Company, Purchaser or any of their Subsidiaries operate, as applicable, except to the extent that such changes have a materially disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other Persons operating in the Medicaid or Medicare Advantage managed care industry in which Company and any of its Subsidiaries operate (in the case of Company and its Subsidiaries) or in the health benefits businesses in which Purchaser and any of its Subsidiaries operate (in the case of Purchaser and its Subsidiaries), or (P) the failure of Company, Purchaser or any of their Subsidiaries to obtain the right to provide services in any jurisdiction under a Contract with CMS, any state agency or any other Governmental Entity pursuant to any “request for proposal”, procurement, re-procurement or similar process or the failure of any such Contract to be renewed upon its expiration; and (ii) any effect that would prohibit, prevent, materially impair or materially delay the ability of Purchaser or Company, as the case may be, to consummate the transactions contemplated hereby, including the Merger.

(r) “Medicare Program Laws” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, as each has been amended, modified, revised or replaced as well as any final rules and final regulations adopted pursuant to such Acts and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.

(s) [RESERVED]

(t) “Order” means any order, writ, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

(u) “the other party” means, with respect to Company, Purchaser and means, with respect to Purchaser, Company.

(v) “Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) gaps in the chain of title evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof; (vi) statutory landlords’ Liens and Liens granted to landlords under any lease, (vii) licenses to Intellectual Property in the ordinary course of business; (viii) any purchase money security interests, equipment leases or similar financing arrangements; (ix) any Liens which are disclosed on the most recent consolidated balance sheet of Company or notes thereto; and (x) any Liens that are not material to Company, its Subsidiaries or their businesses, taken as a whole.

(w) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a government or political subdivision or an agency or instrumentality thereof.

(x) “Program” means Medicare, Medicaid or any other state or federal health care programs.

(y) “Providers” means any primary care physicians or physician group, medical groups, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional.

(z) “SEC” means the Securities and Exchange Commission.

(aa) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Subsidiaries shall have a correlative meaning.

(bb) “Superior Proposal” means a bona fide unsolicited written proposal made by a Third Party (i) which is for a Business Combination Transaction involving, or any purchase or acquisition of, (A) more than 50 per cent of the voting power of Company’s capital stock or (B) all or substantially all of the consolidated assets or operations of Company and its Subsidiaries and (ii) which is otherwise on terms which Company’s Board of Directors reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors) and, considering all relevant factors as Company’s Board of Directors considers to be appropriate (including, but not limited to, the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal and any amendments to this Agreement proposed in writing by, and binding upon, Purchaser which is received prior to the Board of Directors of the Company’s determination that a Superior Proposal exists), is more favorable from a financial point of view (taking into account the foregoing factors) to the stockholders of Company than the Merger and the other transactions contemplated hereby, and which the Board of Directors of Company determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Company.

(cc) “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, ad valorem, windfall, occupancy, estimated, capital gains, alternative minimum and other taxes, duties, levies, assessments, or other governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions and shall include any liability in respect of taxes (whether by Contract, as a transferee or successor or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group. “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes.

Section 8.15 Financing Parties Arrangements. Notwithstanding anything contained herein to the contrary, including Section 8.11, each of the parties hereto agrees (i) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the federal and New York State courts located in the City of New York and (ii) that the waiver contained in Section 8.6(b) shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

*        *        *

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WELLPOINT, INC.

By:	/s/ Wayne S. DeVeydt
Name:	Wayne S. DeVeydt
Title:	EVP & Chief Financial Officer

WELLPOINT MERGER SUB, INC.

By:	/s/ Wayne S. DeVeydt
Name:	Wayne S. DeVeydt
Title:	President

AMERIGROUP CORPORATION

By:	/s/ James G. Carlson
Name:	James G. Carlson
Title:	Chairman, CEO and President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERIGROUP CORPORATION

1. The present name of the corporation is AMERIGROUP CORPORATION (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 9, 1994 and the Corporation was originally incorporated under the name AMERICAID Community Care. The original Certificate of Incorporation was amended and restated in its entirety on November 9, 2001.

2. The Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

3. The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Certificate shall become effective as of upon filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

5. The Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

FIRST: The name of the corporation (the “Corporation”) is:

AMERIGROUP CORPORATION

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time in effect.

FOURTH: The total number of shares of capital stock that the Corporation has authority to issue is fifteen million (15,000,000) shares of Common Stock, par value $0.01 per share.

FIFTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article FIFTH will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SIXTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

SEVENTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional By-laws and may alter, amend or repeal any By-Law, whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation this     day of July 2012.

AMERIGROUP CORPORATION

By:
Name:
Title:

ANNEX B

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

Goldman

Sachs

PERSONAL AND CONFIDENTIAL

July 9, 2012

Board of Directors

AMERIGROUP Corporation

4425 Corporation Lane

Virginia Beach, VA 23462

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than WellPoint Inc. (“Purchaser”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AMERIGROUP Corporation (the “Company”) of the $92.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 9, 2012 (the “Agreement”), among Purchaser, WellPoint Merger Sub, Inc., a wholly owned subsidiary of Purchaser, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Purchaser and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as sole bookrunner for an offering by the Company of Senior Unsecured Notes due 2019 (aggregate principal amount $400,000,000) in November 2011 and an offering by the Company of Senior Unsecured Notes due 2019 (aggregate principal amount $75,000,000) in January 2012. We also have provided certain investment banking services to Purchaser and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner for an offering by Purchaser of Senior Unsecured Notes due 2020 and 2040 (aggregate principal amount $1,000,000,000) in August 2010, co-manager for an offering of Senior Unsecured Notes due 2017 (aggregate principal amount $400,000,000) and Senior Unsecured Notes due 2021 (aggregate principal amount $700,000,000) in August 2011, and joint bookrunner for an offering by Purchaser of Senior Unsecured Notes due 2022 (aggregate principal amount $850,000,000) in May 2012. We may also in the future provide investment banking services to the Company, Purchaser and their respective affiliates for which our Investment Banking Division may receive compensation.

We further note that concurrently with the Company’s issuance in March 2007 of $240,000,000 aggregate principal amount of 2.00% Convertible Senior Notes due 2012 (the “2012 Convertible Notes”), for which Goldman, Sachs & Co. acted as an initial purchaser, and the exercise in April 2007 by the initial purchasers of the related over-allotment option to purchase an additional $20,000,000 aggregate principal amount of notes, the Company entered into convertible note hedge and issuer warrant transactions with Goldman Sachs International, an affiliate of Goldman, Sachs & Co. (through Wells Fargo Bank, National Association (“Wells Fargo”), which acted as intermediary between Goldman Sachs International and the Company). The convertible note hedge and issuer warrant transactions consisted of the purchase by the Company of call options relating to $260,000,000 aggregate principal amount of 2012 Convertible Notes (which were convertible into up to approximately 6.1 million Shares as of the date of issuance of the 2012 Convertible Notes), and the sale by the Company of warrants in respect of approximately 6.1 million Shares. The convertible note hedge transactions matured in May 2012 and are no longer outstanding. In connection with the settlement of the convertible note hedge transactions, Goldman Sachs International delivered approximately 2.1 million Shares to the Company (through Wells Fargo). The issuer warrant transactions, which have a longer maturity than the convertible note hedge transactions, remain in place as of the date hereof. In accordance with the terms of the issuer warrant transactions, if the Transaction is consummated on or prior to the final expiration date of the warrants, scheduled to be October 22, 2012, Goldman Sachs International would be entitled to receive a payment from the Company (through Wells Fargo) for the early cancellation of the issuer warrant transactions outstanding at such time. The warrants provide, among other things, that within five business days following the cancellation of the warrants, the parties will seek agreement on the amount of the cancellation payment, and if they are unable to agree on such amount Goldman Sachs International, as calculation agent, is required to determine the amount of such cancellation payment in a commercially reasonable manner.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2011; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations; financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the managed care industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us and have, with your consent, relied on such information as being complete and accurate in all material respects. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, and we have relied on the Company with respect to the appropriateness and adequacy of reserves of the Company and actuarial assumptions used by the Company in connection with the Forecasts. In that regard, we have made no analysis of, and express no opinion as to, the appropriateness or adequacy of reserves or actuarial assumptions.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Purchaser and its affiliates) of the Shares, as of the date hereof, of the $92.00 per Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the $92.00 per Share in cash to be paid to the holders (other than Purchaser and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Purchaser or the ability of the Company or Purchaser to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $92.00 per Share in cash to be paid to the holders (other than Purchaser and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

745 Seventh Avenue

New York, NY 10019

United States

July 9, 2012

Board of Directors

Amerigroup Corporation

4425 Corporation Lane

Virginia Beach, VA 23462

Members of the Board of Directors:

We understand that Amerigroup Corporation ( “Amerigroup” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with WellPoint, Inc. (“Wellpoint”) pursuant to which (i) Wellpoint Merger Sub, Inc. an indirect wholly owned subsidiary of Wellpoint (“Merger Sub”) will be merged with and into the Company with the Company surviving the merger (the “Merger”), and (ii) upon the effectiveness of the Merger, each issued and outstanding share of common stock, $0.01 par value, of the Company (the “Company Common Stock”) (other than shares held in treasury, shares owned by Purchaser or Merger Sub or any subsidiary of either the Company or Purchaser or shares as to which dissenters’ rights have been perfected) will be converted into the right to receive $92.00 in cash (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of July 9, 2012 (the “Agreement”), among the Company, Merger Sub, and Wellpoint. The summary of the Proposed Transaction is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement dated July 9, 2012 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company’s Common Stock from July 6, 2011 to July 6, 2012; (5) published estimates of independent research analysts with respect to price targets of the Company; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the

C-1

Company as to the future financial performance of the Company and we have relied on such projections in performing our analysis and arriving at our opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not asked us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion, and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for Wellpoint in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) served as senior co-manager on Wellpoint’s $1.75bn senior notes offering in May 2012, (ii) served as a bookrunner on Wellpoint’s $1.1bn notes offering in August 2011; and (iii) served as a lender in Wellpoint’s senior credit facility.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Wellpoint for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

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ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

a. Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c.14 §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

AMERIGROUP CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, Proxy Cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY

AMERIGROUP CORPORATION
The Board of Directors recommends you vote FOR each of the following proposals:				For	Against	Abstain
1

To adopt the Agreement and Plan of Merger, dated as of July 9, 2012, by and among WellPoint, Inc., the Company and WellPoint Merger Sub, Inc., an indirect wholly-owned subsidiary of WellPoint (as it may be amended from time to time, the “Merger Agreement”).

				☐	☐	☐
2

To approve an adjournment of the Special Meeting, if necessary or appropriate in the view of the Board of Directors, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement.

				☐	☐	☐
3	To approve, on a non-binding, advisory basis, certain compensation that will or may become payable by the Company to its named executive officers that is based on or otherwise relates to the merger.			☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any postponement, adjournment or delay thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made this proxy will be voted FOR each of proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

[                    ], 2012

The stockholder(s) hereby appoint(s) James W. Truess and Nicholas J. Pace, Esq., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of AMERIGROUP Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders (the “Special Meeting”) to be held at [        ], local time, on [                    ], 2012 in the Hargroves Conference Center located at the Amerigroup National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, and any adjournment, postponement, or delay thereof.

The availability of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies with respect to the shares of Common Stock represented by this proxy given in connection with this Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” the adoption of the Merger Agreement, “FOR” the approval of an adjournment of the Special Meeting, if necessary or appropriate in the view of the Board of Directors, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement, and “FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may become payable by the Company to its named executive officers that is based on or otherwise relates to the merger.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.